Exhibit 10.1

LOAN AGREEMENT

dated as of June 1, 2017

between

731 OFFICE ONE LLC,

as Borrower

and

DEUTSCHE BANK AG, NEW YORK BRANCH

and

CITIGROUP GLOBAL MARKETS REALTY CORP.

collectively, as Lender

PROPERTY: OFFICE UNIT 1 AND OFFICE UNIT 2, BEACON COURT

CONDOMINIUM, 731 LEXINGTON AVENUE, NEW YORK, NEW YORK

i

v

		Page
Section 10.13.	Offsets, Counterclaims and Defenses	129
Section 10.14.	No Joint Venture or Partnership; No Third Party Beneficiaries	130
Section 10.15.	Publicity	130
Section 10.16.	Waiver of Marshalling of Assets	130
Section 10.17.	Certain Waivers	130
Section 10.18.	Conflict; Construction of Documents; Reliance	131
Section 10.19.	Brokers and Financial Advisors	131
Section 10.20.	Prior Agreements	131
Section 10.21.	Servicer	131
Section 10.22.	No Fiduciary Duty	132
Section 10.23.	Creation of Security Interest	133
Section 10.24.	Assignments and Participations	133
Section 10.25.	Counterparts	134
Section 10.26.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	134
Section 10.27.	Co-Lenders	135
Section 10.28.		134

Schedules and Exhibits

Schedules:

Schedule I	-	Reserved
Schedule II	-	Reserved
Schedule III	-	Organization of Borrower
Schedule IV	-	Exceptions to Representations and Warranties
Schedule V	-	Definition of Special Purpose Bankruptcy Remote Entity
Schedule VI	-	Recycled Entity Certificate
Schedule VII	-	Ratable Share

Exhibits:

Exhibit A	-	Legal Description
Exhibit B	-	Secondary Market Transaction Information
Exhibit C	-	Form of Alteration Deficiency Guaranty
Exhibit D	-	Form of Contribution Agreement
Exhibit E	-	Standard Form of Lease
Exhibit F	-	Reserved
Exhibit G	-	Reserved
Exhibit H	-	Form of Completion Guaranty

LOAN AGREEMENT

This LOAN AGREEMENT, dated as of June 1, 2017 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between DEUTSCHE BANK AG, NEW YORK BRANCH, a branch of Deutsche Bank AG, a German bank, authorized by the New York Department of Financial Services, having an address at 60 Wall Street, 10th Floor, New York, New York 10005 (together with its permitted successors and assigns, “DB”) and CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation, having an address at 390 Greenwich Street, 7th Floor, New York, NY 10013 (together with its permitted successors and assigns, “Citi”; each of DB and Citi, a “Co-Lender” and, collectively, together with their respective successors and assigns, “Lender”) and 731 OFFICE ONE LLC, a Delaware limited liability company, having an address at c/o Alexander’s, Inc., 210 Route 4 East, Paramus, New Jersey 07652 (together with its permitted successors and assigns, “Borrower”).

All capitalized terms used herein shall have the respective meanings set forth in Article 1 hereof.

W I T N E S S E T H :

WHEREAS, Borrower desires to obtain the Loan from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms and conditions of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

I.

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1.    Specific Definitions.

For all purposes of this Agreement, except as otherwise expressly provided:

“Acceptable Leasing Expenses” shall mean actual out-of-pocket expenses (including brokerage commissions and tenant allowances and improvements) incurred by Borrower in leasing space at the Property pursuant to Leases entered into in accordance with the Loan Documents, which expenses are in each case on market terms and conditions or on such other terms and conditions as are approved by Lender, which approval shall not be unreasonably withheld.

“Acknowledgment” shall mean (i) with respect to the initial Interest Rate Cap Agreement, the Acknowledgment, dated on or about the date hereof made by Counterparty and (ii) with respect to any Replacement Interest Rate Cap Agreement, the Acknowledgment made by an Approved Counterparty, which Acknowledgment shall be in substantially the same form as the Acknowledgment delivered by Counterparty in connection with the initial Interest Rate Cap Agreement or shall otherwise be in form and substance reasonably acceptable to Lender.

“Affiliate” shall mean, as to any Person, any other Person that (i) owns directly or indirectly fifty percent (50%) or more of all equity interests in such Person, and/or (ii) is in Control of, is Controlled by or is under common ownership or Control with such Person.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Deficiency Guaranty” shall mean a guaranty (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time) in favor of Lender pursuant to the terms and provisions of Section 4.12.2 of this Agreement, which shall be substantially in the form attached hereto as Exhibit C and shall be executed and delivered by a Qualified Guarantor.

“Alteration Threshold” shall mean five percent (5%) of the Outstanding Principal Balance; provided, however, that the list of any alterations performed which are detailed in the proviso to the definition of Material Alteration shall not be included in determining whether an alteration exceeds the Alteration Threshold.

“ALX” means Alexander’s, Inc., a Delaware corporation, and its permitted successors by merger, consolidation or transfer of all or substantially all of the assets of Alexander’s, Inc., subject to any applicable terms, covenants and/or conditions of this Agreement.

“ALX Letter of Credit Agreement” shall mean that certain letter agreement, of even date herewith, by and between ALX and Lender, and acknowledged, agreed and consented to by Borrower, under which ALX agrees to maintain possession and control of the Bloomberg Letters of Credit for the Term, subject to ALX’s obligations thereunder to deliver the Bloomberg Letters of Credit to Lender, or to allow Borrower to draw upon the same, as and when required thereunder.

“ALX Ownership Condition” shall mean one or more of (i) VRLP, (ii) VRT, (iii) one or more Interstate Parties and/or (iv) one or more Eligible Qualified Owners owns (beneficially and economically) and controls not less than twenty-five percent (25%) of the shares outstanding in ALX.

“Annual Budget” shall mean the operating and capital budget for the Property setting forth, on a month-by-month basis, in reasonable detail, each line item of Borrower’s good faith estimate of anticipated Operating Income, Operating Expenses and Capital Expenditures for the applicable Fiscal Year.

“Approved Capital Expenditures” shall mean Capital Expenditures incurred by Borrower and either (i) included in the Approved Annual Budget or (ii) approved by Lender, which approval shall not be unreasonably withheld or delayed.

“Approved Counterparty” shall mean a bank or other financial institution (or its guarantor, as applicable) which has (a) a long-term unsecured debt rating of “A+” or higher by S&P, (b) a long-term unsecured debt rating of “A1” or higher by Moody’s and (c) if rated by Fitch, a long-term unsecured debt rating of “A+” or higher by Fitch (collectively, the “Required Ratings”).

“Assignment of Agreements” shall mean that certain Collateral Assignment of Agreements, Licenses, Permits and Contracts, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee.

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee.

“Assignment of Leasing Agreement” shall mean that certain Assignment of Leasing Agreement and Subordination of Commission Fees, dated as of the date hereof, among Borrower, Alexander’s Management LLC, a New York limited liability company, and Lender.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among Borrower, Manager and Lender.

“Assumed Note Rate” shall mean an interest rate equal to the sum of 1%, plus the Spread plus LIBOR as determined on the preceding Interest Determination Date.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect to all or any part of the Property.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder.

“Bloomberg” shall mean Bloomberg L.P., a Delaware limited partnership, or any successor Tenant under the Bloomberg Lease in accordance with the terms hereof.

“Bloomberg Lease” shall mean, that certain Agreement of Lease, dated as of April 30, 2001, between Seven Thirty One Limited Partnership, a New York limited partnership (predecessor-in-interest to Borrower) (“Original Landlord”), as landlord, and Bloomberg, as tenant, as amended by (i) that certain letter agreement, dated as of December 20, 2001, between Original Landlord and Bloomberg, (ii) that certain letter agreement, dated as of January 30, 2002, between Original Landlord and Bloomberg, (iii) that certain First Amendment of Lease, dated as of April 19, 2002, between Original Landlord and Bloomberg, (iv) that certain letter agreement, dated as of July 3, 2002, between Original Landlord and Bloomberg, (v) that certain letter agreement, dated as of September 30, 2002, between 731 Commercial LLC, a Delaware limited liability company (successor-in-interest to Original Landlord) (“731 Commercial”) and Bloomberg, (vi) that certain letter agreement, dated as of February 5, 2003, between 731 Commercial and Bloomberg, (vii) that certain letter agreement, dated as of March 14, 2003, between 731 Commercial and Bloomberg, (viii) that certain letter agreement, dated as of April 14, 2003, between 731 Commercial and Bloomberg, (ix) that certain letter agreement, dated as of May 22, 2003, between 731 Commercial and Bloomberg, (x) that certain letter agreement, dated as of November 4, 2003, between 731 Commercial and Bloomberg, (xi) that certain letter agreement, dated as of November 14, 2003, between 731 Commercial and Bloomberg, (xii) that certain letter agreement, dated as of September 29, 2004, between Borrower (successor-in-interest to 731 Commercial) and Bloomberg, (xiii) those certain two letter agreements, dated as of February 7, 2005, between Borrower and Bloomberg, (xiv) that certain letter agreement, dated as of March 8, 2005, between Borrower and Bloomberg, (xv) that certain letter agreement, dated as of December 31, 2009, between Borrower and Bloomberg, (xvi) that certain Second Amendment of Lease, dated as of January 12, 2016, between Borrower and Bloomberg, and (xvii) that certain Third Amendment of Lease, dated as of April 20, 2017, between Borrower and Bloomberg, as so amended and as the same may be further amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Bloomberg Lease Default” shall mean the occurrence of an “Event of Default” as such term is defined in the Bloomberg Lease.

“Bloomberg Letters of Credit” shall mean, collectively, (a) that certain Irrevocable Standby Letter of Credit No. OSB22543NYA, dated as of January 28, 2016, issued by The Bank of Nova Scotia, New York Agency in favor of Borrower and its successors and assigns, as beneficiary, in the notional amount of $150,000,000, the applicant and customer under which is Bloomberg and (b) that certain Irrevocable Standby Letter of Credit No. 04140124, dated as of January 29, 2016, issued by BNP Paribas in favor of Borrower and its successors and assigns, as beneficiary, in the notional amount of $50,000,000, the customer under which is Bloomberg, as either of the foregoing may be amended, restated, extended, replaced, supplemented or otherwise modified from time to time, and including without limitation, any other letter of credit delivered by or on behalf of Bloomberg with respect to the Bloomberg Lease.

“Borrower Affiliate” shall mean (i) any Affiliate of Borrower, (ii) VRLP, VRT or any Affiliate of VRLP or VRT, so long as, in each case, VRLP, VRT or any Affiliate of VRLP or VRT owns directly or indirectly ten percent (10%) or more of the direct or indirect ownership interests in ALX, and/or (iii) any director or officer of Borrower or of a Borrower Affiliate.

“Business Day” shall mean any day other than (i) a Saturday and a Sunday and (ii) a day on which federally insured depository institutions in the State of New York or the states in which the corporate trust office of Lender’s trustee or certificate administrator and the offices of Lender, its Servicer or its Servicer’s collection account are located are authorized or obligated by law, governmental decree or executive order to be closed.

“Bylaws” shall mean the Bylaws of the Beacon Court Condominium as in effect on the date hereof (together with any amendments or supplements thereto, subject to terms, covenants and/or conditions of this Agreement).

“Calculation Date” shall mean the last day of each calendar quarter during the Term.

“Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to the Property (excluding tenant improvements) and required to be capitalized according to GAAP.

“Cash Management Agreement” shall mean that certain Cash Management Agreement of even date herewith among Lender, Deposit Bank, Borrower, and Manager.

“Citi” shall have the meaning set forth in the introductory paragraph hereto.

“Clearing Account Agreement” shall mean that certain Deposit Account Control Agreement dated the date hereof by and among Borrower, Lender, Manager and the Clearing Bank.

“Clearing Bank” means Wells Fargo Bank, National Association, or such other Eligible Institution as may be selected by Borrower and reasonably approved by Lender.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Co-Lender” shall have the meaning set forth in the introductory paragraph hereto.

“Common Elements” shall mean the “Common Elements” as defined in the Condominium Declaration.

“Common Expenses” shall mean all common expenses of the Condominium incurred pursuant to the Condominium Documents (including, for the avoidance of doubt, common expenses incurred pursuant to the Condominium Declaration).

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condominium” shall mean the condominium regime created under, and governed by, the Condominium Documents.

“Condominium Act” shall mean the provisions of Article 9-B of the Real Property Law of the State of New York, as the same may be amended from time to time.

“Condominium Board” shall mean (i) the organization managing the Condominium by virtue of the Condominium Act and the Condominium Documents on behalf of all the owners of the Units comprising the Condominium and (ii) the organization managing Office Unit 1(as such term is defined in the Condominium Declaration) and Office Unit 2 (as such term is defined in the Condominium Declaration) by virtue of the Condominium Act and the Condominium Documents on behalf of all the owners of the Office Units (as such term is defined in the Condominium Declaration).

“Condominium Common Charges” shall mean the share of Common Expenses payable by Borrower as owner of the Property or any portion thereof under the Condominium Documents.

“Condominium Declaration” shall mean that certain Amended and Restated Declaration of Beacon Court Condominium made under the Condominium Act, dated February 8, 2005 and recorded on March 9, 2005, in the Office of the Register, The City of New York, County of New York, in CRFN 2005000139245 (together with any permitted modifications, amendments, restatements or supplements).

“Condominium Documents” shall mean all documents, as required by the Condominium Act and otherwise, relating to the submission of the Property to the provisions of said

Condominium Act or to the regulation, operation, administration or sale thereof after such submission, including, but not limited to, the Condominium Declaration (and all exhibits and schedules annexed thereto), articles of incorporation, if applicable, Bylaws and rules and regulations of a condominium, floor plans and plats.

“Condominium Property” shall mean the General Common Elements, the Office Common Elements and the Office Limited Common Elements.

“Condominium Proxy” shall mean, individually or collectively as the context may require, those certain an irrevocable proxy agreements, each dated as of the date hereof, given by Borrower to Lender in connection with the Loan with respect to the exercise of Borrower’s rights on the Condominium Board.

“Confirmed Qualified Owner” shall mean a Person with respect to which Rating Agency Confirmation has been obtained and that would have been a Eligible Qualified Owner under one or more of clauses (a) through (e) of the definition thereof had the minimum dollar amounts specified therein been half of the amounts actually specified therein.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Special Taxes or branch profits Special Taxes.

“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise, and Control shall not be deemed absent solely because a non-managing member, partner or shareholder shall have veto rights with respect to major decisions, and the terms Controlled, Controlling and Common Control shall have correlative meanings.

“Control and Ownership Condition” means a condition that is satisfied if and for so long as each of the following is true: (1) one or more of ALX (so long as the ALX Ownership Condition is satisfied), VRLP, VRT, one or more Interstate Parties and/or one or more Eligible Qualified Owners, individually or collectively, Control Borrower and own at least 25% of the equity interests in Borrower (directly or indirectly) (the foregoing, collectively, the “Controlling Owner”), and (2) the Property is managed by a Qualified Manager.

“Counterparty” shall mean, with respect to the initial Interest Rate Cap Agreement, [                                        ] and with respect to any Replacement Interest Rate Cap Agreement, any Approved Counterparty thereunder.

“DB” shall have the meaning set forth in the introductory paragraph hereto.

“Debt” shall mean the Outstanding Principal Balance together with all interest accrued and unpaid thereon and all other sums (including any Spread Maintenance Premium, if applicable) due to Lender from time to time in respect of the Loan under the Note, this Agreement, the Mortgage, the Environmental Indemnity or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period, the scheduled interest payments due under the Note in such period.

“Debt Service Coverage Ratio” shall mean a ratio for the applicable period, reasonably determined by Lender, in which:

(a)    the numerator is the Net Operating Income for such period; and

(b)    the denominator is the aggregate Debt Service payable for such period, as calculated assuming an interest rate equal to the Spread for the Loan plus the Strike Price.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” shall mean, with respect to any Note or Note Component, a rate per annum equal to the lesser of (i) the Maximum Legal Rate or (ii) three percent (3%) above the applicable Interest Rate.

“Deposit Account” shall mean an Eligible Account at the Deposit Bank.

“Deposit Bank” shall mean Wells Fargo Bank, N.A. or such other bank as shall be designated from time to time by Lender (which other bank shall at all times be an Eligible Institution), provided that so long as Wells Fargo Bank, N.A. is an Eligible Institution, unless an Event of Default has occurred and is continuing hereunder, Lender may not replace Wells Fargo Bank, N.A. without obtaining Borrower’s prior written consent to any replacement (such consent not to be unreasonably withheld).

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution, having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authorities. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s, F-1 by Fitch and R-1 (middle) by DBRS in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “A+” by Fitch and S&P, “A1” by Moody’s and A by DBRS, or such other depository institution otherwise approved by the Rating Agencies from time to time.

“Eligible Qualified Owner” shall mean a Qualified Transferee that is any one of the following (or is wholly owned and Controlled by any one or more of the following):

(a)    a pension fund, pension trust or pension account satisfying the Experience Threshold that (i) owns real estate assets in excess of $2,000,000,000 (exclusive of the Property) and (ii) is managed by a Person that controls (by ownership or management) real estate assets in excess of $2,000,000,000 (exclusive of the Property);

(b)    a pension fund advisor satisfying the Experience Threshold that (i) immediately prior to any transfer of the Property to such Person, controls (by ownership or management) real estate assets in excess of $2,000,000,000 (exclusive of the Property) and (ii) is acting on behalf of one or more pension funds that, in the aggregate, own real estate assets in excess of $2,000,000,000 (exclusive of the Property);

(c)    an insurance company which is subject to the jurisdiction of an insurance commissioner (or similar official or agency) of any state or territory of the United States (including the District of Columbia) satisfying the Experience Threshold that (i) has a Net Worth, as of a date not more than six (6) months prior to the date of the transfer of the Property or an interest therein to such insurance company, of at least $1,000,000,000 and (ii) controls (by ownership or management) real estate assets in excess of $2,000,000,000 (exclusive of the Property);

(d)    a corporation organized under the banking laws of the United States or any state or territory of the United States (including the District of Columbia) satisfying the Experience Threshold that (i) has a combined capital and surplus equal to at least $1,000,000,000 and (ii) controls (by ownership or management) real estate assets of at least $2,000,000,000 (exclusive of the Property);

(e)    a Person satisfying the Experience Threshold that (i) has a long-term unsecured debt rating from each Rating Agency that rates such Person’s long-term unsecured debt, and in any event from at least two (2) of the Rating Agencies, that is Investment Grade or (ii) (A) has a Net Worth, as of a date not more than six (6) months prior to the date of any transfer of the Property to such Person, of at least $1,000,000,000 and (B) controls (by ownership or management) real estate assets of at least $2,000,000,000 (exclusive of the Property);

(f)    a Confirmed Qualified Owner; and/or

(g)    an investment fund, limited liability company, limited partnership or general partnership (a “Permitted Investment Fund”) where (i) a Permitted Fund Manager satisfying the Experience Threshold acts (directly or indirectly) as general partner, managing member or fund manager, and (ii) the Permitted Investment Fund has a Net Worth of at least $1,000,000,000 excluding the Property and either the Permitted Fund Manager or the Permitted Investment Fund is regularly engaged in the business of controlling (by ownership or management) real estate assets.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement dated as of the date hereof executed by Borrower in connection with the Loan for the benefit of Lender.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean at any time, each trade or business (whether or not incorporated) that would, at the time, be treated together with Borrower as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Excluded Taxes” shall mean (a) Special Taxes (including any additions to tax, penalties and interest) imposed on or measured by net income (however denominated) or net profits (including any branch profits or franchise taxes) of, or required to be withheld or deducted from any payment to any Co-Lender or any of its Affiliates, divisions or branches by the jurisdiction imposing such Special Tax (or any political subdivision thereof) (i) as a result of such Co-Lender (or Affiliate, divisions or branches of such Co-Lender) being a resident or deemed to be resident, is organized, maintains an office, or carries on business or is deemed to carry on business to which such payment relates, in the jurisdiction imposing such taxes or (ii) that are Other Connection Taxes; (b) any U.S. federal withholding tax that is imposed on amounts payable to or for the account of such Co-Lender (or any transferee, successor or assignee thereof, including any Person that is sold or assigned an interest in the Loan pursuant to Article IX) under the law in effect at the time such Co-Lender (or such transferee, successor or assignee) becomes a party to this Agreement or changes its lending office, except in each case to the extent that, pursuant to Section 2.9.2, amounts with respect to such Special Taxes were payable either to such Co-Lender’s (or such transferee’s, successor’s or assignee’s) assignor immediately before such Co-Lender (or such transferee, successor or assignee) became a party hereto or to such Co-Lender (or such transferee, successor or assignee) immediately before it changed its lending office, (c) any backup withholding taxes; (d) taxes imposed on account of such Co-Lender not providing documentation (including documentation regarding direct or indirect owners) that would have reduced or eliminated such taxes, provided that such Co-Lender is legally entitled to provide such documentation; and (e) U.S. federal withholding taxes imposed on account of Sections 1471-74 of the Code (or any similar or successor provision that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Excusable Delay” shall mean a delay solely due to acts of God, Governmental Authority restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppages, shortages of labor or materials or other causes beyond the reasonable control of Borrower (including any delays in any determinations under the Condominium Documents as to whether or not the building will be restored and any delays caused by the owner of a Unit other than Borrower).

“Experience Threshold” shall mean the ownership and/or management of more than 5,000,000 leasable square feet (excluding the Property) of institutional class office properties located in central business districts of major urban centers of the United States of America, with at least five (5) years’ experience in the ownership and/or management of such properties.

“Extension Notice” shall mean the First Extension Notice, the Second Extension Notice, the Third Extension Notice or the Fourth Extension Notice, as applicable.

“Extension Option” shall mean the First Extension Option, the Second Extension Option, the Third Extension Option or the Fourth Extension Option, as applicable.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the Term, or such other fiscal year as may be selected by Borrower and approved by Lender, which approval shall not be unreasonably withheld, delayed or conditioned.

“Fitch” shall mean Fitch, Inc.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession as of the date of the applicable financial report or other date when GAAP is applicable.

“General Common Elements” shall mean the “General Common Elements” as such term is defined in the Condominium Declaration.

“Governmental Authority” shall mean any court, board, agency, department, committee, commission, central bank, office or authority of any nature whatsoever (including any political subdivision or instrumentality thereof) for any governmental or quasi-governmental unit (whether federal, state, commonwealth, county, district, municipal, city, parish, provincial or otherwise) (whether of the government of the United States or any other nation) now or hereafter in existence (including any supra-national bodies such as the European Union or the European Central Bank and any intergovernmental organizations such as the United Nations).

“Gross Income” shall mean, for the applicable calculation period, an amount equal to:

(A)    the sum of the following amounts (without duplication): (i) actual base rents received by Borrower during the four calendar quarters then most recently ended under Leases at the Property with Tenants that have accepted possession and are paying full unabated base rent as of the date of such calculation (“Bona Fide Leases”), adjusted to annualize rent increases that commenced during such four calendar quarters or that will commence within 30 days following the end of such four calendar quarters (in each case only with respect to permanent rent increases specified in the corresponding Leases); (ii) actual percentage rents, escalation payments, payments on account of electricity, condenser water usage and overtime charges, other recoveries and other sundry charges received by Borrower under Bona Fide Leases during such four calendar quarters; (iii) pro forma base rents for Leases at the Property entered into as of the date of calculation if as of such date the Tenant under each such Lease has taken possession of its premises, nine (9) months or less of rent abatements remain outstanding under such Lease, and all of Borrower’s obligations which are conditions to the commencement of each such Lease have been satisfied (excluding de minimis amounts owed to the Tenant under such Lease and amounts owed to the Tenant under such Lease for which Lender is holding reserves); and (iv) actual cash flow receipts received by Borrower from other sources at the Property during such four calendar quarters (to the extent not covered in (i) through (iii) above); less

(B)    the sum of the following amounts (without duplication): (i) any amounts included in (A) above representing sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, tax rebates, refunds, proceeds from the sale of furniture, fixtures and equipment or any other sale, transfer or exchange, proceeds from any financing, capital contributions, interest income from any source other than the Deposit Account, the Accounts or other accounts required to be maintained for the benefit of Lender pursuant to the Loan Documents, Insurance Proceeds (other than business interruption or rent loss insurance proceeds), Awards, forfeited Tenant security deposits (other than if applied in the ordinary course to the payment of rent and the Tenant under the applicable Lease is otherwise not in default thereunder beyond any applicable notice and cure periods), utility and other similar deposits, Lease Termination Payments and any other extraordinary or other non-recurring revenues; and (ii) any amounts included in (A) above received (w) from Tenants not paying full, unabated base rent as of the date of calculation (except as set forth in clause (iii) above), (x) from Tenants that are in material default of their obligations to pay monthly base rent under their Leases and such default has remained uncured for thirty (30) days, (y) from Tenants that are the subject of a bankruptcy or other insolvency proceeding (unless such Leases have been affirmed in the applicable bankruptcy or insolvency proceeding), and (z) from Tenants under month-to-month Leases (provided, however, that any Lease that has continued on a month-to-month basis for more than six (6) months and neither Borrower nor Tenant has delivered notice of an intention to terminate shall not constitute a month-to-month Lease) or Leases where the term expires within thirty (30) days from the determination of Gross Income (unless an extension of such Lease or a new Lease has been executed).

“Gross Revenue” shall mean all revenue derived from the ownership and operation of the Property from whatever source, including Rents and any Insurance Proceeds (whether or not Lender elects to treat any such Insurance Proceeds as business or rental interruption Insurance Proceeds pursuant to Section 5.4(f)).

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, except if the partnership, operating or similar agreement provides that the same is waived to the extent such Person lacks funds to pay the same, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case for which such Person is liable or its assets are liable, whether such Person (or its assets) is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss and (vii) all obligations under any PACE Loans.

“Indemnified Taxes” means Special Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by Borrower under any Loan Document.

“Independent” shall mean, when used with respect to any Person, a Person who: (i) does not have any direct financial interest or any material indirect financial interest in Borrower or in any Borrower Affiliate, (ii) is not connected with Borrower or any Borrower Affiliate as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer or person performing similar functions (other than as a result of providing services to Borrower or any Borrower Affiliate) and (iii) is not a member of the immediate family of a Person defined in clauses (i) or (ii) above.

“Independent Accountant” shall mean (i) a firm of nationally-recognized, certified public accountants which is Independent and which is selected by Borrower and is either a “Big 4” accounting firm or is otherwise reasonably acceptable to Lender or (ii) such other certified public accountant(s) selected by Borrower, which is Independent and reasonably acceptable to Lender.

“Insolvency Opinion” shall mean that certain bankruptcy non-consolidation opinion letter dated the date hereof delivered by Locke Lord LLP in connection with the Loan.

“Interest Determination Date” shall mean, (A) with respect to the Initial Interest Period, the date that is two (2) Business Days before the Closing Date and (B) with respect to any other Interest Period, the date which is two (2) Business Days prior to the fifteenth (15th) day of each calendar month. When used with respect to an Interest Determination Date, Business Day shall mean any day on which banks are open for dealing in foreign currency and exchange in London.

“Interest Rate” shall mean, with respect to each Interest Period, an interest rate per annum equal to (i) for a LIBOR Loan, the sum of (a) LIBOR, determined as of the Interest Determination Date immediately preceding the commencement of such Interest Period and, plus (b) the Spread; and (ii) for a Prime Rate Loan, the sum of (a) the Prime Rate, plus (b) the Prime Rate Spread.

“Interest Rate Cap Agreement” shall mean the Confirmation and Agreement (together with the confirmation and schedules relating thereto), dated on or about the date hereof, between the Counterparty and Borrower, obtained by Borrower and collaterally assigned to Lender pursuant to this Agreement. After delivery of a Replacement Interest Rate Cap Agreement to Lender, the term Interest Rate Cap Agreement shall be deemed to mean such Replacement Interest Rate Cap Agreement. The Interest Rate Cap Agreement shall be governed by the laws of the State of New York and shall contain each of the following:

(a)    the notional amount of the Interest Rate Cap Agreement shall be equal to the Outstanding Principal Balance;

(b)    the remaining term of the Interest Rate Cap Agreement shall at all times extend through the end of the Interest Period in which the Maturity Date occurs as extended from time to time pursuant to this Agreement and the Loan Documents;

(c)    the Interest Rate Cap Agreement shall be issued by the Counterparty to Borrower and shall be pledged to Lender by Borrower in accordance with this Agreement;

(d)    the Counterparty under the Interest Rate Cap Agreement shall be obligated to make a stream of payments, directly to the Clearing Account (whether or not an Event of Default has occurred) from time to time equal to the product of (i) the notional amount of such Interest Rate Cap Agreement multiplied by (ii) the excess, if any, of LIBOR (as defined herein) over the Strike Price and shall provide that such payment shall be made on a monthly basis in each case not later than (after giving effect to and assuming the passage of any cure period afforded to such Counterparty under the Interest Rate Cap Agreement, which cure period shall not in any event be more than three Business Days) each Monthly Payment Date;

(e)    the Counterparty under the Interest Rate Cap Agreement shall execute and deliver the Acknowledgment; and

(f)    the Interest Rate Cap Agreement shall impose no material obligation on the beneficiary thereof (after payment of the acquisition cost) and shall be in all material respects reasonably satisfactory in form and substance to Lender and shall satisfy applicable Rating Agency standards and requirements, including, without limitation, provisions satisfying Rating Agencies standards, requirements and criteria (i) that incorporate representations by the Counterparty that no withholding taxes shall apply to payments by the Counterparty, and provide for “gross up” payments by the Counterparty for any withholding tax, and (ii) whereby the Counterparty agrees not to file or join in the filing of any petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law.

“Interstate” shall mean Interstate Properties, a New Jersey general partnership.

“Interstate Parties” shall mean, collectively (i) Interstate, so long as Interstate is Controlled by any one or more of Roth, Mandelbaum and Wight, (ii) Steven Roth (“Roth”), (iii) David Mandelbaum (“Mandelbaum”), (iv) Russell B. Wight, Jr. (“Wight”), or (v) any trust Controlled by any of the Persons described in clauses (ii), (iii) or (iv) created for the benefit of any of the Persons described in clauses (ii), (iii) or (iv) or any of the immediate family members (including children by adoption) of the Persons referred to in clauses (ii), (iii) or (iv).

“Investment Grade” shall mean, with respect to any Person, that the long-term unsecured debt obligations of such Person are rated at least “BBB-” by S&P or its equivalent by another Rating Agency.

“Lease” shall mean any lease, sublease, sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted by Borrower (or any predecessor-in-interest of Borrower) a possessory interest in, or right to use or occupy, all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease, or other agreement entered into in connection with such lease, sublease, sub-sublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Leasing Agreement” shall mean that certain Real Estate Retention Agreement, dated February 28, 2014, between Borrower and Alexander’s Management LLC, a New York limited liability company (the “Leasing Agent”), pursuant to which the Leasing Agent is to provide leasing and other services with respect to the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Loan, any Secondary Market Transaction with respect to the Loan, Borrower or the Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Securities Act, the Exchange Act, Regulation AB, the rules and regulations promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, zoning and land use laws, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof, but for the avoidance of doubt, excluding the Condominium Documents.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable (without payment of any transfer fee), clean sight draft letter of credit (either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Stated Maturity Date) in favor of Lender and entitling Lender to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution; provided that a letter of credit shall cease to be a Letter of Credit if at any time the issuing institution is no longer an Eligible Institution. The following terms and conditions shall apply to each Letter of Credit:

(a)    Each such Letter of Credit shall expressly provide that partial draws are permitted thereunder.

(b)    Each such Letter of Credit shall expressly provide that it is freely transferable (without payment of any transfer fee) to any successor or assign of Lender.

(c)    Lender shall be entitled to draw on any Letter of Credit immediately and without further notice (1) upon the occurrence and during the continuance of any Event of Default, (2) if Borrower shall not have delivered to Lender, no less than thirty (30) days prior to the expiration date of such Letter of Credit (including any renewal or extension thereof), a renewal or extension of such Letter of Credit or a replacement Letter of Credit for a term of not less than one year (or through the date that is thirty (30) days beyond the Maturity Date, whichever is earlier), or (3) within ten (10) Business Days after receiving notice from Lender that the issuing institution is not an Eligible Institution, either (x) deliver to Lender a replacement Letter of Credit or (y) deposit with Lender cash collateral in lieu of such Letter of Credit or (z) deliver to Lender a guaranty from a Qualified Guarantor in form and substance reasonably satisfactory to Lender, if and only if such a guaranty is expressly permitted to be delivered hereunder in respect of the matter for which such Letter of Credit was delivered.

“LIBOR” shall mean, with respect to each Interest Period and each Interest Determination Date, the rate per annum (rounded to the nearest 1/1,000 of 1% (0.001%)) calculated by the Lender as set forth below:

(a)    The rate for deposits in U.S. Dollars for a one-month period that appears on Reuters Screen LIBOR01 Page (or its equivalent) as of 11:00 a.m., London time, on such Interest Determination Date.

(b)    If such rate does not appear on Reuters Screen LIBOR01 Page (or its equivalent) as of 11:00 a.m., London time, on the applicable Interest Determination Date, the Lender shall request the principal London office of any four major reference banks in the London interbank market selected by the Lender to provide such reference bank’s offered quotation to prime banks in the London interbank market for deposits in United States dollars for a one-month period as of 11:00 a.m., London time, on such Interest Determination Date in a principal amount of not less than $1,000,000 that is representative for a single transaction in the relevant market at the relevant time. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If only one quotation is provided, the Lender shall request any three major banks in New York City selected by the Lender to provide each such bank’s rates for loans in U.S. Dollars to leading European banks for a one-month period as of 11:00 a.m., New York City time, on such Interest Determination Date in a principal amount not less than $1,000,000 that is representative for a single transaction in the relevant market at the relevant time, and if at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates.

“LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon LIBOR.

“Lien” shall mean any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, assignment, security interest, PACE Loan or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquid Assets” shall mean any of the following, but only to the extent owned individually, free of all security interests, liens, pledges, charges or any other encumbrance: (a) cash, (b) marketable direct obligations issued by, or guaranteed by, the United States of America or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, (c) Investment Grade municipal and corporate bonds, (d) time deposits, demand deposits, certificates of deposit, Eurodollar time deposits, time deposit accounts, term deposit accounts or bankers’ acceptances maturing within two years from the date of acquisition or overnight bank deposits, (e) investments in money market funds which invest substantially all of their assets in securities of the type described in clauses (a) through (d) above, and (f) marketable securities publicly traded on a nationally recognized stock exchange (including operating partnership units of any operating partnership of a publicly-traded real estate investment trust so long as, in each case, the same are not subject to lock-up rights and can be readily converted into shares of common stock in such publicly-traded real estate investment trust).

“Loan” shall mean the loan in the original principal amount of the Loan Amount, made by Lender to Borrower pursuant to this Agreement.

“Loan Amount” means $500,000,000.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Cash Management Agreement, the Clearing Account Agreement, the Assignment of Agreements, the Environmental Indemnity, the Assignment of Management Agreement, the Assignment of Leasing Agreement, the Condominium Proxy, the ALX Letter of Credit Agreement and any other documents, agreements and instruments now or hereafter evidencing, securing or delivered to Lender in connection with the Loan, as the same may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, supplemented or otherwise modified from time to time.

“Low Debt Service Period” shall commence if the Debt Service Coverage Ratio is less than 1.50:1.00 for two Test Periods ending on two consecutive Calculation Dates, as reasonably determined by Lender, and shall end if the Property has achieved a Debt Service Coverage Ratio of at least 1.50:1.00 for two Test Periods ending on two consecutive Calculation Dates, as reasonably determined by Lender.

“Major Lease” shall mean any Lease which, either individually, or when taken together with any other Lease with the same Tenant or its Affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such Lease, (i) demises more than 100,000 rentable square feet at the Property, (ii) contains an option or other preferential right to purchase all or any portion of the Property, (iii) is with an Affiliate of Borrower as Tenant, (iv) is entered into during the continuance of an Event of Default, or (v) contains any option to purchase or any right of first refusal to purchase all or any portion of the Property or any right of the Tenant thereunder to terminate its Lease (except if such termination right is triggered by the destruction or condemnation of substantially all of the Property or a failure by Borrower to deliver or build out the leased premises in accordance with the conditions specified in the Lease).

“Management Agreement” shall mean the Office Unit 1 Management Agreement or the Office Unit 2 Management Agreement, as applicable.

“Manager” means the Qualified Manager engaged from time to time to manage the Property in accordance with the terms and conditions of the Loan Documents.

“Material Adverse Effect” shall mean any event or condition that has a material adverse effect, in each case, taken as a whole on (a) the Property, (b) the use, operation or value of the Property, (c) the business, profits, operations or financial condition of Borrower, (d) the ability of any guarantor to perform its obligations under any guaranty given in connection with the Loan or (e) the ability of Borrower to repay the principal and interest of the Loan as it becomes due or to satisfy any of Borrower’s obligations under the Loan Documents.

“Material Alteration” shall mean any alteration affecting structural elements of the Property the cost of which exceeds the Alteration Threshold; provided, however, that in no event shall (i) any Tenant improvement work performed pursuant to any Lease existing on the Closing Date or entered into hereafter in accordance with the provisions of this Agreement, (ii) any alterations performed as part of a Restoration, or (iii) any alterations required pursuant to applicable Legal Requirements constitute a Material Alteration.

“Maturity Date” shall mean the Stated Maturity Date, provided that (a) in the event of the exercise by Borrower of the First Extension Option pursuant to Section 2.7, the Maturity Date shall be the First Extended Maturity Date, (b) in the event of the exercise by Borrower of the Second Extension Option pursuant to Section 2.7, the Maturity Date shall be the Second Extended Maturity Date, (c) in the event of the exercise by Borrower of the Third Extension Option pursuant to Section 2.7, the Maturity Date shall be the Third Extended Maturity Date, and (d) in the event of the exercise by Borrower of the Fourth Extension Option pursuant to Section 2.7, the Maturity Date shall be the Fourth Extended Maturity Date, or such earlier date on which the final payment of principal of the Note becomes due and payable as herein and therein provided, whether at the Stated Maturity Date, by declaration of acceleration, extension or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such Governmental Authority whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Monthly Operating Expense Budgeted Amount” shall mean the monthly amount set forth in the Approved Annual Budget for Operating Expenses for the calendar month in which such Monthly Payment Date occurs.

“Monthly Payment Date” shall mean the eleventh (11th) day of every calendar month occurring during the Term. The first Monthly Payment Date shall be July 11, 2017.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Morningstar” shall mean Morningstar Credit Ratings, LLC, or any of its successors in interest, assigns, and/or changed entity name or designation resulting from any acquisition by Morningstar, Inc. or other similar entity of Morningstar Credit Ratings, LLC.

“Mortgage” shall mean that certain first priority Consolidated, Amended and Restated Mortgage, Assignment of Leases and Rents and Security Agreement, dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Multi-Asset Person” shall mean a Person in respect of which the net operating income from the Property (or such portion thereof allocable to such Person) is less than fifty percent (50%) of such Person’s aggregate gross income.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Operating Income” shall mean, as of any date of determination, Gross Income minus Operating Expenses.

“Net Worth” shall mean, with respect to any Person, the Gross Asset Value of such Person minus the sum of (i) the Total Liabilities of such Person, and (ii) minority interests not owned by such Person (provided that the corresponding asset amount for such minority interests were included in the calculation of Gross Asset Value). For purpose of this definition, (a) “Gross Asset Value” shall mean the sum value of all assets of such Person, including, but not be limited to Liquid Assets, personal homes and effects, operating partnership units held by such Person in the operating partnership of any real estate investment trust, the current market value of all marketable securities and the real estate assets owned by such Person (with the value of such real estate assets to be based on their respective market values), together with the amount of all uncalled capital commitments of institutional “accredited investors”, within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended, and/or a “qualified institutional buyers” or both within the meaning of Rule 144A promulgated under the Securities Exchange Act of 1934, as amended, but in each case shall exclude the Property and any other amounts owed to such Person by any of its Affiliates, and (b) “Total Liabilities” shall mean the sum of all liabilities, including principal recourse and non-recourse debt, drawn lines of credit, issued and undrawn letters of credit, unsecured debt, subordinated debt, accounts payable and accrued expenses, federal and state tax liabilities and unfunded obligations of such Person, and in each case shall exclude any liabilities relating to the Property and any other amounts owed by such Person to any of its Affiliates.

“NRSRO” shall mean any credit rating agency that has elected to be treated as a nationally recognized statistical rating organization for purposes of Section 15E of the Exchange Act, without regard to whether or not such credit rating agency has been engaged by Lender or its designees in connection with, or in anticipation of, a Securitization.

“Obligations” shall mean, collectively, Borrower’s obligations for the payment of the Debt and the performance of the Other Obligations.

“Office Common Elements” shall mean the “Office Common Elements” as such term is defined in the Condominium Declaration.

“Office Limited Common Elements” shall mean the “Office Limited Common Elements” as such term is defined in the Condominium Declaration.

“Office Unit 1 Management Agreement” shall mean the management agreement entered into by and between Borrower and the current Manager with respect to the Unit known as Office Unit 1 (as defined in the Condominium Declaration) and the related Office Limited Common Elements or any replacement management agreement entered into by and between Borrower and a Manager in accordance with the terms of the Loan Documents, pursuant to which the Manager is to provide management and other services with respect to such Unit and related Office Limited Common Elements, in either such case, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time in compliance with the terms and conditions of the Loan Documents.

“Office Unit 2 Management Agreement” shall mean the management agreement entered into by and between Borrower and the current Manager with respect to the Unit known as Office Unit 2 (as defined in the Condominium Declaration) and the related Office Limited Common Elements or any replacement management agreement entered into by and between Borrower and a Manager in accordance with the terms of the Loan Documents, pursuant to which the Manager is to provide management and other services with respect to such Unit and related Office Limited Common Elements, in either such case, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time in compliance with the terms and conditions of the Loan Documents.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an officer of Borrower or by an officer of the direct or indirect Controlling owner of Borrower, which officer is duly authorized to deliver such certificate.

“Operating Expenses” shall mean, for any period, without duplication, all expenses actually paid or payable by Borrower during such period in connection with the operation, management, maintenance, repair and use of the Property, determined on an accrual basis, and, except to the extent otherwise provided in this definition, in accordance with GAAP. Operating Expenses specifically shall include, without limitation, (i) all operating expenses incurred in the period in question based on the financial statements delivered to Lender in accordance with Section 4.9 hereof for such period, (ii) property management fees in an amount equal to actual property management fees, provided, that for the purposes of calculating Net Operating Income, in no event shall property management fees be less than one percent (1.0%) of Operating Income, (iii) administrative, payroll, security and general expenses for the Property, (iv) the cost of utilities, inventories and fixed asset supplies consumed in the operation of the Property, (v) costs and fees of independent professionals (including, without limitation, legal, accounting, consultants and other professional expenses), technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services required or permitted hereunder, (vi) cost of attendance by employees at training and manpower development programs, (vii) association dues, (viii) computer processing charges, (ix) operational equipment and other lease payments that are not capitalized in accordance with GAAP, and (x) Taxes and Other Charges (other than income taxes or Other Charges in the nature of income taxes) and insurance premiums or allocations. Notwithstanding the foregoing, Operating Expenses shall not include (1) depreciation, amortization or other non-cash items (other than expenses that are due and payable and not yet paid), (2) income taxes or Other Charges in the nature of income taxes, (3) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of the Loan or the sale, exchange, transfer, financing or refinancing of all or any portion of the Property or in connection with the recovery of Insurance Proceeds or Awards which are applied to prepay the Note, (4) Capital Expenditures and any other expenses which are required to be capitalized in accordance with GAAP, (5) Debt Service, (6) any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by any Tenant, (7) equity distributions, (8) leasing costs, including tenant improvements and allowances, leasing commissions and legal costs, and (9) deposits to Reserve Accounts.

“Operating Income” shall mean, for any period, all income of Borrower during such period from the use, ownership or operation of the Property, including:

(a)    all amounts payable to Borrower by any Person as Rent and other amounts under Leases, license agreements, concession agreements, occupancy agreements and other agreements relating to the Property;

(b)    business interruption insurance proceeds allocable to the applicable reporting period; and

(c)    all other amounts which in accordance with GAAP are included in Borrower’s annual financial statements as operating income attributable to the Property.

Notwithstanding the foregoing, Operating Income shall not include (a) any Insurance Proceeds (other than business interruption and/or rental loss insurance proceeds and only to the extent allocable to the applicable reporting period), (b) any proceeds resulting from the Transfer of all or any portion of the Property, (c) any item of income otherwise included in Operating Income but paid directly by any Tenant to a Person other than Borrower as an offset or deduction against Rent payable by such Tenant, provided such item of income is for payment of an item of expense (such as payments for utilities paid directly to a utility company) and such expense is otherwise excluded from the definition of Operating Expenses pursuant to clause “(6)” of the definition thereof, (d) security deposits received from Tenants until forfeited or applied and (e) any Lease Termination Payments. Operating Income shall be calculated on an accrual basis of accounting and, except to the extent otherwise provided in this definition in accordance with GAAP (but in all cases without straight-lining of rents).

“Option Agreement” means that certain Option Agreement dated January 12, 2016, between 731 Retail One LLC, a Delaware limited liability company and Bloomberg L.P., a Delaware limited partnership

“Other Charges” shall mean all ground rents, Condominium Charges, maintenance charges, impositions other than Taxes and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof, and any interest or penalties assessed in connection with any of the foregoing.

“Other Connection Taxes” means, with respect to any Co-Lender, Special Taxes imposed as a result of a present or former connection between such Co-Lender and the jurisdiction imposing such Special Tax (other than connections arising from such Co-Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Obligations” shall mean (a) the performance of all obligations of Borrower contained herein; (b) the performance of each obligation of Borrower contained in any other Loan Document; and (c) the performance of each obligation of Borrower contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of this Agreement, the Note or any other Loan Document.

“Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Loan.

“PACE Loan” shall mean (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the Property.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same was restored and amended by Uniting and Strengthening America by Fulfilling Rights and Ensuring Effective Discipline Over Monitoring Act (USA FREEDOM Act) of 2015 and as the same may be further amended, extended, replaced or otherwise modified from time to time, and any corresponding provisions of future laws.

“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all encumbrances and other matters disclosed in the Title Insurance Policy, (iii) Liens, if any, for Taxes or Other Charges imposed by any Governmental Authority not yet delinquent or that are being contested in compliance with the terms of this Agreement, (iv) any workers’, mechanics’ or other similar Liens on the Property provided that any such Lien is bonded or discharged within sixty (60) days after Borrower first receives written notice of such Lien or which is being contested in good faith in accordance with the requirements of Section 4.3, (v) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion and (vi) the Leases.

“Permitted Fund Manager” means any Person that on the date of determination is (i) one of the Persons listed on the list of “Preapproved Fund Managers” in that certain letter from Borrower to Lender of even date herewith (each, a “Preapproved Fund Manager”) or any other nationally-recognized manager of investment funds investing in equity interests relating to Class A commercial real estate located in major urban centers of the United States of America, including, without limitation, New York City, with real estate assets under management in excess of $2,000,000,000, and (ii) not subject to a bankruptcy proceeding.

“Permitted 731 Transfers” means any of the following, provided the same shall not result in a violation of ERISA or the Patriot Act:

(a)    any pledge (as distinguished from a realization on any such pledge) of direct or indirect equity interests in and/or right to distributions from, ALX, VRLP, VRT, any Multi-Asset Person, or any of their direct or indirect equityholders to secure a loan to any such Person that is secured by all or a substantial portion of any such Person’s assets;

(b)    the Transfer or issuance of any securities or any direct or indirect interests in (i) any direct or indirect owner of Borrower, in either case, whose securities are publicly traded on a national exchange (including ALX’s, VRLP’s and VRT’s securities) (regardless of whether such Transfer or issuance is of publicly traded securities or interests), (ii) any Person who directly or indirectly holds such securities or interests, or (iii) any Multi-Asset Person, provided that, in each case, such Transfer or issuance does not result in a failure to satisfy the Control and Ownership Condition; or

(c)    (i) the merger or consolidation of ALX, VRT, VRLP or any Eligible Qualified Owner with or into any other Person or sale of all or substantially all of the assets of ALX, VRT, VRLP or any Eligible Qualified Owner, (ii) the merger or consolidation of any entity holding direct or indirect ownership interests in Borrower into another entity, where the resulting entity is (or is wholly owned and Controlled by) an Eligible Qualified Owner, or (iii) the sale of all or substantially all of the assets of an entity holding direct or indirect ownership interests in Borrower to another entity, where the purchasing or acquiring entity is an Eligible Qualified Owner (each, a “ALX/EQO Transfer”); provided that such ALX/EQO Transfer does not result in a failure to satisfy the Control and Ownership Condition.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Physical Conditions Report” shall mean that certain Property Condition Report for Mortgage Financing Purposes, prepared by CBRE, Inc. and dated as of May 30, 2017.

“Prepayment Notice” shall mean a prior written notice to Lender specifying the proposed Business Day on which a prepayment of the Debt is to be made pursuant to Section 2.4 hereof, which date must be a no earlier than ten (10) days after the date of such Prepayment Notice and no later than sixty (60) days after the date of such Prepayment Notice. Such notice may be revoked by Borrower at any time, and Borrower shall reimburse Lender for any reasonable out-of-pocket costs and expenses, including reasonable attorney’s fees and disbursements, incurred directly in conjunction with preparing for the prepayment.

“Prime Rate” shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate”. If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” will be used, and such average will be rounded up to the nearest 1/100th of one percent (0.01%). If The Wall Street Journal ceases to publish the “Prime Rate,” Lender will select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender will select a reasonably comparable interest rate index.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate and the Prime Rate Spread.

“Prime Rate Spread” shall mean, in connection with any conversion of the Loan from a LIBOR Loan to a Prime Rate Loan, the difference (expressed as the number of basis points) between (a) the sum of (i) LIBOR, determined as of the Interest Determination Date for which LIBOR was last available, plus (ii) the Spread, minus (b) the Prime Rate as of such Interest Determination Date; provided, however, that if such difference is a negative number, then the Prime Rate Spread shall be zero.

“Prior Loan” means, collectively, (i) that certain loan in the original principal amount of $400,000,000 from German American Capital Corporation to Borrower and (ii) that certain loan in the original principal amount of $300,000,000 from German American Capital Corporation to Borrower.

“Property” shall mean the real property described on Exhibit A attached hereto and made a part hereof, consisting of two (2) office condominium units, the Improvements now or hereafter erected or installed thereon and all personal property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, all as more particularly described in the Granting Clauses of the Mortgage.

“PZR Report” means that certain Zoning and Site Requirements Summary for the Property prepared by The Planning & Zoning Resource Corporation dated May 24, 2017.

“Qualified Guarantor” shall mean a Person that (a) is formed in, maintains its principal place of business in, and is subject to service of process in, the United States, (b) has all or substantially all of its assets in the United States, (c) has never been indicted or convicted of, or plead guilty or no contest to a Patriot Act Offense and is not on any Government List and (d) at all times that such Person is acting as a Qualified Guarantor maintains an Investment Grade rating from each of the Rating Agencies that rates such Person (and in any event from at least two (2) of the Rating Agencies).

“Qualified Manager” shall mean (i) the Manager as of the Closing Date, (ii) VRLP, VRT any Interstate Party or an Affiliate of VRLP, VRT or any Interstate Party, (iii) an Unaffiliated Qualified Manager or (iv) ALX or any Affiliate of ALX provided that (A) ALX or such Affiliate of ALX sub-contracts the management responsibilities to a Qualified Manager under clause (ii) or clause (iii) of this definition pursuant to a sub-management agreement, (B) the fees and charges payable under any such sub-management agreement do not exceed the management fees and charges payable to ALX or such Affiliate of ALX under the Management Agreement and are the sole obligation of Manager, (C) any such sub-management agreement terminates in the event of a termination of the Management Agreement, and (D) Borrower shall have no obligations or liabilities under any such sub-management agreement.

“Qualified Transferee” shall mean a transferee for whom, prior to the Transfer, Lender shall have received: (x) evidence that the proposed transferee (1) if not a public company, an institutional investor, a financial institution or a pension fund, neither it nor its Affiliate is currently under indictment or has ever been convicted of, or pled guilty or no contest to, a Patriot Act Offense or other felony, (2) is not on any Government List, (3) unless Rating Agency Confirmation is received in connection with such transferee, neither it nor a closely held affiliate has in the past five (5) years been the subject of a voluntary bankruptcy proceeding, and (4) unless Rating Agency Confirmation is received in connection with such transferee, neither it nor a closely held affiliate has in the past five (5) years been the subject of any involuntary bankruptcy proceeding which was not dismissed prior to the entry of an order for relief and (y) if the proposed transferee will obtain Control of or obtain a direct or indirect interest of ten percent (10%) or more in Borrower as a result of such proposed transfer, a reasonably satisfactory credit check and such other customary searches against such proposed transferee as reasonably requested by Lender.

“Ratable Share” shall mean, with respect to any Co-Lender, its share of the Loan based on the proportion of the outstanding principal balance of the Loan advanced by such Co-Lender to the total Outstanding Principal Balance. The Ratable Share of each Note on the date of this Agreement after giving effect to the funding of the Loan on the Closing Date is set forth on Schedule VII attached hereto and made a part hereof. The Ratable Share of each Co-Lender shall be the sum of the Ratable Shares of the Notes held by such Co-Lender.

“Rating Agencies” shall mean (i) prior to the Securitization of the Loan, any nationally-recognized statistical rating organization (e.g. Standard & Poor’s Ratings Services, Morningstar Credit Ratings, LLC, Moody’s Investor Service, Inc., Fitch, Inc., DBRS, Inc. or any successor thereto) and (ii) following the Securitization of the Loan, any of the rating organizations that actually rate the Securities secured by the Loan and issued in connection with the Securitization of the Loan.

“Rating Agency Confirmation” shall mean, subject to Section 10.3 hereof, a written affirmation from each of the Rating Agencies that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event or circumstance with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion, except that if the Loan has not been the subject of a Securitization, then the matter in question shall be determined by Lender in its reasonable discretion.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Regulatory Change” shall mean any change after the date of this Agreement in U.S. federal, state or foreign laws or regulations or the adoption or the making, after such date, of any interpretations, directives or requests applying to Lender, or any Person Controlling Lender or to a class of banks or companies Controlling banks of or under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or Governmental Authority or monetary authority charged with the interpretation or administration thereof.

“Related Loan” shall mean a loan to an Affiliate of Borrower or secured by a Related Property, that is included in a Securitization with the Loan, and any other loan that is cross-collateralized with the Loan if such loan is required to be so treated with the Loan pursuant to Regulation AB.

“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of Significant Obligor, to the Property.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note or any portion thereof.

“Rents” shall mean all rents, “additional rent” (i.e. pass-throughs for operating expenses, real estate tax escalations and/or real estate tax pass-throughs, payments by Tenants on account of electrical consumption, porters’ wage escalations, condenser water charges and tap-in fees, freight elevator and HVAC overtime charges, charges for excessive rubbish removal and other sundry charges), rent equivalents, monies payable as damages (including payments by reason of the rejection of a Lease in a bankruptcy proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Manager or any of their respective agents or employees from any and all sources arising from or attributable to the Property and the Improvements, including all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property or rendering of services by or on behalf of Borrower, and Insurance Proceeds, if any, from business interruption or other loss of income insurance.

“Repayment Date” shall mean the date of a prepayment of the Loan pursuant to the provisions of Section 2.4 hereof.

“Replacement Interest Rate Cap Agreement” shall mean an interest rate cap agreement from an Approved Counterparty with terms that are the same in all material respects as the terms of the Interest Rate Cap Agreement except that the same shall be effective as of (i) in connection with a replacement delivered pursuant to Section 2.6.3(c) following a downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty, the date required in Section 2.6 or (ii) in connection with a replacement (or extension of the then-existing Interest Rate Cap Agreement) delivered in connection with an extension of the Maturity Date pursuant to Section 2.7, the date required in Section 2.7; provided that to the extent any such interest rate cap agreement does not meet the foregoing requirements, a Replacement Interest Rate Cap Agreement shall be such interest rate cap agreement approved in writing by Lender, and if the Loan or any portion thereof is included in a Securitization, each of the Rating Agencies with respect thereto.

“Reserve Funds” shall mean, collectively, all funds deposited by Borrower with Lender or Deposit Bank and held in reserve pursuant to Article 6 of this Agreement.

“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may otherwise be reasonably approved by Lender.

“Restoration DSCR” shall mean, as of any date of determination, the ratio, as determined by Borrower and reasonably confirmed and approved by Lender, of (a) the Net Operating Income of the Property, based on rents in place (annualized and including rental loss insurance proceeds and assuming that the Restoration has been completed) without giving effect to clause (B)(ii)(A)(w) in the definition of Gross Income and expenses on a pro forma basis for the twelve (12) months after Restoration to (b) an amount equal to the Debt Service for the twelve (12) months after the date of determination using an interest rate equal to the Strike Price.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“Special Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Spread” shall mean ninety (90) basis points (0.90%) per annum.

“Spread Maintenance Period” shall mean the period commencing on the date hereof and ending on (and including) the Monthly Payment Date in June, 2018 (the “Spread Maintenance Period End Date”).

“Spread Maintenance Premium” shall mean with respect to any payment or prepayment of principal (or acceleration of the Loan) during the Spread Maintenance Period, an amount equal to the product of the following: (A) the amount of such prepayment (or the amount of principal so accelerated), multiplied by (B) the Spread, multiplied by (C) a fraction (expressed as a percentage) having a numerator equal to the number of Interest Periods remaining from (and including) the Interest Period immediately following the Interest Period through which interest is being paid by Borrower in connection with such prepayment to (and including) the Interest Period in which the Spread Maintenance Period End Date occurs and a denominator equal to twelve (12).

“State” shall mean the state of New York.

“Stated Maturity Date” shall mean the Monthly Payment Date in June, 2020, as the same may be extended pursuant to Section 2.7 hereof.

“Strike Price” shall mean 6.0% per annum.

“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon. In no event shall any PACE Loan be considered a Tax for purposes of this Agreement.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.

“Term” shall mean the entire term of this Agreement, which shall expire upon repayment in full of the Debt and full performance of each and every obligation to be performed by Borrower pursuant to the Loan Documents.

“Test Period” means, with respect to any Calculation Date, the four fiscal quarters ending on such Calculation Date.

“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in the form acceptable to Lender issued with respect to the Property and insuring the Lien of the Mortgage.

“TRIPRA” shall mean the Terrorism Risk Insurance Program Reauthorization Act of 2015 or any replacement, reauthorization or extension thereof.

“Trigger Period” shall commence upon the occurrence of (i) an Event of Default or (ii) the commencement of a Low Debt Service Period; and shall end if, (A) with respect to a Trigger Period continuing pursuant to clause (i), the Event of Default commencing the Trigger Period has been cured and such cure has been accepted by Lender (and no other Event of Default is then continuing) or (B) with respect to a Trigger Period continuing due to clause (ii), the Low Debt Service Period has ended pursuant to the terms hereof.

“Trustee” shall mean any trustee holding the Loan in a Securitization.

“Two Agency Rating Test” means a test that is satisfied with respect to any insurance provider if it has at least two of the following: (i) a rating of A2 or better from Moody’s (or, for multi-layered policies in which such insurance provider is not providing the 75% Coverage (if four (4) or fewer insurance companies issue the Policies) or the 60% Coverage (if five (5) or more insurance companies issue the Policies), a rating of Baa2 or better by Moody’s), (ii) a rating of A or better from Fitch (or, for multi-layered policies in which such insurance provider is not providing the 75% Coverage (if four (4) or fewer insurance companies issue the Policies) or the 60% Coverage (if five (5) or more insurance companies issue the Policies), a rating of BBB or better by Fitch), (iii) a rating of A or better from S&P (or, for multi-layered policies in which such insurance provider is not providing the 75% Coverage (if four (4) or fewer insurance companies issue the Policies) or the 60% Coverage (if five (5) or more insurance companies issue the Policies), a rating of BBB or better by S&P), (iv) a rating of A:VIII or better from AM Best, and (v) a rating of A or better from DBRS (or, for multi-layered policies in which such insurance provider is not providing the 75% Coverage (if four (4) or fewer insurance companies issue the Policies) or the 60% Coverage (if five (5) or more insurance companies issue the Policies), a rating of BBB or better by DBRS).

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State (with respect to fixtures), the State of New York or the state in which any of the Cash Management Accounts are located, as the case may be.

“Unaffiliated Qualified Manager” shall mean a property manager that (A) is a management company having at least five (5) years’ experience in the management of Class A office properties in New York City or similar metropolitan areas, (B) at the time of its engagement as property manager has under management leasable square footage equal to or greater than 5,000,000 leasable square feet (excluding the Property) of office space and (C) is not the subject of a bankruptcy or similar insolvency proceeding.

“Unit” or “Units” shall mean the condominium units, together with all other real and personal property, rights, title and interest, estate and appurtenances relating thereto, created pursuant to the Condominium Documents.

“VRLP” means Vornado Realty L.P., a Delaware limited partnership, and its permitted successors by merger, consolidation or transfer of all or substantially all of the assets of Vornado Realty L.P., subject to any applicable terms, covenants and/or conditions of this Agreement.

“VRT” means Vornado Realty Trust, a Maryland real estate investment trust, and its permitted successors by merger, consolidation or transfer of all or substantially all of the assets of Vornado Realty Trust, subject to any applicable terms, covenants and/or conditions of this Agreement.

Section 1.2.    Index of Other Definitions. the following terms are defined in the sections or Loan Documents as indicated below:

“60% Coverage” – 5.2.1

“75% Coverage” – 5.2.1

“Accounts” - 6.1

“Act” - Schedule V

“Acceptable Blanket Policy” - 5.1.1(c)

“Agreement” - Introductory Paragraph

“ALX/EQO Transfer” – Definition of Permitted 731 Transfers

“Approved Annual Budget” - 4.9.5(a)

“Approved Extraordinary Expenses” – 4.9.5(a)

“Available Cash” - 6.10.1

“Bail-In Action” – 10.26

“Bail-In Legislation” – 10.26

“Bloomberg Lease Rights” - 3.1.17

“Bloomberg Policies” – 5.1.4

“Bona Fide Leases” – Definition of Gross Income

“Borrower” - Introductory Paragraph

“Borrower’s Recourse Liabilities” - 10.1

“Capital Expenditure Account” - 6.5.1

“Capital Expenditure Funds” - 6.5.1

“Cash Collateral Account” - 6.8

“Cash Collateral Funds” - 6.8

“Cash Management Accounts” - 6.11

“Casualty” - 5.2

“Casualty and Condemnation Account” - 6.7

“Casualty and Condemnation Funds” - 6.7

“Casualty Consultant” - 5.4(b)(iii)

“Casualty Retainage” - 5.4(b)(iv)

“Cause” - Schedule V

“Clearing Account” - 6.1

“Committee” - Schedule V

“Completion Guaranty” – Section 5.4(c)

“Componentization Notice” – 9.3.1

“Condemnation Proceeds” - 5.4(b)

“Condominium Account” – 6.2.1

“Condominium Board Policies” –5.1.3

“Condominium Charges” – 6.2.1

“Condominium Funds” – 6.2.1

“Contest Threshold” – 4.3

“Counterparty Opinion” - 2.6.3

“Debt Service Account” - Cash Management Agreement

“Disclosure Document” - 9.2(a)

“Easements” - 3.1.11

“Eligible Control Person” – 7.1(b)

“EEA Financial Institution” – 10.26

“EEA Member Country” – 10.26

“EEA Resolution Authority” – 10.26

“Embargoed Person” - 4.32(c)

“Equipment” - Mortgage

“EU Bail-In Legislation Schedule” – 10.26

“Event of Default” - 8.1

“Excess Management Fee” – 4.14.2

“Exchange Act” - 9.2(a)

“Exchange Act Filing” - 9.1(d)

“Expansion Space/Option Agreement Default” - 10.1

“First Extended Maturity Date” - 2.7.1

“First Extension Notice” - 2.7.1

“First Extension Option” - 2.7.1

“Fourth Extended Maturity Date” - 2.7.1

“Fourth Extension Notice” - 2.7.1

“Fourth Extension Option” - 2.7.1

“Government Lists” - 4.32(b)

“Gross Asset Value” – Definition of Net Worth

“Improvements” - Mortgage

“Increased Costs” - 2.9.1

“Indemnified Liabilities” - 4.30

“Independent Director” - Schedule V

“Independent Manager” - Schedule V

“Initial Interest Period” - 2.3.1

“Insurance Account” - 6.4.1

“Insurance Funds” - 6.4.1

“Insurance Premiums” - 5.1.1(b)

“Insurance Proceeds” - 5.4(b)

“Interest Period” - 2.3.2

“Interest Shortfall” - 2.4.5

“L/C Transfer Certificate” – 4.11.4(b)

“Lease Termination Payments” - 6.6.1(b)(ii)

“Leasing Agent” – Definition of Leasing Agreement

“Lender” - Introductory Paragraph

“Lender Group” - 9.2(b)(ii)

“Lending Parties” – 10.22(a)

“Liabilities” - 9.2(b)(ii)

“Licenses” - 3.1.9

“Nationally Recognized Service Company” - Schedule V

“Net Proceeds” - 5.4(b)

“Net Proceeds Deficiency” - 5.4(b)(vi)

“Note” - 2.1.3

“Note A-1” - 2.1.3

“Note A-2” - 2.1.3

“Note Component” – 9.3.1

“Notice” - 10.6

“OFAC” - 4.32(b)

“Other Taxes” - 2.9.3

“Otherwise Rated Insurer” – 5.1.2

“Participant Register” – 9.1(i)

“Patriot Act Offense” - 4.32(b)

“Permitted Indebtedness” - 4.21

“Permitted Investments” - Cash Management Agreement

“Permitted Transfer” - 7.2

“Permitted Transfer Date” – 7.1(a)

“PML” - 5.1.1(a)

“Policies” - 5.1.1(b)

“Provided Information” - 9.1(b)(i)

“Public Securitization” - 9.1(d)

“Qualified Carrier” - 5.1.1(i)

“Rate Cap Collateral” - 2.6.2

“Register” – 9.1(h)

“Registrar” – 9.1(h)

“Rent Roll” – 3.1.17

“Review Waiver” - 10.3(b)

“Required Ratings” – Definition of Approved Counterparty

“Rollover Account” - 6.6.1(a)

“Rollover Funds” - 6.6.1(a)

“Second Extended Maturity Date” - 2.7.1

“Second Extension Notice” - 2.7.1

“Second Extension Option” - 2.7.1

“Secondary Market Transaction” - 9.1(a)

“Securities” - 9.1(a)

“Securities Act - 9.2(a)

“Securitization” - 9.1(a)

“Servicer” - 10.21

“Servicing Agreement” - 10.21

“Severed Loan Documents” - 8.2(b)

“Sole Member” - Schedule V

“Special Member” - Schedule V

“Special Purpose Bankruptcy Remote Entity” - Schedule V

“Spread Maintenance Period End Date” – Definition of Spread Maintenance Period

“Springing Recourse Event” - 10.1

“Standard Form of Lease” - 4.11.2

“Succeeding Interest Period” - 2.4.5

“Tax Account” - 6.3.1

“Tax Funds” - 6.3.1

“Terrorism Premium Cap” - 5.1.1(i)

“Third Extended Maturity Date” - 2.7.1

“Third Extension Notice” - 2.7.1

“Third Extension Option” - 2.7.1

“Total Liabilities” – Definition of Net Worth

“Transfer” - 4.2

“Transfer and Assumption” - 7.1(a)

“Transferee” - 7.1(a)

“Underwriter Group” - 9.2(b)(ii)

“Write-Down and Conversion Powers” – 10.26

Section 1.3.    Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision hereof or thereof. When used in this Agreement or any other Loan Document, the word “including” shall mean “including but not limited to”. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II.

THE LOAN

Section 2.1.    The Loan.

2.1.1    Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Closing Date.

2.1.2    Single Disbursement to Borrower. Borrower shall receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3    The Note. The Loan shall be evidenced by:

(a)    that certain Promissory Note A-1 of even date herewith, in the stated principal amount of $350,000,000.00 executed by Borrower to DB (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, the “Note A-1”); and

(b)    that certain Promissory Note A-1 of even date herewith, in the stated principal amount of $150,000,000.00 executed by Borrower to Citi (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, the “Note A-2”).

Note A-1 and Note A-2 may be referred to, either individually or collectively, as the context may require, as the “Note.” The Note shall be repaid in accordance with the terms of this Agreement, the Note and the other Loan Documents.

2.1.4    Use of Proceeds. Borrower shall use proceeds of the Loan to (i) pay and discharge (or cause the assignment to Lender of) the Prior Loan, (ii) pay all past-due Taxes, Insurance Premiums and Other Charges, if any, in respect of the Property, (iii) pay costs and expenses incurred in connection with the closing of the Loan, and (iv) to the extent any proceeds remain after satisfying clauses (i) through (iii) above, for such lawful purpose as Borrower shall designate, provided such purpose does not violate the terms of any Loan Documents.

Section 2.2.    Interest Rate.

2.2.1    Interest Rate.

(a)    Interest on the Outstanding Principal Balance shall accrue throughout the Term at the Interest Rate.

(b)    Subject to the terms and conditions hereof, the Loan shall be a LIBOR Loan. In the event that Lender shall have reasonably determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, in accordance with the defined term thereof, then Lender shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) Business Day prior to the next succeeding Interest Determination Date. If such notice is given, the Loan shall be converted, as of the first day of the next succeeding Interest Period, to a Prime Rate Loan. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to convert a LIBOR Loan to a Prime Rate Loan.

(c)    If, pursuant to the terms hereof, the Loan has been converted to a Prime Rate Loan and Lender shall reasonably determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) Business Day prior to the next succeeding Interest Determination Date. If such notice is given, the Loan shall be converted, as of the first day of the next succeeding Interest Period, to a LIBOR Loan. Notwithstanding any provision of this Agreement to the contrary (but subject to Lender’s obligations under this Section 2.2.1(c)), in no event shall Borrower have the right to convert a Prime Rate Loan to a LIBOR Loan.

(d)    If the adoption of any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to maintain a LIBOR Loan as contemplated hereunder, (i) the obligation of Lender hereunder to make or maintain a LIBOR Loan or to convert a Prime Rate Loan to a LIBOR Loan shall be canceled forthwith and (ii) any outstanding LIBOR Loan shall be converted automatically to a Prime Rate Loan on the first day of the next succeeding Interest Period, or upon such earlier date as may be required by law.

2.2.2    Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Outstanding Principal Balance and, to the extent not prohibited by applicable law, all other portions of the Debt, shall accrue interest at the Default Rate, calculated from the date such payment was due or such Default shall have occurred without regard to any grace or cure periods contained herein (but for avoidance of doubt, no Default Interest shall be payable due to the occurrence of a Default for which a cure period is provided herein if such Default is cured during such cure period). Interest at the Default Rate shall be paid immediately upon demand, which demand may be made as frequently as Lender shall elect, to the extent not prohibited by applicable law.

2.2.3    Interest Calculation. Interest on the Outstanding Principal Balance (or portion thereof allocable to a Note Component) shall be calculated by multiplying (A) the actual number of days elapsed in the period for which the calculation is being made by (B) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate or Note Component interest rate expressed as an annual rate divided by 360) by (C) the Outstanding Principal Balance (or portion thereof allocable to such Note Component). The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Period immediately prior to such Monthly Payment Date.

2.2.4    Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the Outstanding Principal Balance at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the Outstanding Principal Balance at a rate in excess of the Maximum Legal Rate, the Interest Rate shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal (without premium or penalty) and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3.    Loan Payments.

2.3.1    Payments. On the date hereof, Borrower shall pay interest on the unpaid Outstanding Principal Balance from the date hereof through and including June 14, 2017 (the “Initial Interest Period”). On July 11, 2017 and each Monthly Payment Date thereafter during the Term (until the Loan has been repaid in full), Borrower shall pay interest on the Outstanding Principal Balance accruing through the last day of the Interest Period in which such Monthly Payment Date occurs. Unless otherwise elected by Lender, provided no Event of Default then exists, the interest paid on each Monthly Payment Date shall be applied to the payment of interest then due and payable on Note A-1 and Note A-2, applied on a pari passu basis among each such Note. Borrower shall also pay to Lender all amounts to the extent required in respect of Reserve Funds pursuant to Article 6 hereof.

2.3.2    Payments Generally. After the Initial Interest Period, each interest accrual period thereafter (each, an “Interest Period”) shall commence on the fifteenth (15th) calendar day of a calendar month and end on (and include) the fourteenth (14th) calendar day of the following calendar month. For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day. With respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate, through and including the last day of the Interest Period in which such Maturity Date occurs. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.3    Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.

2.3.4    Late Payment Charge. If any principal (if any), interest or any other sum due under the Loan Documents (other than the Outstanding Principal Balance due and payable on the Maturity Date) is not paid by Borrower on or before the date on which it is due (or if such day is not a Business Day, and such payment is principal or interest, then the immediately preceding Business Day, or if such payment is a sum other than principal or interest, then the immediately succeeding Business Day), Borrower shall pay to Lender upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by law.

2.3.5    Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or at such other place as Lender shall from time to time designate, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4.    Prepayments.

2.4.1    Prepayments. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Stated Maturity Date.

2.4.2    Voluntary Prepayments. Borrower shall have the right to prepay the Outstanding Principal Balance in whole (or in whole or in part, if such prepayment is made after the Spread Maintenance Period) upon satisfaction of the following conditions:

(a)    prepayment shall occur on a Business Day;

(b)    Borrower shall deliver to Lender a Prepayment Notice;

(c)    a prepayment made during the Spread Maintenance Period shall be for the entire Outstanding Principal Balance, and a prepayment made after the Spread Maintenance Period may be made for all or a portion of the Outstanding Principal Balance; and

(d)    Borrower shall comply with the provisions set forth in Section 2.4.5.

2.4.3    Prepayments in Connection with a Casualty or Condemnation. If Lender is not obligated to make Net Proceeds available to Borrower for Restoration, on the next occurring Monthly Payment Date following the date on which (a) Lender actually receives any Net Proceeds, and (b) Lender has determined that such Net Proceeds shall be applied against the Debt (to the extent that Lender is permitted to make such determination in accordance with the terms hereof), Borrower shall prepay, or authorize Lender to apply Net Proceeds as a prepayment of, the Debt in an amount equal to one hundred percent (100%) of such Net Proceeds (or such lesser amount as shall be required to prepay the Debt in full), without payment of the Spread Maintenance Premium or any other prepayment premium, penalty or fee. Additionally, in the event that thirty-five percent (35%) or more of rentable square footage of the Property is subject to a Casualty or Condemnation and Lender is not required to, and does not, make the Net Proceeds available to Borrower for restoration pursuant to the terms hereof, Borrower shall have the right to prepay the Outstanding Principal Balance without payment of the Spread Maintenance Premium or any other prepayment premium, penalty or fee, within one hundred twenty (120) days of Lender’s notice to Borrower that Net Proceeds will not be made available to Borrower for restoration. Any such prepayment shall be subject to delivery of a Prepayment Notice (which notice shall be revocable at any time, provided that Borrower shall pay any actual reasonable out-of-pocket expenses incurred by Lender in connection with such revocation and/or adjournment) and shall be deemed rescinded if Lender notifies Borrower, subsequent to the delivery of the Prepayment Notice and prior to the date of prepayment, that Lender will make Net Proceeds available to Borrower pursuant to the terms hereof. Borrower shall also pay interest that would have accrued through the end of the Interest Period in which such prepayment occurs, and the Interest Shortfall, if applicable, with respect to the amount prepaid. Except during an Event of Default, all such Net Proceeds and any such prepayment shall be applied by Lender as follows in the following order of priority: First, to all amounts (other than principal and interest) then due and payable under the Loan Documents, including any costs and expenses of Lender in connection with such prepayment); Second, accrued and unpaid interest at the Interest Rate; and Third, to principal. Notwithstanding anything herein to the contrary, no Spread Maintenance Premium or any other prepayment premium, penalty or fee shall be due in connection with any prepayment made pursuant to this Section 2.4.3. Any prepayment of the principal of the Loan made pursuant to this Section 2.4.3 hereof shall be applied to Note A-1 and Note A-2 on a pro rata and pari passu basis in accordance with the outstanding principal balance of each such Note immediately prior to such prepayment.

2.4.4    Prepayments After Default. If, concurrently with the occurrence of an Event of Default or if an Event of Default is then continuing, payment of all or any part of the Debt is tendered by Borrower, a purchaser at a foreclosure sale of the Property, or any other Person and is accepted by Lender or is otherwise recovered by Lender (including through application of any Reserve Funds following maturity or acceleration of the Loan), (a) such tender or recovery shall be deemed to be an attempt to circumvent the prohibition against prepayment set forth herein, and (b) Borrower shall pay, as part of the Debt, all of: (i) all accrued interest calculated at the Interest Rate on the amount of principal being prepaid through and including the date of such repayment together with an amount equal to the interest that would have accrued at the Interest Rate on the amount of principal being repaid through the end of the Interest Period in which such repayment occurs, notwithstanding that such Interest Period extends beyond the date of repayment, (ii) the Interest Shortfall, if applicable, with respect to the amount prepaid, and (iii) an amount equal to the Spread Maintenance Premium (if made during the Spread Maintenance Period).

2.4.5    Prepayment/Repayment Conditions.

(a)    On the date on which a prepayment, voluntary or mandatory, is made under the Note or as required under this Agreement, which date must be a Business Day, Borrower shall pay to Lender:

(i)    all accrued and unpaid interest calculated at the Interest Rate on the amount of principal being prepaid through and including the Repayment Date together with an amount equal to the interest that would have accrued at the Interest Rate on the amount of principal being prepaid through the end of the Interest Period in which such prepayment occurs, notwithstanding that such Interest Period extends beyond the date of prepayment;

(ii)    if such prepayment is made during the period from and including the first day after a Monthly Payment Date through and including the last day of the Interest Period in which such prepayment occurs, all interest on the principal amount being prepaid which would have accrued from the first day of the Interest Period immediately following the Interest Period in which the prepayment occurs (the “Succeeding Interest Period”) through and including the end of the Succeeding Interest Period, calculated at (A) the Interest Rate if such prepayment occurs on or after the Interest Determination Date for the Succeeding Interest Period or (B) the Assumed Note Rate if such prepayment occurs before the Interest Determination Date for the Succeeding Interest Period (the “Interest Shortfall”);

(iii)    the Spread Maintenance Premium applicable thereto (if such prepayment occurs during the Spread Maintenance Period), except where this Agreement expressly provides that no Spread Maintenance Premium is due with respect to such prepayment; and

(iv)    all other sums, then due under the Note, this Agreement, the Mortgage, and the other Loan Documents.

(b)    If the Interest Shortfall was calculated based upon the Assumed Note Rate, upon determination of LIBOR on the Interest Determination Date for the Succeeding Interest Period, (i) if the Interest Rate for such Succeeding Interest Period is less than the Assumed Note Rate, Lender shall promptly refund to Borrower the amount of the Interest Shortfall paid, calculated at a rate equal to the difference between the Assumed Note Rate and the Interest Rate for such Interest Period, or (ii) if the Interest Rate is greater than the Assumed Note Rate, Borrower shall promptly (and in no event later than the eleventh (11th) day of the following month) pay Lender the amount of such additional Interest Shortfall calculated at a rate equal to the by which Interest Rate exceeds the Assumed Note Rate.

(c)    Borrower shall pay all reasonable out-of-pocket costs and expenses of Lender incurred in connection with the repayment or prepayment (including without limitation, any costs and expenses associated with a release of the Lien of the Mortgage as set forth in Section 2.5 below and reasonable attorneys’ fees and expenses).

Section 2.5.    Release of Property.

(a)    Lender shall, upon written request, upon payment in full of the Debt in accordance with the terms and provisions of the Loan Documents, release the Lien of the Mortgage. In connection with the release of the Lien, Borrower shall submit to Lender, not less than ten (10) days prior to the Repayment Date, a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located. Borrower shall pay all out-of-pocket costs, taxes and expenses associated with the release of the Lien of the Mortgage, including the Lender’s reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with same.

(b)    Notwithstanding the foregoing, if Borrower advises Lender that it desires to effectuate the consequences to Lender of a repayment or prepayment in a manner which will permit the assignment of the Note and the Mortgage to a new lender providing the repayment or prepayment funds, then Lender shall (i) assign the Mortgage and all of the other Loan Documents to any Person designated by Borrower, which assignment documents shall be in recordable form (but without representation or warranty by, or recourse to, Lender, except as to the outstanding principal balance of the Loan and that Lender owns the Note and Mortgage free of any liens and encumbrances and has the authority to effect the assignment), (ii) deliver to or as directed by Borrower the originally executed Note and all originally executed other notes which may have been consolidated, amended and/or restated in connection with the execution of the Note or, with respect to any note where the original has been lost, destroyed or mutilated, a lost note affidavit for the benefit of the assignee lender and the title insurance company insuring the Mortgage, as assigned, in form sufficient to permit such title insurance company to insure the lien of the Mortgage as assigned to and held by the assignee without exception for any matter relating to the lost, destroyed or mutilated note, (iii) execute and deliver an allonge with respect to the Note and any other note(s) as described in the preceding clause (ii) above without recourse, covenant or warranty of any nature, express or implied (except as to the outstanding principal balance of the Loan and that Lender owns the Note and the Mortgage free of any liens and encumbrances and has the authority to execute and deliver the allonge), (iv) deliver the original executed Mortgage or a certified copy of record, and (v) execute and deliver such other instruments of conveyance, assignment, termination, severance and release (including appropriate UCC-3 termination statements) in recordable form as may reasonably be requested by Borrower to evidence such assignment. All reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with the foregoing shall be paid by Borrower, provided that in no event shall Borrower be required to pay any fee or premium to the Lender or the Servicer in connection therewith.

Section 2.6.    Interest Rate Cap Agreement.

2.6.1    Interest Rate Cap Agreement. Prior to or contemporaneously with the Closing Date, Borrower shall have obtained, and thereafter maintain in effect, the Interest Rate Cap Agreement, which shall be have a term expiring no earlier than the last day of the Interest Period in which the Stated Maturity Date occurs and have a notional amount which shall not at any time be less than the Outstanding Principal Balance. The Interest Rate Cap Agreement shall have a strike rate equal to the Strike Price.

2.6.2    Pledge and Collateral Assignment. As security for the full and punctual payment and performance of the Obligations when due (whether upon stated maturity, by acceleration, early termination or otherwise), Borrower, as pledgor, hereby pledges, assigns, hypothecates, transfers and delivers to Lender as collateral and hereby grants to Lender a continuing first priority lien on and security interest in, to and under all of the following whether now owned or hereafter acquired and whether now existing or hereafter arising (the “Rate Cap Collateral”): all of the right, title and interest of Borrower in and to (i) the Interest Rate Cap Agreement; (ii) all payments, distributions, disbursements or proceeds due, owing, payable or required to be delivered to Borrower in respect of the Interest Rate Cap Agreement or arising out of the Interest Rate Cap Agreement, whether as contractual obligations, damages or otherwise; and (iii) all of Borrower’s claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of the Interest Rate Cap Agreement, in each case including all accessions and additions to, substitutions for and replacements, products and proceeds of any or all of the foregoing.

2.6.3    Covenants.

(a)    Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement in all material respects. All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately into the Clearing Account pursuant to Section 6.1. Borrower shall take all actions reasonably requested by Lender to enforce Borrower’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty thereunder and shall not waive, amend or otherwise modify any of its rights thereunder without the approval of Lender.

(b)    Borrower shall use commercially reasonable efforts to defend Lender’s right, title and interest in and to the Rate Cap Collateral pledged by Borrower pursuant hereto or in which it has granted a security interest pursuant hereto against the claims and demands of all other Persons.

(c)    In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty such that it ceases to qualify as an “Approved Counterparty”, Borrower shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than ten (10) Business Days following receipt of notice from Lender of such downgrade, withdrawal or qualification.

(d)    In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement as and when required hereunder, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing the Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is paid by Borrower to Lender.

(e)    Borrower shall not sell, assign, or otherwise dispose of, or mortgage, pledge or grant a security interest in, any of the Rate Cap Collateral or any interest therein, and any sale, assignment, mortgage, pledge or security interest whatsoever made in violation of this covenant shall be a nullity and of no force and effect, and upon demand of Lender, shall forthwith be cancelled or satisfied by an appropriate instrument in writing.

(f)    Borrower shall not (i) without the prior written consent of Lender, modify, amend or supplement the terms of the Interest Rate Cap Agreement, (ii) without the prior written consent of Lender, except in accordance with the terms of the Interest Rate Cap Agreement, cause the termination of the Interest Rate Cap Agreement prior to its stated maturity date, (iii) without the prior written consent of Lender, except as aforesaid, waive or release any obligation of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) under the Interest Rate Cap Agreement, (iv) without the prior written consent of Lender, consent or agree to any act or omission to act on the part of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) which, without such consent or agreement, would constitute a default under the Interest Rate Cap Agreement, (v) fail to exercise promptly and diligently each and every material right which it may have under the Interest Rate Cap Agreement, (vi) take or intentionally omit to take any action or intentionally suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under the Interest Rate Cap Agreement or any defense by the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) to payment or (vii) fail to give prompt notice to Lender of any notice of default given by or to Borrower under or with respect to the Interest Rate Cap Agreement, together with a complete copy of such notice. If Borrower shall have received written notice that the Securitization shall have occurred, no consent by Lender provided for in this Section 2.6.3(f) shall be given by Lender unless Lender shall have received a Rating Agency Confirmation.

(g)    In connection with an Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender an opinion of counsel from counsel for the Counterparty (which counsel may be in-house counsel for the Counterparty) upon which Lender and its successors and assigns may rely (the “Counterparty Opinion”), under New York law and, if the Counterparty is a non-U.S. entity, the applicable foreign law, which shall provide in relevant part, that: (i) the issuer is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement; (ii) the execution and delivery of the Interest Rate Cap Agreement by the issuer, and any other agreement which the issuer has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or bylaws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property; (iii) all consents, authorizations and approvals required for the execution and delivery by the issuer of the Interest Rate Cap Agreement, and any other agreement which the issuer has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and (iv) the Interest Rate Cap Agreement, and any other agreement which the issuer has executed and delivered pursuant thereto, has been duly executed and delivered by the issuer and constitutes the legal, valid and binding obligation of the issuer, enforceable against the issuer in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). Notwithstanding the foregoing, Lender agrees that an opinion of counsel in substantially the form of the Counterparty Opinion delivered in connection with the initial Interest Rate Cap Agreement shall be acceptable.

2.6.4    Powers of Borrower Prior to an Event of Default. Subject to the provisions of Section 2.6.3(a), provided no Event of Default has occurred and is continuing, Borrower shall be entitled to exercise all rights, powers and privileges of Borrower under, and to control the prosecution of all claims with respect to, the Interest Rate Cap Agreement and the other Rate Cap Collateral.

2.6.5    Representations and Warranties. Borrower hereby covenants with, and represents and warrants to, Lender as follows:

(a)    The Interest Rate Cap Agreement constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b)    The Rate Cap Collateral is free and clear of all claims or security interests of every nature whatsoever, except such as are created pursuant to this Agreement and the other Loan Documents, and Borrower has the right to pledge and grant a security interest in the same as herein provided without the consent of any other Person other than any such consent that has been obtained and is in full force and effect.

(c)    The Rate Cap Collateral has been duly and validly pledged hereunder. All consents and approvals required to be obtained by Borrower for the consummation of the transactions contemplated by this Agreement have been obtained.

(d)    Giving effect to the aforesaid grant and assignment to Lender, Lender has, as of the date of this Agreement, and as to Rate Cap Collateral acquired from time to time after such date, shall have, a valid, and upon proper filing, perfected and continuing first priority lien upon and security interest in the Rate Cap Collateral; provided that no representation or warranty is made with respect to the perfected status of the security interest of Lender in the proceeds of Rate Cap Collateral consisting of “cash proceeds” or “non-cash proceeds” as defined in the UCC except if, and to the extent, the provisions of Section 9-306 of the UCC shall be complied with.

(e)    Except for financing statements filed or to be filed in favor of Lender as secured party, there are no financing statements under the UCC covering any or all of the Rate Cap Collateral and Borrower shall not, without the prior written consent of Lender, until payment in full of all of the Obligations, execute and file in any public office, any enforceable financing statement or statements covering any or all of the Rate Cap Collateral, except financing statements filed or to be filed in favor of Lender as secured party.

2.6.6    Payments. If Borrower at any time shall be entitled to receive any payments with respect to the Interest Rate Cap Agreement, Borrower shall direct Counterparty to deposit such amounts immediately upon becoming payable to Borrower into the Clearing Account.

2.6.7    Remedies. Subject to the provisions of the Interest Rate Cap Agreement, if an Event of Default shall occur and then be continuing:

(a)    Lender, without obligation to resort to any other security, right or remedy granted under any other agreement or instrument, shall have the right to, in addition to all rights, powers and remedies of a secured party pursuant to the UCC, at any time and from time to time, sell, resell, assign and deliver, in its sole discretion, any or all of the Rate Cap Collateral (in one or more parcels and at the same or different times) and all right, title and interest, claim and demand therein and right of redemption thereof, at public or private sale, for cash, upon credit or for future delivery, and in connection therewith Lender may grant options and may impose reasonable conditions such as requiring any purchaser to represent that any “securities” constituting any part of the Rate Cap Collateral are being purchased for investment only, Borrower hereby waiving and releasing any and all equity or right of redemption to the fullest extent permitted by the UCC or applicable law. If all or any of the Rate Cap Collateral is sold by Lender upon credit or for future delivery, Lender shall not be liable for the failure of the purchaser to purchase or pay for the same and, in the event of any such failure, Lender may resell such Rate Cap Collateral. It is expressly agreed that Lender may exercise its rights with respect to less than all of the Rate Cap Collateral, leaving unexercised its rights with respect to the remainder of the Rate Cap Collateral, provided, however, that such partial exercise shall in no way restrict or jeopardize Lender’s right to exercise its rights with respect to all or any other portion of the Rate Cap Collateral at a later time or times.

(b)    Lender may exercise, either by itself or by its nominee or designee, in the name of Borrower, all of Lender’s rights, powers and remedies in respect of the Rate Cap Collateral, hereunder and under law.

(c)    Borrower hereby irrevocably, in the name of Borrower or otherwise, authorizes and empowers Lender and assigns and transfers unto Lender, and constitutes and appoints Lender its true and lawful attorney-in-fact, and as its agent, irrevocably, with full power of substitution for Borrower and in the name of Borrower, (i) to exercise and enforce every right, power, remedy, authority, option and privilege of Borrower under the Interest Rate Cap Agreement, including any power to subordinate or modify the Interest Rate Cap Agreement (but not, unless an Event of Default exists and is continuing, the right to terminate or cancel the

Interest Rate Cap Agreement), or to give any notices, or to take any action resulting in such subordination, termination, cancellation or modification and (ii) in order to more fully vest in Lender the rights and remedies provided for herein, to exercise all of the rights, remedies and powers granted to Lender in this Agreement, and Borrower further authorizes and empowers Lender, as Borrower’s attorney-in-fact, and as its agent, irrevocably, with full power of substitution for Borrower and in the name of Borrower, to give any authorization, to furnish any information, to make any demands, to execute any instruments and to take any and all other action on behalf of and in the name of Borrower which in the opinion of Lender may be reasonably necessary or appropriate to be given, furnished, made, exercised or taken under the Interest Rate Cap Agreement, in order to comply therewith, to perform the conditions thereof or to prevent or remedy any default by Borrower thereunder or to enforce any of the rights of Borrower thereunder. These powers-of-attorney are irrevocable and coupled with an interest, and any similar or dissimilar powers heretofore given by Borrower in respect of the Rate Cap Collateral to any other Person are hereby revoked.

(d)    Lender may, without notice to, or assent by, Borrower or any other Person (to the extent permitted by law), but without affecting any of the Obligations, in the name of Borrower or in the name of Lender, notify the Counterparty, or if applicable, any other counterparty to the Interest Rate Cap Agreement, to make payment and performance directly to Lender; extend the time of payment and performance of, compromise or settle for cash, credit or otherwise, and upon any terms and conditions, any obligations owing to Borrower, or claims of Borrower, under the Interest Rate Cap Agreement; file any claims, commence, maintain or discontinue any actions, suits or other proceedings deemed by Lender necessary or advisable for the purpose of collecting upon or enforcing the Interest Rate Cap Agreement; and execute any instrument and do all other things deemed necessary and proper by Lender to protect and preserve and realize upon the Rate Cap Collateral and the other rights contemplated hereby.

(e)    Pursuant to the powers-of-attorney provided for above, Lender may take any action and exercise and execute any instrument which it may deem reasonably necessary or advisable to accomplish the purposes hereof; provided, however, that Lender shall not be permitted to take any action pursuant to said power-of-attorney that would conflict with any limitation on Lender’s rights with respect to the Rate Cap Collateral. Without limiting the generality of the foregoing, Lender, after the occurrence of an Event of Default, shall have the right and power to receive, endorse and collect all checks and other orders for the payment of money made payable to Borrower representing: (i) any payment of obligations owed pursuant to the Interest Rate Cap Agreement, (ii) interest accruing on any of the Rate Cap Collateral or (iii) any other payment or distribution payable in respect of the Rate Cap Collateral or any part thereof, and for and in the name, place and stead of Borrower, to execute endorsements, assignments or other instruments of conveyance or transfer in respect of any property which is or may become a part of the Rate Cap Collateral hereunder.

(f)    Lender may exercise all of the rights and remedies of a secured party under the UCC.

(g)    Without limiting any other provision of this Agreement or any of Borrower’s rights hereunder, and without waiving or releasing Borrower from any obligation or default hereunder, Lender shall have the right, but not the obligation, to perform any act or take any appropriate action, as it, in its reasonable judgment, may deem necessary to protect the security of this Agreement, to cure such Event of Default or to cause any term, covenant, condition or obligation required under this Agreement or the Interest Rate Cap Agreement to be performed or observed by Borrower to be promptly performed or observed on behalf of Borrower. All amounts advanced by, or on behalf of, Lender in exercising its rights under this Section 2.6.7(g) (including, but not limited to, reasonable out-of-pocket legal expenses and disbursements incurred in connection therewith), together with interest thereon at the Default Rate from the date of each such advance, shall be payable by Borrower to Lender upon demand and shall be secured by this Agreement.

2.6.8    Sales of Rate Cap Collateral. No demand, advertisement or notice, all of which are, to the fullest extent permitted by law, hereby expressly waived by Borrower, shall be required in connection with any sale or other disposition of all or any part of the Rate Cap Collateral, except that Lender shall give Borrower at least thirty (30) Business Days’ prior written notice of the time and place of any public sale or of the time when and the place where any private sale or other disposition is to be made, which notice Borrower hereby agrees is reasonable, all other demands, advertisements and notices being hereby waived. To the extent permitted by law, Lender shall not be obligated to make any sale of the Rate Cap Collateral if it shall determine not to do so, regardless of the fact that notice of sale may have been given, and Lender may without notice or publication adjourn any public or private sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. Upon each private sale of the Rate Cap Collateral of a type customarily sold in a recognized market and upon each public sale, unless prohibited by any applicable statute which cannot be waived, Lender (or its nominee or designee) may purchase any or all of the Rate Cap Collateral being sold, free and discharged from any trusts, claims, equity or right of redemption of Borrower, all of which are hereby waived and released to the extent permitted by law, and may make payment therefor by credit against any of the Obligations in lieu of cash or any other obligations. In the case of all sales of the Rate Cap Collateral, public or private, Borrower shall pay all reasonable costs and expenses of every kind for sale or delivery, including brokers’ and attorneys’ fees and disbursements and any tax imposed thereon. However, the proceeds of sale of Rate Cap Collateral shall be available to cover such costs and expenses, and, after deducting such costs and expenses from the proceeds of sale, Lender shall apply any residue to the payment of the Obligations in the order of priority as set forth in this Agreement.

2.6.9    Public Sales Not Possible. Borrower acknowledges that the terms of the Interest Rate Cap Agreement may prohibit public sales, that the Rate Cap Collateral may not be of the type appropriately sold at public sales, and that such sales may be prohibited by law. In light of these considerations, Borrower agrees that private sales of the Rate Cap Collateral shall not be deemed to have been made in a commercially unreasonably manner by mere virtue of having been made privately.

2.6.10    Receipt of Sale Proceeds. Upon any sale of the Rate Cap Collateral by Lender hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt by Lender or the officer making the sale or the proceeds of such sale shall be a sufficient discharge to the purchaser or purchasers of the Rate Cap Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to Lender or such officer or be answerable in any way for the misapplication or non-application thereof.

2.6.11    Replacement Interest Rate Cap Agreement. If, in connection with Borrower’s exercise of any Extension Option pursuant to Section 2.7 hereof, Borrower delivers a

Replacement Interest Rate Cap Agreement, all the provisions of this Section 2.6 applicable to the Interest Rate Cap Agreement delivered on the Closing Date shall be applicable to the Replacement Interest Rate Cap Agreement.

Section 2.7.    Extension Options.

2.7.1    Extension Options. Subject to the provisions of this Section 2.7, Borrower shall have the option (the “First Extension Option”), by written notice (the “First Extension Notice”) delivered to Lender no later than fifteen (15) days prior to the Stated Maturity Date, to extend the Maturity Date to June 11, 2021 (the “First Extended Maturity Date”). In the event Borrower shall have exercised the First Extension Option, Borrower shall have the option (the “Second Extension Option”), by written notice (the “Second Extension Notice”) delivered to Lender no later than fifteen (15) days prior to the First Extended Maturity Date, to extend the First Extended Maturity Date to June 11, 2022 (the “Second Extended Maturity Date”). In the event Borrower shall have exercised the Second Extension Option, Borrower shall have the option (the “Third Extension Option”), by written notice (the “Third Extension Notice”) delivered to Lender no later than fifteen (15) days prior to the Second Extended Maturity Date, to extend the Second Extended Maturity Date to June 11, 2023 (the “Third Extended Maturity Date”). In the event Borrower shall have exercised the Third Extension Option, Borrower shall have the option (the “Fourth Extension Option”), by written notice (the “Fourth Extension Notice”) delivered to Lender no later than fifteen (15) days prior to the Third Extended Maturity Date, to extend the Third Extended Maturity Date to June 11, 2024 (the “Fourth Extended Maturity Date”). Any Extension Notice may be revoked by Borrower at any time, and Borrower shall reimburse Lender for any reasonable out-of-pocket costs and expenses, including reasonable attorney’s fees and disbursements, incurred directly in conjunction with preparing for the applicable extension. Borrower’s right to so extend the Maturity Date shall be subject to the satisfaction of the following conditions precedent prior to each extension hereunder:

(a)    (i) no Event of Default shall have occurred and be continuing on the date Borrower delivers the First Extension Notice, the Second Extension Notice, the Third Extension Notice or the Fourth Extension Notice, as applicable, and (ii) no Event of Default shall have occurred and be continuing on the Stated Maturity Date, the First Extended Maturity Date, the Second Extended Maturity Date and the Third Extended Maturity Date, as applicable;

(b)    Borrower shall (i) obtain and deliver to Lender one or more Replacement Interest Rate Cap Agreements from an Approved Counterparty, in a notional amount equal to the Outstanding Principal Balance, which Replacement Interest Rate Cap Agreement(s) shall be (A) effective for the period commencing on the day immediately following the then applicable Maturity Date (prior to giving effect to the applicable Extension Option) and ending on the last day of the Interest Period in which the applicable extended Maturity Date occurs and (B) otherwise on same terms set forth in Section 2.6 and (ii) execute and deliver an Acknowledgement with respect to each such Replacement Interest Rate Cap Agreement;and

(c)    All amounts due and payable by Borrower and any other Person pursuant to this Agreement or the other Loan Documents as of the Stated Maturity Date, the First Extended Maturity Date, the Second Extended Maturity Date or the Third Extended Maturity Date, as applicable, and all reasonable out-of-pocket costs and expenses of Lender, including reasonable out-of-pocket fees and expenses of Lender’s counsel, in connection with the applicable extension of the Term shall have been paid in full. Neither Lender, nor any other Person, shall have the right to charge an extension fee to Borrower.

If Borrower is unable to satisfy all of the foregoing conditions within the applicable time frames for each, Lender shall have no obligation to extend the Stated Maturity Date hereunder. As soon as is reasonably practicable following any extension of the Stated Maturity Date pursuant to this Section 2.7 (but in any event no later than ten (10) Business Days following the effective date of such extension), Borrower shall deliver to Lender a Counterparty Opinion with respect to the Replacement Interest Rate Cap Agreement and the related Acknowledgment that were obtained in connection with such extension.

2.7.2    Extension Documentation. As soon as practicable following an extension of the Maturity Date pursuant to this Section 2.7, Borrower shall, if reasonably requested by Lender, execute and deliver such amendments to the related Loan Documents as may be necessary or appropriate to evidence the extension of the Maturity Date as provided in this Section 2.7; provided, however, that no failure by Borrower to enter into any such amendments and/or restatements shall affect the rights or obligations of Borrower or Lender with respect to the extension of the Maturity Date.

Section 2.8.    Spread Maintenance Premium. Except as otherwise provided herein, upon any repayment or prepayment of the Loan (including in connection with an acceleration of the Loan) made during the Spread Maintenance Period, Borrower shall pay to Lender on the date of such repayment or prepayment (or acceleration of the Loan) the Spread Maintenance Premium applicable thereto. All Spread Maintenance Premium payments hereunder (to the extent payable by Borrower hereunder) shall be deemed to be earned by Lender upon the funding of the Loan.

Section 2.9.    Regulatory Changes; Taxes.

2.9.1    Increased Costs.

(a)    If as a result of any Regulatory Change or compliance of any Co-Lender therewith, such Co-Lender or the company that Controls such Co-Lender shall be subject to (i) Special Taxes (other than (A) Indemnified Taxes, which shall be solely covered by Section 2.9.2, (B) Other Taxes, which shall be solely covered by Section 2.9.3, (C) Connection Income Taxes and (D) Special Taxes described in clauses (b) through (e) of the definition of Excluded Taxes); (ii) any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities, of such Co-Lender or any company that Controls such Co-Lender is imposed, modified or deemed applicable; or (iii) any other condition affecting loans to borrowers subject to LIBOR-based interest rates is imposed on such Co-Lender or any company that Controls such Co-Lender and such Co-Lender determines that, by reason thereof, the cost to such Co-Lender or any company that Controls such Co-Lender of making, maintaining or extending the Loan to Borrower is increased, or any amount receivable by such Co-Lender or any company that Controls such Co-Lender hereunder in respect of any portion of the Loan to Borrower is reduced, in each case by an amount deemed by such Co-Lender in good faith to be material (such increases in cost and reductions in amounts receivable being herein called “Increased Costs”), then such Co-Lender shall provide notice thereof to Borrower and Borrower agrees that it will pay to such Co-Lender upon such Co-Lender’s written request such additional amount or amounts as will compensate such Co-Lender or any company that Controls such Co-Lender for such Increased Costs to the extent such Co-Lender determines that such Increased Costs are allocable to the Loan.

(b)    Any amount payable by Borrower pursuant to this Section 2.9.1 shall be paid to a Co-Lender within thirty (30) days after such Co-Lender’s delivery to Borrower of a certificate from such Co-Lender setting forth the amount due and such Co-Lender’s basis for the determination of such amount, which statement shall be conclusive and binding upon Borrower absent manifest error. Such Co-Lender shall endeavor to promptly inform Borrower of the occurrence of any of the events referred to in this Section 2.9.1 which shall result in Borrower being required to make any payments to such Co-Lender pursuant to this Section 2.9.1; provided, however, that the failure of such Co-Lender to provide such notice shall not excuse Borrower from its obligations pursuant to this Section 2.9.1 or provide Borrower or any other Person the right to claim any damages or to exercise any other rights or remedies against such Co-Lender; and provided, further that the failure on the part of such Co-Lender to demand payment from Borrower for any such amount attributable to any particular period shall not constitute a waiver of such Co-Lender’s right to demand payment of such amount for any subsequent or prior period. Notwithstanding anything contained herein to the contrary, Borrower shall not be required to compensate a Co-Lender pursuant to this Section 2.9.1 for any Increased Costs actually paid by such Co-Lender more than one hundred eighty (180) days prior to the date that such Co-Lender notifies Borrower of the change in any applicable Regulatory Change giving rise to such Increased Costs and of such Co-Lender’s intention to claim compensation or reimbursement therefor; provided, however, that the foregoing shall not prohibit such Co-Lender from delivering such certificate to Borrower prior to such Co-Lender’s actual payment of such Increased Costs. Notwithstanding anything contained in this Section 2.9.1 to the contrary, no Co-Lender shall be permitted to make a claim against Borrower under this Section 2.9.1 unless such Co-Lender is making similar claims against other borrowers of such Co-Lender to the extent such borrowers are similarly situated as Borrower after consideration of such factors as such Co-Lender then reasonably determines to be relevant. Notwithstanding anything contained herein to the contrary, if pursuant to this Section 2.9.1, Increased Costs are payable, or will be payable, by Borrower to any Co-Lender, Borrower may, at its option and upon not less than fifteen (15) days’ prior notice to such Co-Lender (which notice shall be delivered to such Co-Lender no later than fifteen (15) days after such Co-Lender’s delivery to Borrower of the above-referenced certificate regarding the payment of such Increased Costs), prepay the Loan in whole, together with the amount of any such Increased Costs that have at such time already been incurred by or paid by such Co-Lender, any applicable Spread Maintenance Premium (if such prepayment occurs during the Spread Maintenance Period), and all other amounts due and payable under Section 2.4.5 in connection with such prepayment. Notwithstanding anything to the contrary herein (including for the avoidance of doubt, Section 2.9.6), no amount shall be payable to a Co-Lender under this Section 2.9.1 during the period in which the Loan is included in a Securitization.

2.9.2    Special Taxes. Borrower shall make all payments hereunder free and clear of and without deduction for Special Taxes, except as required by applicable law. If Borrower shall be required by law to deduct any Special Taxes that are Indemnified Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Co-Lender, the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.9.2) the applicable Co-Lender receives an amount equal to the sum it would have received had no such deductions for Special Taxes that are Indemnified Taxes been made. Borrower shall make any deductions for Special Taxes required by applicable law and shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. Notwithstanding anything contained herein to the contrary, if pursuant to this Section 2.9.2, Borrower is, or will be, required to increase any payment to any Co-Lender on account of Indemnified Taxes, Borrower may, at its option and upon not less than fifteen (15) days’ prior notice to such Co-Lender (which notice shall be delivered to such Co-Lender no later than fifteen (15) days after such Co-Lender’s delivery to Borrower of written notice regarding the increase of payments to such Co-Lender on account of Indemnified Taxes), prepay the Loan in whole, together with the amount of any such Indemnified Taxes that have at such time already been incurred by or paid by such Co-Lender, any applicable Spread Maintenance Premium (if such prepayment occurs during the Spread Maintenance Period), and all other amounts due and payable under Section 2.4.5 in connection with such prepayment. Notwithstanding anything to the contrary herein (including for the avoidance of doubt, Section 2.9.6), no amount shall be payable to a Co-Lender under this Section 2.9.2 during the period in which the Loan is included in a Securitization.

2.9.3    Other Taxes. Borrower agrees to pay any present or future stamp or documentary taxes or other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, or the Loan, other than such taxes, charges or levies arising solely from any transfer by a Co-Lender of the Loan or an interest therein pursuant to Article IX or arising solely as a result of any Securitization (hereinafter referred to as “Other Taxes”). For the avoidance of doubt, Borrower shall pay any mortgage recording taxes owed with respect to the funding of the Loan by any Co-Lender on the Closing Date or other similar taxes required to be paid by any Person under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of the Mortgage or any of the Loan Documents.

2.9.4    Tax Refund. If any Co-Lender has actual knowledge it has received or has actual knowledge that it is entitled to receive, a refund, credit or offset in respect of amounts paid by Borrower pursuant to Section 2.9.1 or 2.9.2 (whether against U.S. taxes or non-U.S. taxes) which refund, credit or offset in the good faith judgment of such Co-Lender is allocable to such payment, it shall promptly notify Borrower of the availability of such refund, credit or offset and shall, within thirty (30) days after the receipt of a request by Borrower, apply for such refund, credit or offset. If such Co-Lender receives such a refund, credit or offset, it shall pay Borrower the refund net of any reasonable out-of-pocket expenses of such Co-Lender and without interest (other than any interest paid by the relevant taxation authority with respect to such refund, credit or offset). This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

2.9.5    Change of Office. To the extent that changing the jurisdiction of any Co-Lender’s applicable office would have the effect of minimizing Indemnified Taxes, Other Taxes or Increased Costs, such Co-Lender shall at the request of Borrower use commercially reasonable efforts to make such a change, provided that same would not otherwise be disadvantageous (as reasonably determined by such Co-Lender) or involve any unreimbursed expense to such Co-Lender.

2.9.6    Survival. Each party’s obligations under this Section 2.9 shall survive any assignment of rights by, or the replacement of a Co-Lender and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

III.

REPRESENTATIONS AND WARRANTIES

Section 3.1.    Borrower Representations. Borrower represents and warrants to Lender that, except to the extent (if any) disclosed on Schedule IV hereto with reference to a specific subsection of this Section 3.1:

3.1.1    Organization; Special Purpose. Borrower has been duly organized and is validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified and in good standing in the jurisdiction in which the Property is located, and Borrower has taken all necessary limited liability company action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute and deliver, and perform its respective obligations, under this Agreement and the other Loan Documents. Borrower complies with the definition of Special Purpose Bankruptcy Remote Entity.

3.1.2    Proceedings; Enforceability. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

3.1.3    No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its Obligations hereunder and thereunder will not conflict with any material provision of any law or regulation to which Borrower is subject, or conflict with, result in a material breach of, or constitute a material default under, any of the terms, conditions or provisions of any of Borrower’s organizational documents or any material agreement or instrument to which Borrower is a party or by which it is bound, or any order or decree applicable to Borrower, or result in the creation or imposition of any Lien on any of Borrower’s assets or property (other than pursuant to the Loan Documents).

3.1.4    Litigation. There is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened against Borrower, Manager or the Property in any court or by or before any other Governmental Authority which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect.

3.1.5    Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which would reasonably be expected to result in, or does result in, a Material Adverse Effect. Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or the Property is bound, except where such default would not reasonably be expected to result in, and does not result in, a Material Adverse Effect.

3.1.6    Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrower.

3.1.7    Property; Title.

(a)    Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property owned by it, free and clear of all Liens whatsoever except the Liens permitted hereunder (including Permitted Encumbrances). The Mortgage, when properly recorded in the appropriate records (and all appropriate recording costs, taxes and fees (if any) are paid), together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, first priority, perfected Lien on Borrower’s interest in the Property, subject only to Permitted Encumbrances, and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty owned by Borrower (including the Leases), all in accordance with the terms thereof, in each case subject only to the Liens permitted hereunder (including the Permitted Encumbrances). There are no mechanics’, materialman’s or other similar Liens or claims which have been filed for work, labor or materials affecting the Property which are or may be Liens prior to, or equal priority with, the Lien of the Mortgage, except for such Liens as are permitted hereunder (including the Permitted Encumbrances). None of the Permitted Encumbrances, individually or in the aggregate, materially and adversely affect or interfere with the value, or current or contemplated use or operation, of the Property, or the security intended to be provided by the Mortgage, or the ability of the Property to generate net cash flow sufficient to service the Loan, or Borrower’s ability to pay its obligations as and when they come due, including its ability to repay the Debt in accordance with the terms of the Loan Documents.

(b)    All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Mortgage, have been paid or are being paid simultaneously herewith. All Taxes and Other Charges due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Policy.

(c)    The Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of the Property.

(d)    No Condemnation has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

(e)    To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

3.1.8    ERISA; No Plan Assets.

(a)    As of the date hereof and throughout the Term (i) Borrower is not nor will be an “employee benefit plan,” as defined in Section 3(3) of ERISA, or a “plan” within the meaning of Section 4975 of the Code, (ii) none of the assets of Borrower constitute or will constitute “plan assets” of one or more such employee benefit plans or plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, (iii) Borrower is not nor will be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with Borrower are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans.

(b)    Except for obligations with respect to any Multiemployer Plan maintained by any ERISA Affiliate, neither Borrower nor any ERISA Affiliate (i) maintains or contributes to, or is or has, within the past six years, been required to maintain or contribute to, any “employee benefit plan,” as defined in Section 3(3) of ERISA, that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code or (ii) has incurred any unsatisfied liability under Title IV or Section 302 of ERISA or Section 412 of the Code or could be subjected to any such liability.

3.1.9    Compliance. Except as described in the PZR Report or the Property Condition Report, Borrower and the Property (including, but not limited to the Improvements) and the use thereof comply in all respects with all applicable Legal Requirements, including parking, building and zoning and land use laws, ordinances, regulations and codes the noncompliance of which would reasonably be expected to result in, or does result in, a Material Adverse Effect. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which would reasonably be expected to result in, or does result in, a Material Adverse Effect. Borrower has not committed any act which may give any Governmental Authority the right to cause Borrower to forfeit the Property or any part thereof or any monies paid in performance of Borrower’s Obligations under any of the Loan Documents or cause the withdrawal of the Property from the Condominium. The Property is used exclusively for office, storage and other appurtenant and related uses. Except as described in the PZR Report, in the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. To Borrower’s knowledge and except as described in the PZR Report or the Property Condition Report, no legal proceedings are pending or threatened with respect to the zoning of the Property and neither the zoning nor any other right to use or operate the Property is in any way dependent upon or related to any property other than the Property. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required of Borrower for the legal use, occupancy and operation of the

Property for its current use (collectively, the “Licenses”), have been obtained and are in full force and effect, except to the extent the failure to have such Licenses would not reasonably be expected to result in, and does not result in, a Material Adverse Effect. To Borrower’s knowledge, the use being made of the Property is in conformity with the certificate of occupancy issued for the Property and all other restrictions, covenants and conditions affecting the Property, except for such non-compliance that would not reasonably be expected to result in, or does not result in, a Material Adverse Effect.

3.1.10    Financial Information. All financial data, including the statements of cash flow and operations, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Property as of the date of such reports in all material respects, and (iii) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower has no contingent liabilities, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower. Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or the Property from that set forth in said financial statements.

3.1.11    Easements; Utilities and Public Access. To Borrower’s knowledge, all easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the utilization of the Improvements for their intended purposes have been obtained and are in full force and effect without default thereunder, except to the extent the failure to obtain such Easements or a default in respect of same would not reasonably be expected to have, and does not have, a Material Adverse Effect. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary or convenient to the existing use of the Property are located in the public right-of-way abutting the Property or in recorded Easements serving the Property, which Easements are set forth in the Title Insurance Policy.

3.1.12    Assignment of Leases. The Assignment of Leases creates a valid assignment of, or a valid security interest in, Borrower’s rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Property. Borrower has not assigned the Leases or any portion of the Rents due and payable or to become due and payable thereunder to any Person other than Lender, except for the assignment of leases and rents being terminated as of the Closing Date.

3.1.13    Insurance. Borrower has obtained and has delivered to Lender certificates of insurance evidencing all of the Policies, with all premiums that are due and payable paid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. Neither Borrower nor, to Borrower’s knowledge, any other Person, has done, by act or omission, anything which would impair the coverage of any of the Policies.

3.1.14    Flood Zone. None of the Improvements on the Property are located in an area identified by the Federal Emergency Management Agency as a special flood hazard area.

3.1.15    Physical Condition. To Borrower’s knowledge and except as may be expressly set forth in the Physical Conditions Report: (i) the Property, including all buildings, improvements, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; and (ii) there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would reasonably be expected to materially and adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

3.1.16    Intentionally Omitted.

3.1.17    Leases. The Property is not subject to any Leases other than the Leases described on the rent roll certified to Lender on the Closing Date as true, complete and correct in all material respects (the “Rent Roll”). Borrower is the owner and lessor of landlord’s interest in the Leases (excluding any subleases or sub-subleasese). No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases. Except as set forth on Schedule IV hereto and except as disclosed on the Rent Roll or on the estoppel certificates delivered to Lender in connection with the closing of the Loan, the Leases identified on the Rent Roll are in full force and effect and there are no material defaults thereunder by either party beyond any applicable notice or cure period, and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. The copies of the Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto. Except as set forth on Schedule IV hereto and except as disclosed on the Rent Roll or on the estoppel certificates delivered to Lender in connection with the closing of the Loan, no Rent (including security deposits) has been paid more than one (1) month in advance of its due date. Except as set forth on Schedule IV hereto and except as disclosed on the Rent Roll or on the estoppel certificates delivered to Lender in connection with the closing of the Loan, to Borrower’s knowledge, all work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant. Except as set forth on Schedule IV hereto and except as disclosed on the Rent Roll or on the estoppel certificates delivered to Lender in connection with the closing of the Loan, any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant under a Lease has already been received by such Tenant. Except as set forth on Schedule IV hereto and except as disclosed on the Rent Roll or on the estoppel certificates delivered to Lender in connection with the closing of the Loan, each Tenant under each Lease have accepted possession of and is in occupancy of all of its respective space demised under its Lease and has commenced the payment of full, unabated rent under its Lease. Borrower has delivered to Lender a true, correct and complete list of all security deposits made by Tenants at the Property which have not been applied (including accrued interest thereon), all of which are held by Borrower in accordance with the terms of the applicable Lease and applicable Legal Requirements. To Borrower’s knowledge, no Tenant under a Lease is the subject of bankruptcy or reorganization proceedings other than Le Cirque. Except as set forth on Schedule IV hereto, no Tenant under any Lease (or any sublease) is an Affiliate of Borrower. Except as set forth on Schedule IV hereto and except as disclosed on the Rent Roll or on the estoppel certificates delivered to Lender in connection with the closing of the Loan, there are no brokerage fees or commissions due and payable by Borrower in connection with the leasing of space at the Property, except as has been previously disclosed to Lender in writing, and no such fees or commissions will become due and payable in the future in connection with the Leases, including by reason of any extension of such Lease or expansion of the space leased thereunder, except as has previously been disclosed to Lender in writing. Borrower has not sold, transferred, assigned, hypothecated or pledged any Lease or the Rents received therefrom, except for those which are no longer in effect and except to Lender pursuant to the Loan Documents. Except as set forth on Schedule IV hereto and except as disclosed on the Rent Roll or on the estoppel certificates delivered to Lender in connection with the closing of the Loan, to Borrower’s knowledge, no Tenant under any Lease has assigned its Lease or sublet all or any portion of the premises demised thereby and no such Tenant holds its leased premises under assignment or sublease. Except as set forth on Schedule IV hereto and except as disclosed on the Rent Roll or on the estoppel certificates delivered to Lender in connection with the closing of the Loan and except for the rights of Bloomberg described in Section 40 of the Bloomberg Lease in event of a Proposed Competitor Asset Transaction (as defined in the Bloomberg Lease) or a Proposed Competitor Equity Transaction (as defined in the Bloomberg Lease, collectively with a Proposed Competitor Asset Transaction, the “Bloomberg Lease Rights”), no Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part.

3.1.18    Tax Filings. To the extent required, Borrower has filed (or has obtained effective extensions for filing) all material federal, state, commonwealth, district and local tax returns required to be filed and has paid or made adequate provision for the payment of all material federal, state, commonwealth, district and local taxes, charges and assessments payable by Borrower. Borrower’s tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments permitted by the Internal Revenue Service or other applicable tax authority upon audit.

3.1.19    No Fraudulent Transfer. Borrower (i) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and (ii) received reasonably equivalent value in exchange for its Obligations under the Loan Documents. After giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is, and immediately following the making of the Loan, will be, greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of the obligations of Borrower). No petition in bankruptcy has been filed by Borrower and Borrower has not ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it.

3.1.20    Federal Reserve Regulations. No part of the proceeds of the Loan will be used by Borrower for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or for any other purpose, that would violate Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

3.1.21    Organizational Chart. The organizational chart attached as Schedule III, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof (except as otherwise indicated thereon).

3.1.22    Organizational Status. Borrower’s exact legal name is as set forth in the introductory paragraph to this Agreement. Borrower is a limited liability company, and the jurisdiction in which Borrower is organized is: Delaware. Borrower’s Tax I.D. number is as follows: 06-1716800.

3.1.23    Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

3.1.24    No Casualty. The Improvements have suffered no material casualty or damage which has not been fully repaired and the cost thereof fully paid.

3.1.25    Purchase Options. Neither Borrower nor, to Borrower’s knowledge, any other Person, has granted any purchase option, right of first refusal (other than pursuant to the Bloomberg Lease Rights), right of first offer or other similar right in favor of third parties with respect to the Property.

3.1.26    FIRPTA. Borrower is not a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.

3.1.27    Investment Company Act. Borrower is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other United States federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.28    Fiscal Year. Each fiscal year of Borrower commences on January 1.

3.1.29    Other Debt. Borrower has no Indebtedness, other than Permitted Encumbrances and Permitted Indebtedness.

3.1.30    Intentionally Omitted.

3.1.31    Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading, except that the foregoing statement shall be qualified by “to Borrower’s knowledge” to the extent any statements herein are so qualified. There is no material fact presently known to Borrower which has not been disclosed to Lender which would reasonably be expected to result in, or has resulted in, a Material Adverse Effect.

3.1.32    Condominium Representations.

(a)    Borrower has delivered to Lender true, correct and complete copies of each of the Condominium Documents, and there are no other agreements, instruments or other documents to which Borrower is a party or by which Borrower may be bound relating to the creation and/or governance of the Condominium. The Condominium Documents are in full force and effect.

(b)    Neither Borrower, nor, to Borrower’s knowledge, any other party to the Condominium Declaration or the Bylaws is in default thereunder, except to the extent that such default would not reasonably be expected to result in, and has not resulted in, a Material Adverse Effect.

(c)    All Condominium Charges payable by Borrower through the date immediately preceding the Closing Date have been paid, and to Borrower’s knowledge, the Condominium Board has not levied any special assessments that are due and payable on or after the date hereof.

(d)    The Mortgage is a “Permitted Mortgage” and Lender is a “Permitted Mortgagee” within the meaning of, and for all purposes under, the Condominium Documents, and is entitled to all of the rights and remedies granted to Permitted Mortgagees thereunder.

(e)    The Condominium Board consists of five (5) members. As of the date hereof, the members of the Condominium Board are as follows: Martin Dresner, Thomas Sanelli, Matt Iocco, Barry Langer and Michael Kim. All of such members (other than Michael Kim and Matt Iocco) were appointed by Borrower and are employees of ALX, VRT, VRLP and/or one their respective subsidiaries.

3.1.33    Bloomberg Lease. The Additional Option Space (as defined in the Bloomberg Lease) is entirely located within the Property.

3.1.35    Illegal Activity. No portion of the purchase price for the Property has been or will be paid with proceeds of any illegal activity.

3.1.36    Labor Matters. Borrower has no employees, including any employees who provide any services at or in connection with the Property. To the extent that Borrower is or has been bound by any collective bargaining agreement or other labor-related agreement applicable to the Property, Borrower is, and at all times within the last three years has been, in compliance in all material respects with the same. There is currently no claim, charge or other action pending or threatened against Borrower alleging unfair labor practices or violation of any collective bargaining or other labor-related agreement or obligation. To the extent that Borrower is or has been required to comply with any labor laws, Borrower is, and at all times within the last three years has been, in compliance in all material respects with the same, and neither Borrower nor the Property is currently subject to any actual or threatened picketing, lockout, protest, or strike activity by any union, union members, or other labor organization.

Section 3.2.    Survival of Representations. The representations and warranties set forth in Section 3.1 and elsewhere in this Agreement and the other Loan Documents shall (i) survive until the Obligations have been paid and performed in full and (ii) be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

IV.

BORROWER COVENANTS

Until the end of the Term, Borrower hereby covenants and agrees with Lender that:

Section 4.1.    Payment and Performance of Obligations. Borrower shall pay and otherwise perform the Obligations in accordance with the terms of this Agreement and the other Loan Documents.

Section 4.2.    Due on Sale and Encumbrance; Transfers of Interests. Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its Controlling owners, as applicable, and principals of Borrower in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Property. Therefore, except as permitted in this Agreement or the other Loan Documents, without the prior written consent of Lender, neither Borrower nor any other Person having a direct or indirect ownership or beneficial interest in Borrower shall sell, convey, mortgage, grant, bargain, encumber, pledge, assign or transfer the Property or any part thereof, or any interest, direct or indirect, in Borrower, whether voluntarily or involuntarily or enter into or subject the Property to a PACE Loan (a “Transfer”). A Transfer within the meaning of this Section 4.2 shall be deemed to include (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower for the leasing of all or a substantial part of the Property for any purpose other than the actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if Borrower or any general partner, managing member or controlling shareholder of Borrower is a corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock (or the stock of any corporation directly or indirectly controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock; (iv) if Borrower or any general partner, managing member or controlling shareholder of Borrower is a limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner, managing partner, limited partner, joint venturer or member or the transfer of the partnership interest of any general partner, managing partner or limited partner or the transfer of the interest of any joint venturer or member; and (v) any pledge, hypothecation, assignment, transfer or other encumbrance of any direct or indirect ownership interest in Borrower. Nothing herein shall restrict Borrower from entering into a purchase and sale agreement for the Property in anticipation of a Transfer and Assumption or prepayment that is permitted hereunder or otherwise approved by Lender, provided that in connection with an anticipated Transfer and Assumption, Borrower’s obligations under such purchase and sale agreement are expressly subject to compliance with the terms and provisions of this Agreement with respect to a Transfer and Assumption.

Section 4.3.    Liens. Subject to Borrower’s contest rights as set forth in this Section 4.3, Borrower shall discharge any Lien on any portion of the Property, except for the Permitted Encumbrances and except as otherwise permitted in this Agreement or the other Loan Documents, within sixty (60) days after Borrower receives written notice of the filing of such Lien. Notwithstanding the foregoing, Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Liens, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in reasonable danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall, as required upon final determination thereof, pay the amount of any such Liens, together with all costs, interest and penalties which may be payable in connection therewith; (v) only if collateral is not required to be posted in connection with such proceeding, in the case of Liens in excess of $10,000,000, individually or in the aggregate (the “Contest Threshold”), to insure the payment of such Liens during the term of such contest, Borrower shall deliver to Lender, subject to the limitations set forth in Section 6.12, either (A) cash, cash equivalents, a Letter of Credit or a guaranty from a Qualified Guarantor, or other security reasonably acceptable to Lender, in an amount equal to one hundred ten percent (110%) of the contested amount over the Contest Threshold plus any deferred fines thereon, or (B) a payment and performance bond in an amount equal to one hundred percent (100%) of the contested amount from a surety acceptable to Lender in its reasonable discretion, (vi) failure to pay such Liens will not subject Lender to any civil liability (other than fines which Borrower promptly pays in full when due, except to the extent the contest defers such payment) or criminal liability, (vii) such contest shall not materially adversely affect the ownership, use or occupancy of the Property, and (viii) Borrower shall keep Lender informed of the status of such proceedings at reasonable intervals and, if requested by Lender, confirm to Lender the continuing satisfaction of the conditions set forth in clauses (i) through (vii) of this Section 4.3. After five (5) Business Days’ notice to Borrower, Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is finally established by the Governmental Authority authorized to make such determination or the Property (or any part thereof or interest therein) shall be in immediate danger of being sold, forfeited, terminated, cancelled or lost or there shall be any immediate danger of the Lien of the Mortgage being primed by any related Lien.

Section 4.4.    Special Purpose. Without in any way limiting the provisions of this Article 4, Borrower shall at all times comply with the requirements set forth in the definition of “Special Purpose Bankruptcy Remote Entity”. Borrower shall not (i) directly or indirectly make any change, amendment or modification to any of the “Special Purpose Provisions” as defined in and set forth in its organizational documents without the prior written consent of Lender and the receipt of Rating Agency Confirmation, or (ii) otherwise take any action which would result in Borrower not being a Special Purpose Bankruptcy Remote Entity.

Section 4.5.    Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence and all rights, licenses, permits and franchises necessary to comply with all Legal Requirements applicable to it and the Property, except for such failure or noncompliance as would not reasonably be expected to, and does not, result in a Material Adverse Effect.

Section 4.6.    Taxes and Other Charges. Subject to Borrower’s contest rights as set forth in this Section 4.6, Borrower shall pay all Taxes and Other Charges now or hereafter levied, assessed or imposed prior to the date the same shall become delinquent and shall promptly furnish to Lender receipts for the payment of the Taxes and the Other Charges (provided, however, that Borrower need not pay Taxes directly nor furnish such receipts for payment of Taxes to the extent that funds to pay for such Taxes have been deposited into the Tax Account pursuant to Section 6.3). Notwithstanding the foregoing, Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in reasonable danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall, as required upon final determination thereof, pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of Taxes or Other Charges from the Property; (vi) in the case of Taxes or Other Charges above the Contest Threshold, Borrower shall, subject to the limitations set forth in Section 6.12, deposit with Lender cash, cash equivalents, a Letter of Credit or a guaranty from a Qualified Guarantor or other security reasonably acceptable to Lender, in an amount equal to one hundred ten percent (110%) of the contested amount (together with all interest and penalties thereon) over the Contest Threshold plus any deferred fines thereon, to insure the payment of any such Taxes or Other Charges during such contest, (vii) failure to pay such Taxes or Other Charges will not subject Lender to any civil liability (other than fines which Borrower promptly pays in full when due, except to the extent the contest defers such payment) or criminal liability, (viii) such contest shall not materially adversely affect the ownership, use or occupancy of the Property, and (ix) Borrower shall keep Lender informed of the status of such proceedings at reasonable intervals and, if requested by Lender, confirm to Lender the continuing satisfaction of the conditions set forth in clauses (i) through (vii) of this Section 4.6. After five (5) Business Days’ notice to Borrower, Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is finally established by the Governmental Authority authorized to make such determination or the Property (or any part thereof or interest therein) shall be in immediate danger of being sold, forfeited, terminated cancelled or lost or there shall be any immediate danger of the Lien of the Mortgage being primed by any related Lien.

Section 4.7.    Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or, to Borrower’s knowledge, threatened against the Property or Borrower which would, if adversely determined, reasonably be expected to result in a Material Adverse Effect.

Section 4.8.    Title to the Property. Borrower shall warrant and defend (a) its title to the Property and every part thereof, subject only to Permitted Encumbrances and (b) the validity and priority of the Liens of the Mortgage, the Assignment of Leases and this Agreement on the Property, subject only to Permitted Encumbrances and other Liens expressly permitted pursuant to the terms of the Loan Documents, in each case against the claims of all Persons whomsoever.

Section 4.9.    Financial Reporting.

4.9.1    Generally. Borrower shall keep and maintain, or will cause to be kept and maintained, on an annual basis, proper and accurate books and records, in accordance with GAAP, reflecting the business and financial affairs of Borrower. Lender shall have the right at reasonable times during normal business hours upon reasonable advance notice to Borrower to examine such books and records at the office of Borrower or other Person maintaining such books and records and to make such copies or extracts thereof as Lender may reasonably request.

4.9.2    Quarterly Reports. Not later than forty-five (45) days following the end of each calendar quarter (commencing with the second (2nd) quarter of 2017), Borrower shall deliver to Lender:

(i)    unaudited financial statements, internally prepared in accordance with GAAP including a balance sheet and statement of operations (and a separate calculation of Gross Income and Operating Expenses) as of the end of such quarter and year-to-date, together with (commencing with the financial statements for the first quarter of 2018) the results for the same periods of the previous year. Such statements for each quarter shall be accompanied by an Officer’s Certificate certifying to the best of the signer’s knowledge, (A) that such statements fairly represent the financial condition and results of operations of Borrower in all material respects, (B) that as of the date of such Officer’s Certificate, no Event of Default exists under this Agreement, the Note or any other Loan Document or, if so, specifying the nature and status of each such Event of Default and the action then being taken by Borrower or proposed to be taken to remedy such Event of Default and (C) that as of the date of each Officer’s Certificate, no litigation exists involving Borrower or the Property that would reasonably be expected to result in a Material Adverse Effect. Such financial statements shall contain such other information as shall be reasonably requested by Lender for purposes of calculations to be made by Lender pursuant to the terms hereof;

(ii)    a rent roll for the Property, dated as of the last month of such calendar quarter, showing the current annualized rent for the Property (as of the date of such rent roll), and the expiration date of each Lease. Such rent roll shall be accompanied by an Officer’s Certificate certifying to the best of the signer’s knowledge that such rent roll is true, correct and complete in all material respects as of its date and stating whether Borrower, within the past three (3) months, has issued a notice of default with respect to any Lease which has not been cured and the nature of such default; and

(iii)    copies of any Lease, or any Lease renewal, modification, amendment or modification executed during such calendar quarter.

4.9.3    Annual Reports. Not later than one hundred five (105) days after the end of each Fiscal Year of Borrower’s operations (commencing on the Fiscal Year ending December 31, 2017), Borrower shall deliver to Lender:

(i)    financial statements for Borrower audited by an Independent Accountant in accordance with GAAP, including a balance sheet as of the end of such Fiscal Year, and a statement of operations for the year ended and figures for the previous Fiscal Year. Such annual financial statements shall be accompanied by an Officer’s Certificate in the form required pursuant to Section 4.9.2(i) above;

(ii)    an annual summary of any and all Capital Expenditures made at the Property during such Fiscal Year; and

(iii)    calculations of Gross Income and Operating Expenses for such Fiscal Year, which calculations shall be accompanied by an Officer’s Certificate in the form required pursuant to Section 4.9.2(i) above.

4.9.4    Other Reports

(a)    Borrower shall, within ten (10) Business Days after written request by Lender or such longer period as reasonably required to produce the same, furnish or cause to be furnished to Lender and, if applicable, the Rating Agencies in such manner and in such detail as may be reasonably requested by Lender or, if all or part of the Loan is being or has been included in a Securitization, the Rating Agencies, such reasonable additional information as may be reasonably requested with respect to the Property.

(b)    Borrower shall submit to Lender the financial data and financial statements required, and within the time periods, under clauses (f) and (g) of Section 9.1, if and when available.

4.9.5    Annual Budget.

(a)    Prior to the Closing Date, Borrower has provided to Lender, for informational purposes, an Annual Budget for the 2017 Fiscal Year. Provided no Trigger Period has occurred and is continuing, Borrower shall provide to Lender, for informational purposes, no later than thirty (30) days following the end of the prior Fiscal Year (commencing with the Fiscal Year ending December 31, 2017) the Annual Budget for the current Fiscal Year; provided, however, that, if any Trigger Period commences, Borrower shall deliver to Lender an Annual Budget for Lender’s review and approval (which approval shall not be unreasonably withheld, conditioned or delayed, subject to the provisions of Section 4.9.5(b)) within thirty (30) days of the commencement of such Trigger Period. During the continuance of a Trigger Period, Lender shall have the right to approve each Annual Budget, including extraordinary operating expenses and Capital Expenditures (which approval shall not be unreasonably withheld, conditioned or delayed, subject to the provisions of Section 4.9.5(b)). Annual Budgets delivered to Lender (other than during the continuance of a Trigger Period) or approved by Lender during the continuance of a Trigger Period shall hereinafter be referred to as an “Approved Annual Budget”, and any such extraordinary operating expenses approved by Lender during any Trigger Period pursuant to this Section 4.9.5(a) shall hereinafter be referred to as “Approved Extraordinary Expenses”. During the continuance of a Trigger Period, until such time that any Annual Budget has been approved by Lender, the prior Approved Annual Budget shall apply for all purposes hereunder (with such adjustments as necessary to reflect actual increases in Taxes, Insurance Premiums, utilities expenses and other non-discretionary items). During the continuance of a Trigger Period, subject to the immediately previous sentence, neither Borrower nor Manager shall change or modify the Annual Budget that has been approved by Lender without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed, subject to the provisions of Section 4.9.5(b)).

(b)    Notwithstanding anything to the contrary contained in this Section 4.9.5, whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.9.5, Lender’s consent and approval shall be deemed given if:

(i)    the first correspondence from Borrower to Lender requesting such approval or consent contains a bold-faced, conspicuous legend at the top of the first page thereof stating that “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY LENDER TO 731 OFFICE ONE LLC. FAILURE TO RESPOND TO THIS REQUEST WITHIN FIVE (5) BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED”, and is accompanied by such information and documents as Borrower believes in good faith are reasonably required for Lender to adequately evaluate such request and as requested by Lender in writing prior to the expiration of such five (5) Business Day period; and

(ii)    if Lender fails to respond to or to deny such request for approval or consent in writing within such five (5) Business Day period, a second notice requesting approval is delivered to Lender from Borrower containing a bold-faced, conspicuous legend at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY LENDER TO 731 OFFICE ONE LLC. FAILURE TO APPROVE OR DENY THIS REQUEST IN WRITING WITHIN FIVE (5) BUSINESS DAYS WILL RESULT IN YOUR APPROVAL BEING DEEMED GRANTED”, and is accompanied by such information and documents as Borrower believes in good faith are reasonably required for Lender to adequately evaluate such request and as requested by Lender in writing prior to the expiration of such five (5) Business Day period, and Lender fails to either approve or deny (and, in the case of a denial, stating the grounds therefor in reasonable detail) such request for approval or consent within such second five (5) Business Day period.

Section 4.10.    Access to Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof during normal business hours upon reasonable advance notice (which may be given by email or telephonically), subject to the rights of Tenants under Leases and Borrower’s usual and customary safety requirements and accompanied by a representative of Borrower.

Section 4.11.    Leases.

4.11.1    Generally. Upon reasonable request, Borrower shall furnish Lender with executed copies of all Leases then in effect.

4.11.2    Approvals.

(a)    Any Major Lease and any renewals, material amendments or material modifications of a Major Lease (other than those which are expressly permitted under such Lease pursuant to a right of the Tenant thereunder not requiring the consent of Borrower) shall be subject to Lender’s approval (which approval shall not be unreasonably withheld, delayed or conditioned, subject to the provisions of Section 4.11.2(d)). Any Lease and any renewals, amendments or modifications of a Lease (other than any Major Lease and any renewal, amendment or material modification to a Major Lease) that meets the following requirements may be entered into by Borrower without Lender’s prior consent: (i) provides for prevailing market-rate terms, (ii) unless a subordination, non-disturbance and attornment agreement is delivered pursuant to this Section 4.11.2, provides that such Lease is subordinate to the Mortgage and that the Tenant thereunder will attorn to Lender and any successor landlord, and (iii) is either (A) written on a form substantially similar to the form attached hereto as Exhibit E (the “Standard Form of Lease”), with any replacements, modifications or amendments reflecting commercially reasonable changes necessary to account for the then-current state of the market or such alternative form lease as has been reasonably approved by Lender pursuant to the terms of this Section 4.11.2 (which alternative form may be used by Borrower thereafter without seeking Lender’s approval therefor if Lender approves in writing its use as a form), subject, in each case, to any commercially reasonable changes made in the course of negotiations with the applicable Tenant or (B) in the case of storage leases, written on a lease with commercially reasonable terms. All other Leases (including Major Leases) and all renewals, material amendments and material modifications thereof executed after the date hereof shall be subject to Lender’s prior approval (which approval shall not be unreasonably withheld, delayed or conditioned, subject to the provisions of Section 4.11.2(d)).

(b)    Borrower shall not permit or consent to any assignment or sublease of any Major Lease that has the effect of releasing the assigning or subletting Tenant from its obligations under the Lease, without Lender’s prior written approval (other than assignments or subleases expressly permitted under any Major Lease pursuant to a right of the Tenant thereunder not requiring the consent of Borrower). Lender shall enter into, and, if required by applicable law in order to provide constructive notice or if requested by any Tenant, record in the county where the Property is located, a subordination, non-disturbance and attornment agreement, in form and substance substantially similar to the subordination, non-disturbance and attornment agreement delivered to Lender at the Closing Date (in either case, with such changes to such form as are commercially reasonable and as otherwise reasonably approved by Lender pursuant to this Section 4.11.2, a “Non-Disturbance Agreement”), with any Tenant entering into a New Lease or a modification of a Lease for which Lender’s prior written consent has been obtained or deemed obtained, or for which Lender’s prior written consent was not required, within ten (10) Business Days after written request therefor by Borrower. All reasonable third party costs and expenses incurred by Lender in connection with the negotiation, preparation, execution, delivery and recordation of any Non-Disturbance Agreement, including, without limitation, reasonable attorneys’ fees and disbursements, shall be paid by Borrower.

(c)    Borrower shall have the right, without the consent or approval of Lender, to terminate or accept a surrender of any Lease so long as such termination or surrender is (i) by reason of a Tenant default beyond any applicable notice and grace periods, or (ii) Borrower is simultaneously replacing such terminated or surrendered Lease with one or more Leases that are either (A) approved or deemed approved by Lender (such approval not to be unreasonably withheld, delayed or conditioned and to be subject to the provisions of Section 4.11.2(d)) and/or (B) complies in all respects with the requirements forth in Section 4.11.2(a) above and Lender’s approval thereof is not required thereunder; provided, however, in no event shall Borrower terminate or accept a surrender of the Bloomberg Lease without the prior written approval (or deemed approval) of Lender, not to be unreasonably withheld or delayed. Except as expressly set forth in this Section 4.11.2(c), Borrower shall not have the right to terminate any Lease without the express written consent of the Lender.

(d)    Notwithstanding anything to the contrary contained in this Section 4.11.2, whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.11.2, Lender’s consent and approval shall be deemed given if:

(i)    the first correspondence from Borrower to Lender requesting such approval or consent contains a bold-faced, conspicuous legend at the top of the first page thereof stating that “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY LENDER TO 731 OFFICE ONE LLC. FAILURE TO RESPOND TO THIS REQUEST WITHIN FIVE (5) BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED”, and is accompanied by such information and documents as Borrower believes in good faith are reasonably required for Lender to adequately evaluate such request and as requested by Lender in writing prior to the expiration of such five (5) Business Day period; and

(ii)    if Lender fails to respond to or to deny such request for approval or consent in writing within such five (5) Business Day period, a second notice requesting approval is delivered to Lender from Borrower containing a bold-faced, conspicuous legend at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY LENDER TO 731 OFFICE ONE LLC. FAILURE TO APPROVE OR DENY THIS REQUEST IN WRITING WITHIN FIVE (5) BUSINESS DAYS WILL RESULT IN YOUR APPROVAL BEING DEEMED GRANTED”, and is accompanied by such information and documents as Borrower believes in good faith are reasonably required for Lender to adequately evaluate such request and as requested by Lender in writing prior to the expiration of such five (5) Business Day period, and Lender fails to either approve or deny (and, in the case of a denial, stating the grounds therefor in reasonable detail) such request for approval or consent within such second five (5) Business Day period.

4.11.3    Covenants. Borrower (i) shall observe and perform the material obligations imposed upon the lessor under the Leases (subject to commercially reasonable deviations therefrom which would not be reasonably expected to result in a termination of a Lease or have a Material Adverse Effect); (ii) shall enforce the material terms, covenants and conditions contained in the Leases upon the part of the Tenants thereunder to be observed or performed in a commercially reasonable manner; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); and (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated or permitted by the Loan Documents). Borrower shall promptly notify Lender of any default by Borrower under the Leases that would reasonably be expected to result in a Material Adverse Effect and of which Borrower has actual knowledge.

4.11.4    Security Deposits; Bloomberg Letters of Credit.

(a)    All security deposits of Tenants, whether held in cash or any other form, shall be held in compliance with all Legal Requirements and shall not be commingled with any other funds of Borrower to the extent required by applicable law. Upon the foreclosure of the Lien of the Mortgage, Borrower shall, in accordance with applicable Legal Requirements, cause all cash security deposits (and any interest theretofore earned thereon) to be transferred to the transferee of the Property following the foreclosure sale or, in the case of a letter of credit, cause physical possession thereof to be delivered to such transferee.

(b)    Borrower acknowledges that the existing Bloomberg Letters of Credit are currently under the possession and control of ALX pursuant to the ALX Letter of Credit Agreement, and Borrower shall cause all Bloomberg Letters of Credit (whether now existing or hereafter issued) to continue to be held by ALX for the entire Term, subject to ALX’s obligation to deliver the same to Lender, or to allow Borrower to draw upon the same, pursuant to the terms of the ALX Letter of Credit Agreement. Borrower further acknowledges that, on the Closing Date, Borrower delivered to Lender a transfer certificate with respect to each Bloomberg Letter of Credit, each duly executed by Borrower in blank (each, an “L/C Transfer Certificate”). Borrower agrees that in the event that any Bloomberg Letter of Credit is replaced or supplemented by a new letter of credit, (i) such new letter of credit shall also constitute a Bloomberg Letter of Credit, (ii) Borrower shall deliver or cause to be delivered such new Bloomberg Letter of Credit to ALX within ten (10) Business Days of the issuance thereof, to be held under the possession and control of ALX in accordance with the ALX Letter of Credit Agreement and (iii) Borrower shall, within ten (10) Business Days of the issuance of such new Bloomberg Letter of Credit, deliver to Lender a new L/C Transfer Certificate for such new Bloomberg Letter of Credit, in the form required under such new Bloomberg Letter of Credit, duly executed by Borrower in blank. Upon delivery of the Bloomberg Letters of Credit by ALX to Lender pursuant to the terms of the ALX Letter of Credit Agreement, Borrower hereby authorizes Lender, without any further consent of Borrower or any other Person, to fill in the date and complete the transferee information in each L/C Transfer Certificate (naming Lender or its nominee as the transferee therein) and to present each Bloomberg Letter of Credit and corresponding L/C Transfer Certificate to the issuing bank in order to change the beneficiary thereunder, and to transfer all rights of the beneficiary thereunder, from Borrower to Lender or Lender’s nominee, and to draw, wholly or partially, on each such Bloomberg Letter of Credit in accordance with the terms of the Bloomberg Lease.

(c)    If at any time, Borrower is permitted to draw upon any Bloomberg Letter of Credit by reason of the bank issuing such Bloomberg Letter of Credit having delivered to Borrower written notice that such issuing bank will not renew such Bloomberg Letter of Credit, then Borrower shall, within three (3) Business Days after Borrower’s right to draw arises, (i) deliver written notice to Lender of the same and (ii) draw on such Bloomberg Letter of Credit, in the full available amount thereunder, and cause the proceeds thereof to be deposited directly by the issuing bank, by wire transfer or ACH, into an Eligible Account owned by, and under the possession and control of, ALX, for the benefit of Borrower, pursuant to the terms of the ALX Letter of Credit Agreement.

(d)    If at any time, Borrower is permitted to draw upon any Bloomberg Letter of Credit (or proceeds thereof held by ALX pursuant to paragraph (c) above), in whole or in part, pursuant to the terms of the Bloomberg Lease by reason of a Bloomberg Lease Default, and

Borrower, in the commercially reasonable exercise of its rights and remedies under the Bloomberg Lease, elects to make such a draw, in whole or in part, then Borrower shall, within three (3) Business Days after Borrower has elected to make such draw, (i) deliver written notice to Lender of the same, (ii) draw on such Bloomberg Letter of Credit (or proceeds thereof held by ALX pursuant to paragraph (c) above), wholly or partially as Borrower has elected up to the amount permitted to be drawn under the Bloomberg Lease and (iii) use the proceeds thereof (A) first, to make all payments and deposits then due and owing under the Loan Documents or otherwise necessary to comply with the Loan Documents (including without limitation, payments of Debt Service, deposits of any required Reserve Funds, and payment of all necessary Operating Expenses and Capital Expenditures), and (B) second, to the extent that any proceeds remain after satisfying clause (A) above, for such lawful purpose as Borrower shall designate, provided such purpose does not violate the terms of any Loan Documents. Following any partial draw on any Bloomberg Letter of Credit, the endorsed Bloomberg Letter of Credit (or any replacement Bloomberg Letter of Credit) at the lower notional amount shall be returned to ALX to be held in escrow by ALX under its possession and control pursuant to the terms of the ALX Letter of Credit Agreement.

Section 4.12.    Repairs; Maintenance and Compliance; Alterations.

4.12.1    Repairs; Maintenance and Compliance. Borrower shall at all times cause the Property to be maintained in a good and safe condition and repair (in accordance with reasonable market practice for properties of similar type and size), subject to ordinary wear and tear, and shall not remove, demolish or alter the Improvements or Equipment (except for alterations performed in accordance with Section 4.12.2 below and as permitted in Article 7). Borrower shall comply with all Legal Requirements and cure properly any violation of a Legal Requirement to the extent that such noncompliance or violation as would reasonably be expected to result in, or does result in, a Material Adverse Effect.

4.12.2    Alterations.

(a)    Borrower shall not, without Lender’s consent (such consent not to be unreasonably withheld, conditioned or delayed), perform alterations to the Improvements and Equipment which constitute a Material Alteration or would reasonably be expected to result in a Material Adverse Effect. At any time the outstanding costs of all alterations then being performed at the Property exceeds the Alteration Threshold, Borrower shall deliver to Lender security for payment of the cost of such alterations in excess of the Alteration Threshold, as additional security for Borrower’s Obligations under the Loan Documents, which security may be any of the following: (i) cash or cash equivalents, (ii) subject to the limitations set forth in Section 6.12, a Letter of Credit, (iii) subject to the limitations set forth in Section 6.12, an Alteration Deficiency Guaranty or (iv) such other security as may be reasonably approved by Lender (subject to the provisions of Section 4.12.2(b)). Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred in order to complete such alterations to the Improvements (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Alteration Threshold (the amount of such excess, an “Alteration Deficiency”) and Lender may apply such security from time to time at the option of Lender to pay for such alterations if any unpaid amounts are required to be paid pursuant to the Loan Documents and Borrower has not made the applicable payments (subject to Borrower’s right to contest such payments in good faith). Borrower shall be entitled to a reduction or release, as the case may be, of such security being held by Lender from time to time (but not more than once per calendar month) as the unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements are reduced due to partial completion. Upon substantial completion of any Material Alteration, Borrower shall provide a certificate of substantial completion in form and substance reasonably acceptable to Lender or other evidence reasonably satisfactory to Lender that (i) the Material Alteration was constructed in accordance with applicable Legal Requirements, (ii) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered unconditional releases of liens (or such liens have otherwise been fully bonded over to the reasonable satisfaction of Lender or fully insured by the title company issuing the Title Insurance Policy), and (iii) all material licenses and permits necessary for the use, operation and occupancy of the Material Alteration (other than those which depend on the performance of Tenant improvement work) have been issued. If Borrower has provided cash security, as provided above, such cash shall be released by Lender to fund such Material Alterations, and if Borrower has provided non-cash security, as provided above, Lender shall, on a ratable basis as the Material Alterations are completed and in full upon substantial completion, release and return such security (or in the case of an Alteration Deficiency Guaranty, terminate such Alteration Deficiency Guaranty), provided that the amount of such security held by Lender shall at no time be less than the then remaining Alteration Deficiency, as the same may be reduced due to partial completion.

(b)    Notwithstanding anything to the contrary contained in this Section 4.12.2, whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.12.2, Lender’s consent shall be deemed given if:

(i)    the first correspondence from Borrower to Lender requesting such approval or consent contains a bold-faced, conspicuous legend at the top of the first page thereof stating that “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY LENDER TO 731 OFFICE ONE LLC. FAILURE TO RESPOND TO THIS REQUEST WITHIN FIVE (5) BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED”, and is accompanied by such information and documents as Borrower believes in good faith are reasonably required for Lender to adequately evaluate such request and as requested by Lender in writing prior to the expiration of such five (5) Business Day period; and

(ii)    if Lender fails to respond to or to deny such request for approval or consent in writing within such five (5) Business Day period, a second notice requesting approval is delivered to Lender from Borrower containing a bold-faced, conspicuous legend at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY LENDER 731 OFFICE ONE LLC. FAILURE TO APPROVE OR DENY THIS REQUEST IN WRITING WITHIN FIVE (5) BUSINESS DAYS WILL RESULT IN YOUR APPROVAL BEING DEEMED GIVEN”, and is accompanied by such information and documents as Borrower believes in good faith are reasonably required for Lender to adequately evaluate such request and as requested by Lender in writing prior to the expiration of such five (5) Business Day period, Lender fails to approve or deny (and, in the case of a denial, stating the grounds therefor in reasonable detail) such request for approval or consent within such second five (5) Business Day period.

Section 4.13.    Insolvency Opinion. Borrower shall conduct its business so that the assumptions made with respect to Borrower in the Insolvency Opinion shall be true and correct in all material respects.

Section 4.14.    Property Management.

4.14.1    Management Agreement/Leasing Agreement. Borrower shall (i) promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by it under the Management Agreements and the Leasing Agreement, except where the same would not reasonably be expected to have a Material Adverse Effect; (ii) promptly notify Lender of any “event of default” under any Management Agreement and the Leasing Agreement of which it is aware, except where the same would not reasonably be expected to have a Material Adverse Effect; and (iii) enforce in a commercially reasonable manner the performance and observance of the material covenants and agreements required to be performed and/or observed by the Manager under the Management Agreements and the Leasing Agreement, except where the same is would not reasonably be expected to have a Material Adverse Effect.

4.14.2    Prohibition Against Termination or Modification. Borrower shall not (i) surrender, terminate or cancel (unless being replaced with a Qualified Manager and a new Management Agreement) or modify in any material respect, renew or extend (unless the renewal or extension is on substantially the same terms as the previous Management Agreement) any Management Agreement, (ii) surrender, terminate or cancel (unless being replaced with a Qualified Manager and a new Leasing Agreement) or materially modify, renew or extend (unless the renewal or extension is on substantially the same terms as the previous Leasing Agreement) the Leasing Agreement, (iii) enter into any other agreement relating to the management or operation of the Property with Manager, Leasing Agent or any other Person (other than the Management Agreements or the Leasing Agreement or pursuant to the express terms of the Management Agreement and the Leasing Agreement), provided, that (a) Manager may sub-contract to a Qualified Manager the management responsibilities of Manager under a Management Agreement pursuant to a sub-management agreement, provided, that (1) the fees and charges payable under any such sub-management agreement do not exceed the management fees and charges payable to Manager under such Management Agreement and are the sole obligation of Manager, (2) any sub-management agreement terminates in the event of a termination of the Management Agreement, and (3) Borrower shall have no obligations or liabilities under any such sub-management agreement and (b) Leasing Agent may sub-contract to a Qualified Manager the management responsibilities of Leasing Agent under a Leasing Agreement pursuant to a sub-leasing agreement, provided, that (1) the fees, charges and commissions payable under any such sub-leasing agreement do not exceed the fees, charges and commissions payable to the Leasing Agent under such Leasing Agreement and are the sole obligation of the Leasing Agent, (2) any sub-leasing agreement terminates in the event of a termination of the Leasing Agreement, and (3) Borrower shall have no obligations or liabilities under any such sub-leasing agreement, (iv) consent to the assignment by the Manager of its interest under any Management Agreement or by Leasing Agent of its interest under any Leasing Agreement other than, in each case, to a Qualified Manager, or (v) waive or release any of its rights and remedies under any Management Agreement or the Leasing Agreement, except where the same is would not reasonably be expected to have a Material Adverse Effect, in each case without the express consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, for the appointment by Borrower of a new property manager or leasing agent (other than a Qualified Manager) such consent may also, if all or part of the Loan is being or has been included in a Securitization, be conditioned upon Borrower delivering a Rating Agency Confirmation from each applicable Rating Agency as to such new property manager and its management agreement. Notwithstanding the foregoing, however, provided no Event of Default is continuing, neither the approval of Lender nor a Rating Agency Confirmation shall be required with respect to the appointment of a Qualified Manager. If at any time Lender consents to the appointment of (x) a new property manager or a Qualified Manager is appointed, such new property manager (including a Qualified Manager) and Borrower shall execute (i) a management agreement in form and substance substantially similar to the form and substance of the Management Agreements in effect on the Closing Date or as otherwise reasonably acceptable to Lender, and (ii) a subordination of management agreement in a form substantially similar to the Assignment of Management Agreement entered into on the Closing Date or such other form as is reasonably acceptable to Lender or (y) a new leasing agent, such new leasing agent (including a Qualified Manager) and Borrower shall execute (i) a leasing agreement in, if such new leasing agent is an Affiliate of Borrower, form and substance substantially similar to the form and substance of the Leasing Agreement in effect on the Closing Date or as otherwise on customary market terms, and (ii) an assignment of leasing agreement in, if such new leasing agent is an Affiliate of Borrower, a form substantially similar to the Assignment of Leasing Agreement entered into on the Closing Date or otherwise such other form as is reasonably acceptable to Lender. The management fee payable to Manager under the Management Agreements shall be subordinate to the Mortgage and the other Loan Documents and to all payments then due and payable under the Loan Documents (including, without limitation, all payments of Debt Service and all required deposits of Reserve Funds) and shall not exceed at any time during the term of the Loan two percent (2.0%) of Operating Income on an annual basis in the aggregate.

4.14.3    Replacement of Manager. Lender shall have the right to require Borrower to replace the Manager with (x) an Unaffiliated Qualified Manager (or another Affiliate of the Interstate Parties, VRLP or VRT in the case of clause (ii) below) selected by Borrower or (y) another property manager chosen by Borrower and reasonably approved by Lender (provided, that such approval may, if all or part of the Loan is being or has been included in a Securitization, be conditioned upon Borrower delivering a Rating Agency Confirmation as to such new property manager and management agreement) under any of the following circumstances: (i) at any time following the occurrence of an Event of Default and an acceleration of the Loan, (ii) if the Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding, or (iii) if at any time the Manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds unless Lender receives evidence reasonably acceptable to Lender that the person or persons responsible for such acts or omissions have been permanently removed from working on matters related to the Property and Manager has paid to Lender any out-of-pocket losses actually incurred by Lender as a direct result of such acts or omissions; provided, however, that prior to Borrower’s becoming so obligated under clause (ii) above, Borrower shall have ten (10) Business Days, from and after the date of such request, within which to provide evidence reasonably satisfactory to Lender that Manager is no longer insolvent or such proceeding has been dismissed, as applicable, in which case Borrower shall not become so obligated.

4.14.4    Termination of Leasing Agreement. Lender shall have the right to require Borrower to replace the Leasing Agent with (x) an Unaffiliated Qualified Manager (or another Affiliate of the Interstate Parties, VRLP or VRT in the case of clause (ii) below) selected by Borrower or (y) another leasing agent chosen by Borrower and reasonably approved by Lender (provided, that such approval may, if all or part of the Loan is being or has been included in a Securitization, be conditioned upon Borrower delivering a Rating Agency Confirmation as to such new leasing agent and leasing agreement) under any of the following circumstances: (i) at any time following the occurrence of an Event of Default and an acceleration of the Loan, (ii) if the Leasing Agent shall become insolvent or a debtor in any bankruptcy or insolvency proceeding, or (iii) if at any time the Leasing Agent has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds unless Lender receives evidence reasonably acceptable to Lender that the person or persons responsible for such acts or omissions have been permanently removed from working on matters related to the Property and the Leasing Agent has paid to Lender any out-of-pocket losses actually incurred by Lender as a direct result of such acts or omissions; provided, however, that prior to Borrower’s becoming so obligated under clause (ii) above, Borrower shall have ten (10) Business Days, from and after the date of such request, within which to provide evidence reasonably satisfactory to Lender that the Leasing Agent is no longer insolvent or such proceeding has been dismissed, as applicable, in which case Borrower shall not become so obligated.

Section 4.15.    Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document required to be performed, observed or fulfilled by Borrower.

Section 4.16.    Licenses. Borrower shall keep and maintain all Licenses necessary for the operation of the Property as an office and storage property, to the extent the failure to do so would reasonably be expected to or does result in a Material Adverse Effect.

Section 4.17.    Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(a)    cure any defects in the execution and delivery of the Loan Documents and execute and deliver, or cause to be executed and delivered, to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary to correct the Loan Documents (without in any way increasing the obligations of Borrower (other than to a de minimis extent) or reducing Borrower’s rights under the Loan Documents (other than to a de minimis extent)), to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Obligations, as Lender may reasonably require; and

(b)    do and execute all and such further lawful and reasonable acts, conveyances and assurances necessary to carry out the intents and purposes of this Agreement and the other Loan Documents, as Lender may reasonably require from time to time, provided that in no event shall Borrower be required to do or execute any act, conveyance or assurance that impose greater obligations or liabilities on Borrower (other than to a de minimis extent) or reduce Borrower’s rights under the Loan Documents from those otherwise provided for therein (other than to a de minimis extent).

Section 4.18.    Estoppel Statement.

(a)    After written request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, stating (i) the

Outstanding Principal Balance of the Note, (ii) the Interest Rate, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment and performance of the Obligations, if any, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.

(b)    Borrower shall use commercially reasonable efforts to deliver to Lender, within thirty (30) days following Lender’s written request, an estoppel certificate from each Tenant under any Lease in the form required pursuant to its Lease or otherwise in form and substance reasonably satisfactory to Lender; provided, that Borrower shall not be required to deliver such certificates more frequently than one (1) time in any six (6) month period.

(c)    Borrower shall use commercially reasonable efforts to deliver to Lender, within thirty (30) days following Lender’s written request, an estoppel certificate from the Condominium Board in the form required pursuant to the Condominium Declaration or otherwise in form and substance reasonably satisfactory to Lender; provided, that Borrower shall not be required to deliver such certificate more than one (1) time in any six (6) month period.

Section 4.19.    Notice of Default. Borrower shall promptly advise Lender of the occurrence of any Default or Event of Default of which Borrower has knowledge.

Section 4.20.    Cooperate in Legal Proceedings. Borrower shall cooperate in a commercially reasonable manner with Lender with respect to any proceedings before any court, board or other Governmental Authority which would, if adversely determined, reasonably be expected to have a Material Adverse Effect and, in connection therewith, permit Lender, at its election, to participate in any such proceedings (other than those proceedings in which Borrower and any Lender are adverse parties).

Section 4.21.    Indebtedness. Borrower shall not directly or indirectly create, incur or assume any Indebtedness other than (i) the Debt and the other Obligations and liabilities specifically provided for in the Loan Documents, (ii) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Property, which in the case of such unsecured trade payables (A) are not evidenced by a note, (B) do not exceed, at any time, a maximum aggregate amount of four percent (4%) of the Loan Amount and (C) are paid within sixty (60) days of the date billed, (iii) accrued tenant improvement costs and leasing commissions due pursuant to the terms of any Lease approved or deemed approved hereunder, and (iv) amounts due under equipment leases, so long as such amounts, together the amounts due under clause (ii) do not exceed four percent (4%) of the Loan Amount (collectively, “Permitted Indebtedness”). For avoidance of doubt, and without limiting any other provisions of this Agreement, the immediately preceding sentence shall not restrict the creation, incurrence or assumption of any Indebtedness by any Person owning any direct or indirect interest in Borrower. Nothing contained herein shall be deemed to require Borrower to pay any amount, so long as Borrower is in good faith, and by proper legal proceedings, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (1) no Event of Default shall exist and be continuing, (2) adequate reserves with respect thereto are maintained on the books of Borrower in accordance with GAAP, and (3) such contest operates to suspend collection or enforcement, as the case may be, of the contested amount and such contest is maintained and prosecuted continuously and with diligence. Notwithstanding anything set forth herein, in no event shall Borrower be permitted under this provision to enter into a note (other than the Note and the other Loan Documents) or other instrument for borrowed money.

Section 4.22.    Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of the state in which the real property comprising the Property is located and to the extent the same are required for the ownership, maintenance, management and operation of the Property.

Section 4.23.    Dissolution. Borrower shall not (i) cause, permit or suffer the taking of any action, or omitting to take any action, which results in Borrower being dissolved, wound up or liquidated in whole or in part, in each case without obtaining the prior consent of Lender or (ii) dissolve, wind up, liquidate or merge with any other Person, in each case without obtaining the prior consent of Lender.

Section 4.24.    Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any material claim or debt (other than the termination of Leases in accordance herewith and the settlement of claims against Tenants and/or service providers in connection with such Persons’ defaults) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

Section 4.25.    Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with a Borrower Affiliate or any of the partners, members or shareholders, as applicable, of Borrower except in the ordinary course of business upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with third parties other than such affiliated party.

Section 4.26.    No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the portion of the Property which constitutes real property (i) with any other real property constituting a tax lot separate from the Property or (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the portion of the Property which constitutes real property.

Section 4.27.    Condominium Covenants.

(a)    Borrower shall (i) perform all of its obligations under the Condominium Documents, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (ii) subject to its right to contest, if any, under the Condominium Documents, pay, when due and payable, all Condominium Charges.

(b)    If Borrower shall default in the performance or observance of any term, covenant or condition of any of the Condominium Documents on the part of Borrower to be performed or observed and the same would reasonably be expected to have a Material Adverse Effect, then, after the expiration of any applicable notice and cure periods provided for herein and without limiting the generality of the other provisions of the Mortgage and this Agreement and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of the Condominium Documents on the part of Borrower, to be performed or observed or to be promptly performed or observed on behalf of Borrower. Lender and any person designated as Lender’s agent by Lender shall have, and are hereby granted, the right to enter upon the Property at any reasonable time, upon reasonable notice and from time to time for the purpose of taking any such action, and any such amounts so paid by Lender, and the reasonable out-of-pocket cost of such actions by Lender, shall be reimbursed by Borrower within five (5) Business Days of written notice to Borrower from Lender and if not so reimbursed shall be added to the Debt and shall bear interest at the Default Rate until reimbursed.

(c)    Without Lender’s prior consent (which shall not be unreasonably withheld, conditioned or delayed), Borrower shall not vote at any meeting of owners of Units or permit its representatives on the Condominium Board to vote, or take any action whatsoever, respecting (i) any material modification, change, supplement, alteration or amendment to any of the Condominium Documents, (ii) the removal of a Unit from the Condominium, (iii) any partition of all or a part of the property subject to the Condominium Declaration, (iv) any waiver or release of any material rights of Borrower under the Condominium Documents or any material increase in the obligations of Borrower thereunder, (v) any adverse change in the nature of or decrease in the amount of any insurance covering all or a part of the Property and/or the Common Elements and the disposition of any proceeds thereof which would cause a violation of this Agreement or the other Loan Documents, including, without limitation, resulting in any failure to satisfy any of the requirements set forth in Section 5.1 hereof, (vi) the disposition of any excess insurance or Condemnation proceeds, (vii) a response to or action upon any Casualty, Condemnation, Material Alteration or any other matter which requires Lender’s approval hereunder or the other Loan Documents or is, in each case, prohibited hereunder or the other Loan Documents unless Borrower satisfies the relevant conditions under the Loan Documents applicable to the matter for which Lender’s approval is required hereunder or the other Loan Documents, or (viii) the assessment or levy of any special assessment.

(d)    Borrower shall not take (or cause to be taken) any action under the Condominium Documents that would be reasonably expected to result in the Mortgage not being “Permitted Mortgage” and/or Lender not being a “Permitted Mortgagee” of the Property within the meaning of the Condominium Declaration.

(e)    Subject to and in accordance with the terms and conditions of the Condominium Proxy, Borrower has appointed Lender as Borrower’s true and lawful attorney and proxy to vote, consent and otherwise act, on behalf of Borrower under the Condominium Documents, as a unit owner with respect to Borrower’s ownership of the Units, at all annual, special, and other meetings of the unit owners of the Condominium (or by written consent in lieu thereof) and at any other time Borrower is required to vote, consent or act as a unit owner, including without limitation, the right to designate, remove, or replace the members and officers of the Condominium Board that Borrower is entitled to designate, remove or replace. Prior to the occurrence of an Event of Default, Lender’s rights under the Condominium Proxy shall only be exercised in connection with (i) any amendment or modification to a material term or provision of the Condominium Documents which would reasonably be expected to have a Material Adverse Effect, (ii) any casualty and/or condemnation at the Property (including, without limitation, pursuant to Section 6.3.4 of the Bylaws and/or (iii) any vote to withdraw the Property from the provisions of the Condominium Act of the State of New York or any termination of the Condominium Documents. Borrower shall not revoke any Condominium Proxy so long as the Loan is outstanding.

(f)    Borrower, for and on behalf of itself and its direct and indirect successors and assigns as the owner of the Units which comprise the Property (i) irrevocably waives, to the extent permitted by law, any applicable law which grants to the trustees, members or managers of the Condominium Board and/or the owners of the condominium units rights to Net Proceeds derived from the Condominium Unit(s) owned by Borrower in the event of a Casualty or a Condemnation which are inconsistent with the provisions of this Agreement and (ii) expressly agrees to the application of the Net Proceeds related to the Condominium Unit(s) owned by Borrower in accordance with the provisions of this Agreement.

(g)    On the Closing Date, Borrower shall (or shall cause each member of the Condominium Board appointed by Borrower to) execute and deliver to Lender an undated conditional resignation (a “Conditional Resignation”), whereby Borrower (or the members of the Condominium Board appointed by Borrower) tenders its resignations from the Condominium Board and instructs the Condominium Board that the successor members shall be designated by Lender, effective upon written notice from Lender to the Condominium Board that an Event of Default has occurred and is continuing; it being understood and agreed that such notice from the Lender shall be conclusive evidence that an Event of Default has occurred and is continuing and the Condominium Board may rely on such notice from Lender without any further inquiry or investigation. Upon the occurrence of an Event of Default, Lender may, by notice to Borrower, tender any Conditional Resignation, now or hereafter delivered in connection with the Loan to the Condominium Board, whereupon the resignation of any such member shall become effective and successor members to the Condominium Board shall be designated by Lender for so long as an Event of Default is continuing, provided that upon the waiver or cure which is accepted by Lender of the Event of Default, the members of the Condominium Board appointed by Lender shall immediately resign from the Condominium Board and the members of the Condominium Board appointed by Borrower shall be reinstated. Upon the release of any Condominium Unit from the Lien of the Mortgage, Lender shall promptly return any Conditional Resignation with respect to any Condominium Board member applicable to such Condominium Unit to Borrower and any such member appointed by Lender shall immediately resign from the Condominium Board.

(h)    In the event of any removal or resignation of a member of the Condominium Board appointed by Borrower, Borrower shall promptly appoint a successor member to the Condominium Board who is either (i) approved in writing by Lender (such approval not to be unreasonably withheld, conditioned or delayed) or (ii) a Person employed or Controlled by ALX, VRT, VRLP or any of their respective subsidiaries, and concurrently with such successor’s appointment to the Condominium Board, Borrower shall deliver to Lender a Conditional Resignation executed by such successor member.

(i)    Borrower will do all things reasonably necessary to preserve and to keep unimpaired its material rights, powers and privileges under the Condominium Documents and to prevent the termination or expiration of the Condominium Documents, or the withdrawal of the Property from a condominium form of ownership under applicable law, to the end that Borrower may enjoy all of the material rights granted to it as a party to the Condominium Documents.

(j)    Borrower will:

(i)    promptly notify Lender of the receipt by Borrower of any notice from the Condominium Board or the owner of any other Unit not owned by Borrower, asserting or claiming a default by Borrower under the Condominium Documents or lack of compliance by Borrower with the Condominium Documents, in each case where such assertion or claim, or the alleged default or lack of compliance, would reasonably be expected to result in a Material Adverse Effect;

(ii)    promptly notify Lender of the receipt by Borrower of any notice or request from the Condominium Board or the owner of any other Condominium Unit not owned by Borrower of the termination or purported termination of the Condominium Documents or to withdraw the Property from the Condominium pursuant to applicable law or to seek any action for partition; and

(iii)    promptly cause a copy of each notice or request described in clauses (i) or (ii) above received by Borrower from the Condominium Board or the owner of any other Unit not owned by Borrower, or from a holder of any mortgage or deed of trust on such other Unit, to be delivered to Lender. Borrower will permit Lender to participate in any such partition or withdrawal proceeding to the extent permitted by law and the Condominium Documents (but Lender shall not be obligated so to do). Borrower will promptly deliver to Lender a copy of each notice, pleading, brief and preliminary, interim and final determination or decision and other papers received by it in each such partition or withdrawal proceeding.

Section 4.28.    Change of Name, Identity or Structure. Borrower shall not change Borrower’s name or convert from a Delaware limited liability company structure into any other organizational form (including changing to a different jurisdiction other than Delaware) without first obtaining the prior written consent of Lender, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that Borrower shall at all times be a Delaware limited liability company or a Delaware limited partnership. Borrower shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change reasonably required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein.

Section 4.29.    Costs and Expenses.

(a)    Except as otherwise expressed herein or in any of the other Loan Documents, Borrower shall pay or, if Borrower fails to pay, reimburse Lender upon receipt of notice from Lender, for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in accordance with the terms of this Agreement and the other Loan Documents in connection with (i) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date (except to the extent expressly set forth in Section 10.21(a) hereof); (ii) the negotiation, preparation, execution and delivery of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters, in each case requested by Borrower (including the fees of any Rating Agencies payable in connection therewith); (iii) filing and recording of any Loan Documents in connection with the origination of the Loan; (iv) the creation, perfection or protection of Lender’s Liens in the Property and the

Accounts (including intangibles taxes, personal property taxes, mortgage recording taxes, and costs of environmental reports contemplated in the Loan Documents); (v) during the continuance of an Event of Default and after and for so long as the Loan is specially serviced, inspections and appraisals (whether by or on behalf of Lender and/or Servicer); (vi) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, the Loan Documents, the Property, or any other security given for the Loan; (vii) fees charged by Servicer, subject to the limitations set forth in Section 10.21; (viii) enforcing any Obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings (but subject, with respect to the servicing fees, to the limitations set forth in Section 10.21 hereof); (ix) any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person (other than any loss, damage or expense which constitutes a diminution in value of the Lender’s interest in the Loan); and (x) after the occurrence and during the continuance of an Event of Default, any costs incurred by Lender to examine such books, records and accounts as Lender shall determine to be reasonably necessary or appropriate in the protection of Lender’s interests; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses (A) to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender or any servicer of the Loan, (B) to the extent the same are the costs of the actual Securitization of the Loan, (C) to the extent the same arise by reason of Lender’s monitoring of Borrower’s ongoing performance and compliance of its agreements and covenants contained in the Loan Documents, including confirming compliance with the insurance, environmental and financial reporting covenants, (D) any costs incurred by Lender with respect to a claim or adjudication brought by Borrower pursuant to Section 10.12 hereof in which it is finally determined that Lender acted in bad faith or the relief sought by Borrower is granted pursuant to a final judgment and (E) in any other instance herein or in any other Loan Document that provides that the matter in question is to be “at Lender’s expense” or “at no cost to Borrower” or words of similar import.

(b)    In addition, in connection with any Rating Agency Confirmation, Review Waiver or other Rating Agency consent, approval or review requested by Borrower or required hereunder (other than the initial review of the Loan by the Rating Agencies in connection with a Securitization, and any ongoing monitoring of the Loan in connection with such Securitization), Borrower shall pay all of the reasonable out-of-pocket costs and expenses of Lender and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith.

(c)    Any costs and expenses due and payable by Borrower hereunder which are not paid by Borrower within ten (10) Business Days after written demand therefor may be paid from any amounts in the Deposit Account, with notice thereof to Borrower. The obligations and liabilities of Borrower under this Section 4.29 shall (i) become part of the Obligations, (ii) be secured by the Loan Documents and (iii) survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure.

Section 4.30.    Indemnity. Subject to Section 10.1, Borrower shall indemnify, defend and hold harmless Lender from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (including reasonable out-of-pocket attorneys’ fees and expenses but specifically excluding any Lender or Servicer fees), imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its Obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents (other than any loss, damage or expense which constitutes a diminution in value of the Lender’s interest in the Loan); (ii) ownership of the Mortgage, the Property or any interest therein, or receipt of any Rents; (iii) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (iv) any use, nonuse or condition in or of the Property; (v) performance of any labor or services or the furnishing of any materials or other property in respect of the Property; (vi) any failure of the Property to comply with any Legal Requirement; (vii) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving the Property or any part thereof, or any liability asserted against Lender with respect thereto (other than any broker or agent retained by or on behalf of Lender in connection with the Loan and other than any claim arising from Lender’s misrepresentation in Section 10.19); and (viii) the claims of any lessee of any portion of the Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities (x) arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender, (y) relate to the period subsequent to (1) the acceptance by Lender or its designee of a deed-in-lieu of foreclosure with respect to the Property or (2) the foreclosure of the Mortgage, or (z) from any claims and/or actions by, between or among holders of the Note and/or any servicer hereunder. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay under applicable law toward the Indemnified Liabilities.

Section 4.31.    ERISA.

(a)    Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b)    Throughout the Term, (i) Borrower shall not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, or a “plan” within the meaning of Section 4975 of the Code, (ii) none of the assets of Borrower will constitute “plan assets” of one or more such employee benefit plans or plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, and (iii) Borrower will not be a “governmental plan” within the meaning of Section 3(32) of ERISA.

(c)    Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the Term, as requested by Lender in its sole discretion, that one or more of the following circumstances is true with respect to each of Borrower: (i) equity interests in Borrower are “publicly-offered securities,” within the meaning of 29 C.F.R. §2510.3-101(b)(2); (ii) less than twenty-five percent (25%) of the value of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2), as modified by Section 3(42) of ERISA; or (iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

(d)    Except for obligations to contribute to any Multiemployer Plan maintained by any ERISA Affiliate, Borrower shall not maintain or contribute to, or agree to maintain or contribute to, or permit any ERISA Affiliate to maintain or contribute to or agree to maintain or contribute to, any “employee benefit plan,” as defined in Section 3(3) of ERISA, that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code. During the Term, Borrower shall not, without the Lender’s prior written consent, permit any ERISA Affiliate to take any action that would cause an ERISA Affiliate to incur “Withdrawal Liability” as defined in ERISA.

Section 4.32.    Patriot Act Compliance.

(a)    Borrower will use its good faith and commercially reasonable efforts to comply with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower and/or the Property, except, with respect to any such requirements other than the Patriot Act and requirements related to anti-money laundering and terrorism, where such failure or noncompliance as would not reasonably be expected to result in a Material Adverse Effect. If required pursuant to the Patriot Act or any other Legal Requirement, Lender shall have the right to audit Borrower’s compliance with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower and/or the Property, including those relating to money laundering and terrorism. In the event that Borrower fails to comply with the Patriot Act or any such requirements of Governmental Authorities, then Lender may, at its option, cause Borrower to comply therewith and any and all reasonable out-of-pocket costs and expenses incurred by Lender in connection therewith shall be secured by the Mortgage and the other Loan Documents and shall be immediately due and payable.

(b)    Neither Borrower nor any owner of a direct or indirect interest of 5% or greater in Borrower (other than holders of interests in VRLP (other than VRT) and/or VRT) and/or ALX: (i) is listed on any Government Lists, (ii) is a person who has been determined by competent authority to be in violation of the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, or (iii) has been previously indicted for or convicted for any Patriot Act Offense, in each case, with the result that the Loan made by Lender is in violation of applicable Legal Requirements. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism, (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Patriot Act, provided that “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (1) the Specially Designated Nationals and Blocked Persons Lists maintained by the Office of Foreign Assets Control (“OFAC”), (2) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the rules and regulations of OFAC that Lender notified Borrower in writing in advance is now included in “Government Lists”, or (3) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order of the President of the United States of America that Lender notified Borrower in writing in advance is now included in “Government Lists”.

(c)    At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (i) none of the funds or other assets of Borrower shall constitute property of, or shall be beneficially owned, directly or, to Borrower’s knowledge, indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, with the result that the investment in Borrower (whether directly or indirectly), would be prohibited by such laws (each, an “Embargoed Person”), or the Loan made by Lender would be in violation of such laws, (ii) no Embargoed Person shall have any interest of any nature whatsoever in Borrower with the result that the investment in Borrower (whether directly or indirectly) would be prohibited by such laws or the Loan would be in violation of such laws, and (iii) none of the funds of Borrower shall be derived from any unlawful activity with the result that the investment in Borrower (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law, in all cases of clauses (i), (ii) and (iii), excluding the interests held in VRLP (other than VRT) or in VRT or in ALX and any interests held by a Person holding less than a 5% interest in Borrower.

V.

INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1.    Insurance.

5.1.1    Insurance Policies.

(a)    Borrower, at its sole cost and expense, shall obtain and maintain during the entire Term, or cause to be maintained, with respect to the Property and the Condominium Property (collectively, the “Insured Property”) insurance policies providing at least the following coverages:

(i)    Property insurance against loss or damage by fire, lightning and such other perils as are included in a standard “special form of loss” policy, and against loss or damage by all other risks and hazards covered by a standard “special form of loss” property insurance policy, with no exclusion for damage or destruction caused by the acts of “Terrorists” (as defined by TRIPRA) (or, subject to Section 5.1.1(i) below, standalone coverage with respect thereto) riot and civil commotion, vandalism, malicious mischief, burglary and theft (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of the Insured Property, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed-amount endorsement with respect to the Improvements and personal property of Borrower or any personal property Borrower is required to insure under a Lease at the Insured Property waiving all co-insurance provisions; and (C) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of the Insured Property shall at any time constitute legal non-conforming structures or uses, and compensating for loss of value or property resulting from operation of law and the cost of demolition and the increased cost of construction in amounts as reasonably required by Lender and in a form comparable to that customarily utilized for other property similar to the Insured Property. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) $100,000,000 or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or such greater amount as Lender shall reasonably require (and in a form comparable to that customarily utilized for other property similar to the Insured Property) to the extent the same is commercially available; and (z) earthquake insurance in amounts and in form and substance reasonably satisfactory to Lender (provided that earthquake insurance shall not be required hereunder unless the Insured Property is located in an area with a high degree of seismic activity which is indicated by a Probable Maximum Loss (“PML”) of greater than twenty percent (20%)), provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the property insurance policy required under this subsection (i);

(ii)    commercial general liability insurance providing coverages against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Insured Property, such insurance (A) to be on the so-called “occurrence” form and containing minimum limits per occurrence of $1,000,000.00, with an aggregate limit per policy year, excluding umbrella coverage, of not less than $2,000,000.00; (B) to continue at not less than the aforesaid limit until required to be changed by Lender (in Lender’s reasonable discretion after consultation with Lender’s insurance consultant) by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) no exclusion for independent contractors; and (4) contractual liability for all insurable contracts as defined in the standard Insurance Service Office (ISO) policy form to the extent the same is commercially available;

(iii)    rental loss and/or business income interruption insurance (A) with dual-party endorsement; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above and Section 5.1.1(h) below; and (C) covering a period of restoration of twenty-four (24) months and containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; such insurance shall be in an amount equal to one hundred percent (100%) of the projected Gross Revenue (excluding Net Proceeds) from the Property for a period of twenty-four (24) months and shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the Gross Revenue (excluding Net Proceeds) from the Property for the succeeding twenty-four (24) month period. All proceeds payable to Lender pursuant to this subsection shall be held by Lender (or in a subaccount of the Deposit Account) and shall be applied to the Obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its Obligations to pay the Debt on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are available to be actually paid out of the proceeds of such business income or commercial rents insurance;

(iv)    during any period in which structural construction, structural repairs or structural restorations are being performed with respect to the Improvements, and only if the Property coverage form or Condominium Property coverage form, as applicable, does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above-mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed-value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property or Condominium Property (as applicable), and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)    worker’s compensation and employer’s liability insurance for all employees employed by Borrower with limits required by the statutory limits of the state in which the Insured Property is located in respect of any work or operations on or about the Insured Property or in connection with the Insured Property or its operation (if applicable);

(vi)    comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably acceptable to Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii)    umbrella liability insurance in addition to primary coverage in an amount not less than $200,000,000.00 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above and subsection (viii) below;

(viii)    motor vehicle liability coverage, if applicable, for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, with limits which are reasonably acceptable to Lender from time to time;

(ix)    if not covered under (i) above, windstorm insurance in an amount equal to the Outstanding Principal Balance or such lesser amount as reasonably acceptable to Lender in writing, but in no event greater than the sum of the Full Replacement Cost of the Insured Property and the required business income interruption insurance; and

(x)    at Lender’s reasonable request, upon ninety (90) days’ written notice, (A) such other insurance with respect to the Insured Property against loss or damage from time to time of the kinds customarily insured in such amounts as are generally required by institutional lenders on loans secured by similar properties as the Insured Property located in or around the region in which the Insured Property is located and (B) such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in liability laws and changes in prudent customs and practices, and otherwise currently being required with respect to properties similar to the Insured Property with mortgage loans similar to the Loan and is commercially available at the time of request.

(b)    All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and shall be subject to the reasonable approval of Lender as to form and substance, including amounts, deductibles, loss payees and insureds, subject to the express requirements of Section 5.1.1(a) and the other provisions of this Section 5.1, it being agreed by the parties that the Policies covering the Insured Property as of the Closing Date satisfy the requirements contained herein. Not less than three (3) Business Days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the renewal Policies (and, upon the written request of Lender, copies of such Policies to the extent such Policies have been received and approved by Borrower) accompanied, within thirty (30) days after the respective due dates therefor, by evidence reasonably satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender (provided, however, that Borrower need not pay any Insurance Premiums directly nor furnish such evidence of payment of Insurance Premiums to the extent that funds to pay for such Insurance Premiums have been deposited into the Insurance Account pursuant to Section 6.4).

(c)    Any blanket insurance Policy shall provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 5.1.1(a) (any such blanket policy, an “Acceptable Blanket Policy”).

(d)    All Policies of insurance provided for or contemplated by Section 5.1.1(a) shall name Borrower as a named insured and, with respect to liability policies, except for the Policy referenced in Sections 5.1.1(a)(v) and (vii), shall name Lender and its successors and/or assigns as additional insureds, as its interests may appear, and in the case of property damage, boiler and machinery, terrorism, windstorm, flood and earthquake insurance (if any), shall contain a standard non-contributing mortgagee clause (or its equivalent) in favor of Lender providing that the loss thereunder shall be payable to Lender unless below the threshold for Borrower to handle such claim without Lender intervention as provided in Section 5.2 below. Additionally, if Borrower obtains property insurance coverage in addition to or in excess of that required by Section 5.1.1(a)(i), then such insurance policies shall also contain a standard non-contributing mortgagee clause (or its reasonable equivalent) in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)    All Policies of insurance provided for in Section 5.1.1(a), except for the Policies referenced in Section 5.1.1(a)(v) and (a)(viii), shall contain clauses or endorsements to the effect that:

(i)    with respect to the coverages referred in Sections 5.1(a)(i), (iii), (iv)(B), (vi), (ix) and, if applicable (x), no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)    the Policy shall not be canceled without at least thirty (30) days’ written notice to Borrower or any other insured under the Policy (other than in the case of non-payment in which case only ten (10) days prior notice, or the shortest time allowed by applicable Legal Requirement (whichever is longer), will be required) and shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice; provided such notice as to material change may be given either by the insurer or Borrower if such change would result in the coverage provided by such Policy not complying in all respects with the terms and conditions of this Agreement;

(iii)    Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder; and

(iv)    the issuers and/or Borrower thereof shall give notice to Lender if any Policy has not been renewed three (3) Business Days prior to its expiration (provided, that the issuers or Borrower may withdraw such notice if the applicable Policy is renewed prior to its expiration following the date upon which such notice is given to Lender).

(f)    If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, on one (1) Business Days’ written notice to Borrower to take such action as Lender deems reasonably necessary to protect its interest in the Insured Property, including the obtaining of the insurance coverage required hereunder or such comparable insurance coverage as Lender in its sole discretion deems appropriate (but in no event in excess of the insurance required to be maintained pursuant to Section 5.1.1), provided that Lender agrees to use commercially reasonable efforts to obtain such insurance pursuant to a cancellable policy, the premiums for which will be refundable for the portion of such policy that is terminated, and all premiums incurred by Lender in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Mortgage and shall bear interest at the Default Rate. Lender shall provide prompt written notice to Borrower after obtaining such insurance coverage.

(g)    In the event of foreclosure of the Mortgage or other transfer of title to the Property in extinguishment in whole or in part of the Obligations, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Insured Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(h)    The property insurance, general liability insurance and rental loss and/or business interruption insurance required under Sections 5.1.1(a)(i), (ii), (iii) and (iv) above shall cover perils of terrorism and acts of terrorism, or, if excluded, Borrower shall maintain property insurance, general liability insurance and rental loss and/or business interruption insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 5.1.1(a)(i), (ii), (iii) and (iv) above (subject to the provisions of Section 5.1.1(i)) at all times during the term of the Loan as long as such coverage is commercially available in the area where the Insured Property is located.

(i)    Notwithstanding anything in subsection (a)(i) or (h) above to the contrary, Borrower shall be required to obtain and maintain coverage in its property insurance Policy (or by a separate Policy) against loss or damage by terrorist acts in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of the Insured Property, plus the rental loss and/or business interruption coverage under subsection (a)(iii) above; provided that such coverage is commercially available. In the event that such coverage with respect to terrorist acts is not included as part of the property policy required by subsection (a)(i) above, Borrower shall, nevertheless be required to obtain (or cause to be obtained) coverage for terrorism (as standalone coverage) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of the Insured Property plus the rental loss and/or business interruption coverage under clause (a)(iii) above; provided that such coverage is commercially available. Borrower shall obtain the coverage required under this clause (i) from a carrier which otherwise satisfies the rating criteria specified in Section 5.1.2 below (a “Qualified Carrier”) or in the event that such coverage is not available from a Qualified Carrier, Borrower shall, to the extent commercially feasible, obtain such coverage from the highest rated insurance company providing such coverage. Notwithstanding the foregoing or anything contrary in Section 5.1.1(h), with respect to any terrorism coverage included in the property insurance policy or with respect to any such standalone policy covering terrorist acts, Borrower shall not be required to pay any Insurance Premiums solely with respect to such terrorism coverage in excess of the Terrorism Premium Cap (hereinafter defined); provided that if the Insurance Premiums payable with respect to such terrorism coverage exceeds the Terrorism Premium Cap, Lender may, at its option purchase such standalone terrorism Policy, with Borrower paying such portion of the Insurance Premiums with respect thereto equal to the Terrorism Premium Cap and the Lender paying such portion of the Insurance Premiums in excess of the Terrorism Premium Cap (without seeking reimbursement from Borrower). As used herein, “Terrorism Premium Cap” means an amount equal to the greater of (A) the product of the rate of $0.10 per $100 times the lesser of (1) the Outstanding Principal Balance and (2) the sum of one hundred percent (100%) of the Full Replacement Cost and the required amount of rental loss and/or business income interruption insurance and (B) two (2) times the amount of annual insurance premium that is payable at such time for the insurance coverage required pursuant to Section 5.1.1(a)(i) and Section 5.1.1(a)(iii) of this Agreement (without giving effect to the cost of terrorism coverage, named storm coverage to the extent the Property is located in Tier 1 or Tier 2 zones, or flood and earthquake coverage to the extent the Property is located in high risk zones as respects such perils). To the extent that insurance pursuant to this Section 5.1.1(i) is maintained pursuant to a blanket policy, if such blanket policy covers more than one property within a one thousand foot radius of the Property (the “Radius”), the limits of any such policy shall be adequate to maintain the coverage set forth in this Section 5.1.1(i) for each property within the Radius that is covered by such blanket policy calculated on a total insured value basis, to the extent such coverage is commercially available.

5.1.2    Insurance Company. All Policies required pursuant to Section 5.1.1(a) shall (i) be issued by companies eligible to do business in the state where the Insured Property is located, with a financial strength and claims paying ability rating of “A” or better by S&P and, if the Loan is part of a Securitization, the equivalent by any other Rating Agency that rates the Securities and actually provides insurance ratings for such carriers and, in all circumstances, satisfying the Two Agency Rating Test, provided, however for multi-layered policies (“Multi-Layered Policies”), (A) if four (4) or fewer insurance companies issue the Policies, then (x) at least seventy-five percent (75%) of the insurance coverage represented by the Policies (the “75% Coverage”) must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P (and, if the Loan is part of a Securitization, the equivalent by any other Rating Agency that rates the Securities and actually provides insurance ratings for such carriers), with no carriers below “BBB” by S&P (and, if the Loan is part of a Securitization, the equivalent by any other Rating Agency that rates the Securities and actually provides insurance ratings for such carriers) and (y) all carriers satisfy the Two Agency Rating Test, or (B) if five (5) or more insurance companies issue the Policies, then (x) at least sixty percent (60%) of the insurance coverage represented by the Policies (the “60% Coverage”) must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P (and, if the Loan is part of a Securitization, the equivalent by any other Rating Agency that rates the Securities and actually provides insurance ratings for such carriers) with no carriers below “BBB” by S&P (and, if the Loan is part of a Securitization, the equivalent by any other Rating Agency that rates the Securities and actually provides insurance ratings for such carriers) and (y) all carriers satisfy the Two Agency Rating Test; (ii) contain such provisions as Lender deems reasonably necessary or desirable to protect its interest including endorsements providing (A) that neither Borrower, Lender nor any other party shall be a co-insurer under said Policies and (B) for a deductible per loss of an amount not more than that which is customarily maintained by prudent owners of properties with a standard of operation and maintenance comparable to and in the general vicinity of the Insured Property; and (iii) contain a waiver of subrogation against Lender. Notwithstanding the foregoing, in the event that the insurance required hereunder is maintained through a Multi-Layered Policy, Borrower shall be permitted to maintain the Policies for the coverage required by Section 5.1.1(i) above with insurance companies which do not meet the foregoing requirements through a licensed captive insurance company reasonably acceptable to Lender which is owned by ALX (an “Otherwise Rated Insurer”), provided Borrower obtains a “cut-through” endorsement (that is, an endorsement which permits recovery against the provider of such endorsement if the insurer becomes insolvent), and reinsurance, in each case reasonably acceptable to Lender and a Rating Agency that rates the Securities with respect to any Otherwise Rated Insurer from an insurance company which meets the claims-paying ability ratings required above or such higher rating (not to exceed A+ by S&P) as may be required by a Rating Agency. Copies of the Policies shall be delivered to Lender at the address below (or to such other address or Person as Lender shall designate from time to time by written notice to Borrower) on the date hereof with respect to the current Policies (or binders to be followed by the Policies to the extent such Policies are newly bound and have not been issued as of the date hereof) and within ten (10) Business Days after the receipt and approval by Borrower thereof with respect to all renewal Policies:

DEUTSCHE BANK AG, NEW YORK BRANCH

60 Wall Street, 10th Floor

New York, NY 10005

Attn: Karen Bernsohn

CITIGROUP GLOBAL MARKETS REALTY CORP.

390 Greenwich Street, 7th Floor

New York, NY 10013

Attention: Ana Rosu Marmann

Borrower shall pay the Insurance Premiums in full as the same become due and payable and shall furnish to Lender evidence of the renewal of each of the Policies with receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Lender (provided, however, that Borrower shall not be required to pay such Insurance Premiums nor furnish such evidence of payment to Lender in the event that the amounts required to pay such Insurance Premiums have been deposited into the Insurance Account pursuant to Section 6.4 hereof).

5.1.3    Condominium Board Policies. Pursuant to Section 12.5 of the Bylaws, Borrower shall cause the Condominium Board to designate Lender (or its nominee) as the “Insurance Trustee” (as defined in the Bylaws) to hold the insurance proceeds maintained by the Condominium Board in accordance with the terms of the Condominium Documents, provided that Lender shall (or shall cause its nominee to) comply with the obligations of the “Insurance Trustee” under the Condominium Declaration.

5.1.4    Bloomberg Insurance Policies. Pursuant to Section 9.2 of the Bloomberg Lease, Borrower shall (x) cause Bloomberg to name Lender as a mortgagee and loss payee under the Tenants Property Policy (as defined in the Bloomberg Lease), and (y) require that Lender (or its designee) be designated as the “Proceeds Depository” (as defined in the Bloomberg Lease) with respect to the insurance proceeds payable under Tenants Property Policy, in each case, in accordance with the terms of the Bloomberg Lease, provided that Lender shall (or shall cause its designee to) comply with the obligations of the Proceeds Depository under the Bloomberg Lease and that Lender constitutes an “Institutional Lender” (as defined in the Bloomberg Lease).

Section 5.2.    Casualty. If the Property or the Condominium Property shall be damaged or destroyed, in whole or in part, by fire or other casualty resulting in damage exceeding $2,000,000 (a “Casualty”), Borrower shall give prompt notice thereof to Lender. Following the occurrence of a Casualty, Borrower, regardless of whether insurance proceeds are available, shall proceed to diligently restore, repair, replace or rebuild the Property and shall cause the Condominium Board to diligently restore, repair, replace or rebuild the Condominium Property in accordance with the Condominium Documents, in each case, in accordance with Legal Requirements to be of substantially equal quality and rentable square footage and of substantially the same character as prior to such damage or destruction, with such changes as may be reasonably approved by Lender. Borrower shall cause the Condominium Board to, in good faith and in a commercially reasonable manner, file and prosecute the adjustment, compromise or settlement of any claims with respect to the Condominium Property. Lender may, but shall not be obligated to, make a claim if not made by Borrower (or the Condominium Board with respect to the Condominium Property) within fifteen (15) Business Days after

Borrower’s actual knowledge of the occurrence of such Casualty. In addition, Lender may participate in any settlement discussions with any insurance companies, and any final settlement shall be subject to Lender’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if Lender fails to approve or deny (stating the reason for such denial) such final settlement within five (5) Business Days after its approval is requested by Borrower, (i) if an Event of Default is continuing or (ii) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than $15,000,000, and Borrower shall deliver to Lender all instruments reasonably required by Lender to permit such participation. Except as set forth in the foregoing sentence or in the Condominium Documents, any Insurance Proceeds in connection with any Casualty (whether or not Lender elects to settle and adjust the claim (if permitted hereunder) or Borrower settles such claim) shall be due and payable to Lender and held and disbursed by Lender in accordance with the terms of this Agreement. In the event Borrower or any party other than Lender is a payee on any check representing Insurance Proceeds with respect to any Casualty, Borrower shall immediately endorse, and cause all such third parties to endorse, such check payable to the order of Lender. Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to, upon five (5) Business Days prior notice to Borrower or during the continuance of an Event of Default, endorse any such check payable to the order of Lender.    Borrower hereby releases Lender from any and all liability with respect to the settlement and adjustment by Lender of any claims in respect of any Casualty.

Section 5.3.    Condemnation. Borrower shall give Lender ten (10) Business Days’ notice of the actual or threatened commencement of any proceeding for the Condemnation of all or any portion of the Property or the Condominium Property of which Borrower has knowledge and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings (i) if an Event of Default is continuing or (ii) with respect to any Condemnation in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than $10,000,000, and Borrower shall from time to time deliver to Lender all instruments reasonably requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and, if Lender is permitted to participate in such proceedings pursuant to the foregoing sentence, shall consult with Lender, its attorneys and experts, and reasonably cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of reasonable out-of-pocket expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall commence and diligently prosecute the Restoration of the Property (and shall cause the Condominium Board to commence and diligently prosecute the Restoration of any Condominium Property affected by such Condemnation in accordance with the Condominium Documents) and, subject to the terms of the Condominium Documents (with respect to the Condominium Property), otherwise comply with the provisions of Section 5.4, whether or not an Award is available to pay the costs of such Restoration. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 5.4.    Restoration. The following provisions shall apply in connection with the Restoration, subject to the requirements of the Condominium Documents (but subject to the rights of Lender under the Condominium Documents and the Condominium Proxy):

(a)    If the Net Proceeds shall be $5,000,000 or less and provided no Event of Default is continuing, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 5.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)    If the Net Proceeds are greater than $5,000,000, the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 5.4. The term “Net Proceeds” shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 5.1.1 (a)(i), (iv), (vi), (ix) and (xi) as a result of a Casualty, after deduction of Lender’s reasonable out-of-pocket costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of Lender’s reasonable out-of-pocket costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i)    The Net Proceeds shall be made available to Borrower for Restoration upon the determination of Lender, in its reasonable discretion, that the following conditions are met:

(A)    no Event of Default shall have occurred and be continuing;

(B)    (1) in the event the Net Proceeds are Insurance Proceeds, less than forty percent (40%) of the rentable square footage of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than fifteen percent (15%) of the rentable area of the Property is taken, and such taken portion of the Property is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such taken portion of the Property;

(C)    Leases demising in the aggregate a percentage amount equal to or greater than sixty-seven and one half percent (67.5%) of the total rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration;

(D)    Borrower shall commence the preparation of plans and specifications for the Restoration and the filing of an application for required building permits as soon as reasonably practicable after such Casualty or Condemnation (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall thereafter diligently pursue the Restoration to completion.

(E)    Lender shall be reasonably satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 5.1.1(a)(iii), if applicable, or (3) by other funds of Borrower or any collateral provided by Borrower;

(F)    Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) the date which is six (6) months prior to the Stated Maturity Date, (2) such time as may be required under applicable Legal Requirements or (3) if the insurance coverage referred to in Section 5.1.1(a)(iii) runs out prior to the completion of Restoration pursuant to its terms, three (3) months prior to the expiration of the insurance coverage referred to in Section 5.1.1(a)(iii); provided, however, that if less than three (3) months remains prior to the expiration of such coverage, Borrower may satisfy this condition by depositing with Lender an amount equal to such insurance proceeds to be held and disbursed by Lender to Borrower in equal monthly installments over such three (3) month period;

(G)    the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements to the extent that noncompliance would reasonably be expected to or does result in a Material Adverse Effect;

(H)    in the case of a Condemnation, such Condemnation does not result in the loss of access to the Property or the related Improvements in a manner that would reasonably be expected to or does result in a Material Adverse Effect;

(I)    the Restoration DSCR, after giving effect to the Restoration, shall be equal to or greater than 1.20:1.00;

(J)    Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be reasonably acceptable to Lender;

(K)    the Net Proceeds together with any cash, cash equivalents or other security deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of the Restoration; and

(L)     the Condominium Documents shall remain in full force and effect during and after the completion of the Restoration, (2) the Condominium Board shall not have elected not to (or shall have elected to) restore the Condominium Property damaged or destroyed in connection with such Casualty and Lender shall be reasonably satisfied that sufficient funds exist from insurance proceeds or funds or other security reasonably acceptable to Lender has been deposited by the owners of the Units to restore the Condominium Property, and (3) the Condominium is not terminated as a result of such Casualty.

(ii)    The Net Proceeds shall be held by Lender in the Casualty and Condemnation Account and, until disbursed in accordance with the provisions of this Section 5.4(b), shall constitute additional security for the Debt and the Other Obligations. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property (other than Permitted Encumbrances) which have not either been fully bonded to the reasonable satisfaction of Lender and discharged of record or in the alternative fully insured to the reasonable satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii)    All plans and specifications required in connection with a Restoration shall be subject to the prior reasonable approval of Lender, subject to review of an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. All reasonable out-of-pocket costs and expenses incurred by Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s reasonable fees and disbursements, shall be paid by Borrower.

(iv)    In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration less the Casualty Retainage. “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, (A) an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration until such time as the Casualty Consultant certifies to Lender that Net Proceeds representing fifty percent (50%) of the required Restoration have been disbursed and (B) an amount equal to five percent (5%) of the costs actually incurred for work in place as part of the Restoration thereafter. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this

Section 5.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until Borrower certifies to Lender in an Officer’s Certificate and Lender confirms and approves (Borrower acknowledges that Lender may rely on the Casualty Consultant in connection with such confirmation and approval) that the Restoration has been completed in accordance with the provisions of this Section 5.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which (i) Borrower certifies to Lender in an Officer’s Certificate and Lender confirms and approves (Borrower acknowledges that Lender may rely on the Casualty Consultant in connection with such confirmation and approval) that such contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of such contractor’s, subcontractor’s or materialman’s contract, and (ii) the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)    Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)    If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration (policy deductible amounts being considered as Net Proceeds for the purposes of this clause (vi)), Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender (for deposit into the Casualty and Condemnation Account) before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be deposited by Lender into the Casualty and Condemnation Account and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.4(b) shall constitute additional security for the Obligations.

(vii)    The excess, if any, of the Insurance Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after Borrower certifies to Lender in an Officer’s Certificate and Lender confirms and approves (Borrower acknowledges that Lender may rely on the Casualty Consultant in connection with such confirmation and approval) that the

Restoration has been completed in accordance with the provisions of this Section 5.4(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing. The excess, if any, of the Condemnation Proceeds after the Borrower certifies to Lender in an Officer’s Certificate and Lender confirms and approves (Borrower acknowledges that Lender may rely on the Casualty Consultant in connection with such confirmation and approval) that the Restoration has been completed in accordance with the provisions of this Section 5.4(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted to Lender to prepay the Note subject to and in accordance with Section 2.4.4 of this Agreement.

(c)    Notwithstanding anything to the contrary set forth above in this Section 5.4, in the event of any Casualty to the Landlord Restoration Items (as defined in the Bloomberg Lease), it shall be a condition to Lender disbursing any Net Proceeds to or on behalf of Borrower that either (I) a completion guaranty from a Qualified Guarantor in favor of Lender in form substantially identical to the form of guaranty attached hereto as Exhibit H (the “Completion Guaranty”) has been executed and delivered to Lender, along with opinions of counsel from the law firms providing comparable opinions on the Closing Date (or their applicable successors) or one or more other nationally recognized law firms (x) regarding the due organization and authority of such Qualified Guarantor and enforceability of the Completion Guaranty and (y) that the Completion Guaranty does not alter the conclusion reached in the Insolvency Opinion or a new non-consolidation opinion, in each case, in form and substance reasonably acceptable to Lender and acceptable to the Rating Agencies or (II) Borrower shall deliver a Letter of Credit or cash collateral in an amount equal to the difference between the amount necessary to pay in full the costs of completing the Restoration of the Landlord Restoration Items (as defined in the Bloomberg Lease), as reasonably determined by Lender, and the portion of the Net Proceeds allocable to the Restoration of the Landlord Restoration Items (but without duplication of any Net Proceeds Deficiency delivered to Lender pursuant to Section 5.4(b)(vi) above), provided, that in the case of a Letter of Credit, such Letter of Credit is accompanied by a contribution agreement in the form attached hereto as Exhibit D and the law firm providing the Insolvency Opinion on the Closing Date (or its successor) or any other nationally recognized law firm delivers an opinion that the Letter of Credit does not alter the conclusion reached in the Insolvency Opinion or a new non-consolidation opinion, in each case, in form and substance reasonably acceptable to Lender and acceptable to the Rating Agencies. Within five (5) Business Days after the earlier to occur of (i) any election by the Tenant under the Bloomberg Lease not to terminate the Bloomberg Lease in accordance with the terms of Section 10.1(B)(1) thereof (if the Tenant has the right to terminate the Bloomberg Lease) and (ii) the date Borrower delivers to the Tenant under the Bloomberg Lease a Casualty Statement (as defined in the Bloomberg Lease) pursuant to Section 10.1(B)(1) of the Bloomberg Lease, Borrower shall cause a Qualified Guarantor to deliver to Lender a duly executed Completion Guaranty (or shall deliver a Letter of Credit or cash collateral in an amount necessary to pay the costs of completing the Landlord Restoration Items in lieu thereof), provided that in the event thirty-five percent (35%) or more of rentable square footage of the Property is subject to such Casualty, then in lieu of delivering such Completion Guaranty, Borrower may repay the Loan in full within such five (5) Business Day period, which repayment shall not be subject to any Spread Maintenance Premium.

(d)    Notwithstanding anything to the contrary set forth in this Agreement, including the provisions of this Section 5.4, or in the Condominium Documents, if the Loan is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Mortgage following a Casualty or Condemnation (but taking into account any proposed Restoration of the remaining Property), the ratio of the unpaid principal balance of the Loan to the value of the remaining Property is greater than one hundred twenty-five percent (125%) (such value to be determined by Lender in any commercially reasonable method permitted to a REMIC Trust; and which shall exclude the value of personal property or going concern value, if any), the Outstanding Principal Balance must be paid down by an amount equal to the least of the following amounts: (i) the net Award (after payment of Lender’s costs and expenses and any other fees and expenses that have been approved by Lender) or the net Insurance Proceeds (after payment of Lender’s actual out-of-pocket costs and expenses and any other fees and expenses that have been reasonably approved by Lender), as the case may be, or (ii) a “qualified amount” as that term is defined in the IRS Revenue Procedure 2010-30, as the same may be amended, replaced, supplemented or modified from time to time, unless Lender receives an opinion of counsel that if such amount is not paid, the applicable Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of the Mortgage. If and to the extent the preceding sentence applies, only such amount of the net Award or net Insurance Proceeds (as applicable), if any, in excess of the amount required to pay down the Outstanding Principal Balance may be released for purposes of Restoration or released to Borrower as otherwise expressly provided in this Section 5.4.

(e)    All Net Proceeds (i) not required to be made available for the Restoration hereunder or (ii) so long an Event of Default has occurred and is continuing, not required to be returned to Borrower as excess Net Proceeds pursuant to Section 5.4(b)(vii) may be retained and applied by Lender in accordance with Section 2.4.4 hereof toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its reasonable discretion. Additionally, throughout the term of the Loan if an Event of Default is continuing, then Borrower shall pay to Lender, with respect to any payment of the Debt pursuant to this Section 5.4(e) made during the Spread Maintenance Period, an additional amount equal to the Spread Maintenance Premium; provided, however, that if an Event of Default is not continuing, then no Spread Maintenance Premium shall be payable.

(f)    Notwithstanding anything to the contrary contained herein, if in connection with a Casualty any insurance company makes a payment under a property insurance Policy that Borrower proposes be treated as business or rental interruption insurance, then, notwithstanding any designation (or lack of designation) by the insurance company as to the purpose of such payment, as between Lender and Borrower, such payment shall not be treated as business or rental interruption Insurance Proceeds unless Borrower has demonstrated to Lender’s reasonable satisfaction that the remaining Net Proceeds that have been received from the property insurance companies are sufficient to pay 100% of the cost of the Restoration or, if such Net Proceeds are to be applied to repay the Obligations in accordance with the terms hereof, that such remaining Net Proceeds will be sufficient to satisfy the Obligations in full.

VI.

CASH MANAGEMENT AND RESERVE FUNDS

Section 6.1.    Cash Management Arrangements. Borrower shall cause all Rents to be transmitted directly by Tenants of the Property into a trust account (the “Clearing Account”) established and maintained by Borrower at the Clearing Bank as more fully described in the Clearing Account Agreement. The Clearing Bank shall at all times during the term of the Loan be an Eligible Institution. Without in any way limiting the foregoing, if Borrower or Manager receive any Gross Revenues from the Property (other than amounts released from the Deposit Account to Borrower or as designated by Borrower in accordance with Section 6.10.1), then (i) such amounts shall be deemed to be collateral for the Obligations and shall be held in trust for the benefit, and as the property, of Lender, (ii) such amounts shall not be commingled with any other funds or property of Borrower or Manager, and (iii) Borrower or Manager shall deposit such amounts in the Clearing Account within one (1) Business Day of receipt. Funds deposited into the Clearing Account shall be swept by the Clearing Bank on each Business Day into the Deposit Account and applied and disbursed in accordance with this Agreement. Funds in the Deposit Account and the Accounts may only be invested in Permitted Investments as directed by Borrower (unless an Event of Default has occurred and is continuing), as more particularly set forth in the Cash Management Agreement. Lender shall also establish subaccounts of the Deposit Account which shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts) (such subaccounts are referred to herein as “Accounts”), as contemplated herein and in the Cash Management Agreement. The Clearing Account, the Deposit Account and all Accounts will be under the sole control and dominion of Lender, and Borrower shall have no right of withdrawal therefrom except as expressly provided herein. Borrower shall pay for all expenses of opening and maintaining the Clearing Account, the Deposit Account and all Accounts. Funds deposited into the Deposit Account shall be swept on each Business Day into an operating account as identified by Borrower, unless a Trigger Period is continuing, in which event such funds shall be held in the Deposit Account and applied and disbursed in accordance with this Agreement and the Cash Management Agreement.

Section 6.2.    Condominium Funds.

6.2.1    Deposits of Condominium Funds. During the continuance of a Trigger Period, Borrower shall, subject to Sections 6.10.2, and 6.2.3 hereof, deposit with Lender on each Monthly Payment Date an amount equal to one-twelfth (1/12th) of the Condominium Charges that Lender reasonably estimates will be payable during the next ensuing twelve (12) months by Borrower for Condominium Common Charges and any special assessments and any other amounts which may become due and payable under the Condominium Documents for the Property (collectively, the “Condominium Charges”) in order to accumulate with Lender sufficient funds to pay all sums billed to Borrower by the Condominium or Condominium Board for Condominium Charges at least ten (10) Business Days prior to the dates due, which amounts shall be transferred into an Account established to hold such funds (the “Condominium Account”). Amounts deposited from time to time into the Condominium Account pursuant to this Section 6.2.1 are referred to herein as the “Condominium Funds”. If at any time Lender reasonably determines that the Condominium Funds will not be sufficient to pay the Condominium Charges, Lender shall notify Borrower of such determination and the succeeding monthly deposits for Condominium Charges shall be increased by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective dates that such Condominium Charges become delinquent; provided, that if Borrower receives notice from Lender of any deficiency after the date that is ten (10) days prior to the date that Condominium Charges become delinquent, Borrower will deposit with or on behalf of Lender the amount of such deficiency within three (3) Business Days after its receipt of such notice (provided that, if the Condominium Charges will become delinquent in less than three (3) Business Days, Borrower will deposit the required amounts within one (1) Business Day).

6.2.2    Release of Condominium Funds. Provided no Event of Default shall exist and remain uncured, Lender shall apply Condominium Funds in the Condominium Account to the timely payment of Condominium Charges. In making any payment relating to Condominium Charges, Lender may do so according to any bill, statement or estimate procured from the Condominium Board or its agent. If the amount of the Condominium Funds shall exceed the amounts due for Condominium Charges, Lender shall return any excess to Borrower or credit such excess against future monthly payments of Condominium Funds to be made. Provided no Event of Default has occurred and remains uncured, any Condominium Funds remaining in the Condominium Account after the Obligations have been paid in full or at such time as there is no Trigger Period continuing, shall be returned, within five (5) Business Days, to Borrower (or, in connection with the repayment of the Obligations in full, at Borrower’s request, credited against the payoff amount of the outstanding Obligations on the payoff statement).

6.2.3    Letter of Credit. In lieu of depositing the full amount of Condominium Funds required hereunder in cash, subject to the limitations set forth in Section 6.12, Borrower may deliver to Lender a Letter of Credit for all or any portion of such Condominium Funds. The aggregate amount of any Letter of Credit and/or cash on deposit with respect to the Condominium Account shall at all times be at least equal to the aggregate amount which Borrower is required to have on deposit at such time in the Condominium Account pursuant to this Agreement. If Borrower delivers to Lender a Letter of Credit in lieu of depositing cash into the Condominium Account, Borrower shall be responsible for paying directly all Condominium Charges subject to and in accordance with this Agreement. If Borrower fails to provide evidence reasonably satisfactory to Lender that the Condominium Charges have been paid in accordance with and subject to the terms of this Agreement, Lender shall have the right without prior notice to Borrower to draw on the Letter of Credit in an amount sufficient to pay the Condominium Charges then due. Provided that no Event of Default has occurred and is continuing, the amount of any Letter of Credit delivered pursuant to this Section 6.2.3 may, at Borrower’s discretion, from time to time be decreased to an amount equal to the then outstanding amounts required to be on deposit in the Condominium Account, taking into account deposits and disbursements from the Condominium Account that would have been made subject to and in accordance with this Agreement if cash had been deposited into the Condominium Account under Section 6.2.1.

Section 6.3.    Tax Funds.

6.3.1    Deposits of Tax Funds. During the continuance of a Trigger Period, Borrower shall, subject to Sections 6.10.2, and 6.3.3 hereof, deposit with Lender on each Monthly Payment Date an amount equal to one-twelfth (1/12th) of the Taxes that Lender reasonably estimates will be payable during the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Taxes at least ten (10) days prior to the respective dates the same shall become delinquent, which amounts shall be transferred into an Account established to hold such funds (the “Tax Account”). Amounts deposited from time to time into the Tax Account pursuant to this Section 6.3.1 are referred to herein as the “Tax Funds”. If at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay the Taxes

(taking into account the monthly deposits of Tax Funds to be made above), Lender shall notify Borrower of such determination and the succeeding monthly deposits for Taxes shall be increased by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective dates that such Taxes become delinquent; provided, that if Borrower receives notice from Lender of any deficiency after the date that is ten (10) days prior to the date that Taxes become delinquent, Borrower will deposit with or on behalf of Lender the amount of such deficiency within three (3) Business Days after its receipt of such notice (provided that, if the Taxes will become delinquent in less than three (3) Business Days, Borrower will deposit the required amounts within one (1) Business Day).

6.3.2    Release of Tax Funds. Provided no Event of Default shall exist and remain uncured, Lender shall apply Tax Funds in the Tax Account to the timely payment of Taxes. In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Funds shall exceed the amounts due for Taxes, Lender shall return any excess to Borrower or credit such excess against future monthly payments of Tax Funds to be made. Provided no Event of Default has occurred and remains uncured, any Tax Funds remaining in the Tax Account after the Obligations have been paid in full or at such time as there is no Trigger Period continuing, shall be returned, within five (5) Business Days, to Borrower (or, in connection with the repayment of the Obligations in full, at Borrower’s request, credited against the payoff amount of the outstanding Obligations on the payoff statement).

6.3.3    Letter of Credit. In lieu of depositing the full amount of Tax Funds required hereunder in cash, subject to the limitations set forth in Section 6.12, Borrower may deliver to Lender a Letter of Credit for all or any portion of such Tax Funds. The aggregate amount of any Letter of Credit and/or cash on deposit with respect to the Tax Account shall at all times be at least equal to the aggregate amount which Borrower is required to have on deposit at such time in the Tax Account pursuant to this Agreement. If Borrower delivers to Lender a Letter of Credit in lieu of depositing cash into the Tax Account, Borrower shall be responsible for paying directly all Taxes subject to and in accordance with this Agreement. If Borrower fails to provide evidence reasonably satisfactory to Lender that the Taxes have been paid in accordance with and subject to the terms of this Agreement, Lender shall have the right without prior notice to Borrower to draw on the Letter of Credit in an amount sufficient to pay the Taxes then due. Provided that no Event of Default has occurred and is continuing, the amount of any Letter of Credit delivered pursuant to this Section 6.3.3 may, at Borrower’s discretion, from time to time be decreased to an amount equal to the then outstanding amounts required to be on deposit in the Tax Account, taking into account deposits and disbursements from the Tax Account that would have been made subject to and in accordance with this Agreement if cash had been deposited into the Tax Account under Section 6.3.1.

Section 6.4.    Insurance Funds.

6.4.1    Deposits of Insurance Funds. During the continuance of a Trigger Period, Borrower shall, subject to Sections 6.10.2, 6.4.3, and 6.4.4 hereof, deposit with Lender on each Monthly Payment Date, an amount equal to one-twelfth (1/12th) of the Insurance Premiums that Lender reasonably estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof, in order to accumulate sufficient funds to pay all such Insurance Premiums at least ten (10) days prior to the expiration of the Policies, which amounts shall be transferred into an Account established to hold such funds (the “Insurance Account”). Amounts deposited from time to time into the Insurance Account pursuant to this Section 6.4.1 are referred to herein as the “Insurance Funds”. If at any time Lender reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums (taking into account the monthly deposits of Insurance Funds to be made above), Lender shall notify Borrower of such determination and the succeeding monthly deposits for Insurance Premiums shall be increased by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least ten (10) days prior to expiration of the Policies.

6.4.2    Release of Insurance Funds. Provided no Event of Default shall exist and remain uncured, Lender shall apply Insurance Funds in the Insurance Account to the timely payment of Insurance Premiums, provided Borrower shall furnish Lender with all bills, invoices and statements for the Insurance Premiums for which such funds are required at least ten (10) Business Days prior to the date on which such charges first become payable. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate provided by Borrower pursuant to the foregoing sentence. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums, Lender shall return any excess to Borrower or credit such excess against future monthly payments of Insurance Funds to be made. Any Insurance Funds remaining in the Insurance Account after the Obligations have been paid in full or at such time as there is no Trigger Period continuing, shall be returned, within five (5) Business Days, to Borrower (or, in connection with the repayment of the Obligations in full, at Borrower’s request, credited against the payoff amount of the outstanding Obligations on the payoff statement).

6.4.3    Acceptable Blanket Policy. Notwithstanding anything to the contrary contained in Section 6.4.1, in the event that an Acceptable Blanket Policy is in effect with respect to any of the Policies required pursuant to Section 5.1, deposits into the Insurance Account required for Insurance Premiums pursuant to Section 6.4.1 above shall be suspended to the extent that Insurance Premiums relate to such Acceptable Blanket Policy. Lender acknowledges that, as of the Closing Date, an Acceptable Blanket Policy is in effect with respect to the Policies required as of the Closing Date pursuant to Section 5.1.

6.4.4    Letter of Credit. In lieu of depositing the full amount of Insurance Funds required hereunder in cash, subject to the limitations set forth in Section 6.12, Borrower may deliver to Lender a Letter of Credit for all or any portion of such Insurance Funds. The aggregate amount of any Letter of Credit and/or cash on deposit with respect to the Insurance Account shall at all times be at least equal to the aggregate amount which Borrower is required to have on deposit at such time in the Insurance Account pursuant to this Agreement. If Borrower delivers to Lender a Letter of Credit in lieu of depositing cash into the Insurance Account, Borrower shall be responsible for paying directly all Insurance Premiums subject to and in accordance with this Agreement. If Borrower fails to provide evidence reasonably satisfactory to Lender that the Insurance Premiums have been paid in accordance with and subject to the terms of this Agreement, Lender shall have the right without prior notice to Borrower to draw on the Letter of Credit in an amount sufficient to pay the Insurance Premiums then due. Provided that no Event of Default has occurred and is continuing, the amount of any Letter of Credit delivered pursuant to this Section 6.4.4 may, at Borrower’s discretion, from time to time be decreased to an amount equal to the then outstanding amounts required to be on deposit in the Insurance Account, taking into account deposits and disbursements from the Insurance Account that would have been made subject to and in accordance with this Agreement if cash had been deposited into the Insurance Account under Section 6.4.1.

Section 6.5.    Capital Expenditure Funds.

6.5.1    Deposits of Capital Expenditure Funds. During the continuance of a Trigger Period, Borrower shall, subject to Sections 6.10.2 and 6.5.3 hereof, deposit with Lender on each Monthly Payment Date an amount equal to $23,000, for Capital Expenditures, which amounts shall be transferred into an Account established to hold such funds (the “Capital Expenditure Account”). Amounts deposited from time to time into the Capital Expenditure Account pursuant to this Section 6.5.1 are referred to herein as the “Capital Expenditure Funds”.

6.5.2    Release of Capital Expenditure Funds. Provided no Event of Default shall exist and remain uncured, Lender shall disburse Capital Expenditure Funds to Borrower out of the Capital Expenditure Account, within five (5) Business Days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least $10,000 (or a lesser amount if the total amount in the Capital Expenditure Account is less than $10,000, in which case only one (1) disbursement of the amount remaining in the account shall be made) provided that: (i) such disbursement is for an Approved Capital Expenditure; (ii) the request for disbursement is accompanied by (A) an Officer’s Certificate from Borrower (1) stating that the items to be funded by the requested disbursement are Approved Capital Expenditures, and a description thereof, (2) stating that all Capital Expenditures to be funded by the requested disbursement have been completed (or completed to the extent of the requested disbursement) in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (3) stating that the Capital Expenditures (or the relevant portions thereof) to be funded from the disbursement in question have not been the subject of a previous disbursement, and (4) stating that all previous disbursements of Capital Expenditure Funds have been used to pay previously identified Capital Expenditures, (B) a copy of any license, permit or other approval required by any Governmental Authority in connection with such Capital Expenditure, if any, and not previously delivered to Lender, (C) copies of appropriate lien waivers, conditional lien waivers, or other evidence of payment reasonably satisfactory to Lender, (D) for disbursements in the amount of $1,000,000 or more, at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not permitted hereunder or under the other Loan Documents, and (E) such other evidence as Lender shall reasonably request to demonstrate that the Capital Expenditures to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower (or the portion thereof as to which such request for disbursement has been submitted has been completed and is paid for (other than any retention amount which is not a part of such disbursement request) or will be paid upon such disbursement to Borrower) and (iii) if such disbursement request is for $1,000,000 or more, Lender shall have (if it desires) verified (by an inspection conducted at Borrower’s reasonable out-of-pocket expense) performance of the work associated with such Capital Expenditure. Any Capital Expenditure Funds remaining in the Capital Expenditure Account after the Obligations have been paid in full or at such time as there is no Trigger Period continuing shall be returned, within five (5) Business Days, to Borrower (or, at Borrower’s request, credited against the payoff amount of the outstanding Obligations on the payoff statement).

6.5.3    Letter of Credit. In lieu of depositing the full amount of Capital Expenditure Funds required hereunder in cash, subject to the limitations set forth in Section 6.12, Borrower may deliver to Lender a Letter of Credit for all or any portion of such Capital Expenditure Funds. The aggregate amount of any Letter of Credit and/or cash on deposit with respect to the Capital Expenditure Account shall at all times be at least equal to the aggregate amount which Borrower is required to have on deposit at such time in the Capital Expenditure Account pursuant to this Agreement. If Borrower delivers to Lender a Letter of Credit in lieu of depositing cash into the Capital Expenditure Account, Borrower shall be responsible for paying directly all Capital Expenditures (without limiting Borrower’s right to receive disbursements in accordance herewith from any cash reserves that are also held by Lender therefor) subject to and in accordance with this Agreement. If Borrower fails to provide evidence reasonably satisfactory to Lender of the payment of any Capital Expenditures subject to and in accordance with this Agreement, Lender shall have the right without prior notice to Borrower to draw on the Letter of Credit in an amount sufficient to pay the costs of such Capital Expenditures then due. Provided that no Event of Default has occurred and is continuing, the amount of any Letter of Credit delivered pursuant to this Section 6.5.3 may, at Borrower’s discretion, from time to time be decreased to an amount equal to the then outstanding amounts required to be on deposit in the Capital Expenditure Account, taking into account deposits and disbursements from the Capital Expenditure Account that would have been made subject to and in accordance with this Agreement if cash had been deposited into the Capital Expenditure Account under Section 6.5.1.

Section 6.6.    Rollover Funds.

6.6.1    Deposits of Rollover Funds.

(a)    During the continuance of a Trigger Period, Borrower shall, subject to Sections 6.10.2 and 6.6.3 hereof, deposit with Lender on each Monthly Payment Date an amount equal to $113,071.75, for Acceptable Leasing Expenses, which amounts shall be transferred into an Account established to hold such funds (the “Rollover Account”). Amounts deposited from time to time into the Rollover Account pursuant to this Section 6.6.1 are referred to herein as the “Rollover Funds”.

(b)    In addition to the required monthly deposits set forth in subsection (a) above, the following items shall be deposited into the Rollover Account and held as Rollover Funds, and Borrower shall advise Lender at the time of receipt thereof of the nature of such receipt so that Lender shall have sufficient time to instruct the Deposit Bank to deposit and hold such amounts in the Rollover Account pursuant to the Cash Management Agreement: all sums paid with respect to (i) a modification of any Lease that materially reduces the Rent paid thereunder or the space demised thereunder, and (ii) any rejection, termination, surrender or cancellation of any Lease (including in any bankruptcy case) or any lease buy-out or surrender payment from any Tenant (including any payment relating to unamortized tenant improvements and/or leasing commissions) (collectively, “Lease Termination Payments”); provided, however, that, provided no Trigger Event has occurred or is continuing, any portion of any individual Lease Termination Payment remaining in the Rollover Account (the “Remaining Lease Termination Payments”) after (x) substantially all of the applicable space has been relet or such lesser amount of the applicable space has been relet for not less than the same amount of aggregate rent and recoveries as the terminating tenant and (y) all associated costs have been paid (including, without limitation, brokerage commissions, tenant allowances and improvements, and rent abatements) shall be disbursed promptly to Borrower.

6.6.2    Release of Rollover Funds. Provided no Event of Default shall exist and remain uncured, Lender shall disburse Rollover Funds to Borrower out of the Rollover Account, within five (5) Business Days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least $10,000 (or a lesser amount if the total amount in the Rollover Account is less than $10,000, in which case only one (1) disbursement of the amount remaining in the account shall be made) provided that: (i) such disbursement is for an Acceptable Leasing Expense; and (ii) the request for disbursement is accompanied by (A) an Officer’s Certificate from Borrower (1) stating that the items to be funded by the requested disbursement are Acceptable Leasing Expenses, and a description thereof, (2) stating that any tenant improvements at the Property to be performed by Borrower and to be funded by the requested disbursement (or the relevant portion thereof as to which such request for funds relates) have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (3) stating that the Acceptable Leasing Expenses (or the relevant portions thereof) to be funded from the disbursement in question have not been the subject of a previous disbursement, and (4) stating that all previous disbursements of Rollover Funds have been used to pay previously identified Acceptable Leasing Expenses, (B) a copy of any license, permit or other approval by any Governmental Authority required in connection with the tenant improvements and not previously delivered to Lender; provided, however, that if Borrower is not performing the tenant improvements, then Borrower shall use commercially reasonable efforts to cause the Tenant to deliver the foregoing to the extent required under such Tenant’s Lease, (C) copies of appropriate lien waivers, conditional lien waivers or other evidence of payment reasonably satisfactory to Lender; provided, however, that if Borrower is not performing the tenant improvements, then Borrower shall use commercially reasonable efforts to cause the Tenant to deliver the foregoing to the extent required under such Tenant’s Lease, (D) for disbursements in the amount of $1,000,000 or more, at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not permitted hereunder or under the other Loan Documents, (E) for tenant improvements with respect to a single demised premises under a Lease in an aggregate amount of $1,000,000 or more, if requested by Lender, with respect to the final disbursement from the Rollover Account for such tenant improvement costs, a current Tenant estoppel certificate in form and substance required under such Tenant’s Lease and otherwise reasonably acceptable to Lender and (F) such other evidence as Lender shall reasonably request to demonstrate that the Acceptable Leasing Expenses, to be funded by the requested disbursement have been paid for or will be paid upon such disbursement to Borrower (or the portion thereof as to which such request for disbursement has been submitted has been paid for (other than any retention amount which is not a part of such disbursement request) or will be paid upon such disbursement to Borrower). Any Rollover Funds remaining in the Rollover Account after the Obligations have been paid in full or at such time as there is no Trigger Period continuing shall be returned, within five (5) Business Days, to Borrower (or, at Borrower’s request, credited against the payoff amount of the outstanding Obligations on the payoff statement).

6.6.3    Letter of Credit. In lieu of depositing the full amount of Rollover Funds required hereunder in cash, subject to the limitations set forth in Section 6.12, Borrower may deliver to Lender a Letter of Credit for all or any portion of such Rollover Funds. The aggregate amount of any Letter of Credit and/or cash on deposit with respect to the Rollover Account shall at all times be at least equal to the aggregate amount which Borrower is required to have on deposit at such time in the Rollover Account pursuant to this Agreement. If Borrower delivers to Lender a Letter of Credit in lieu of depositing cash into the Rollover Account, Borrower shall be responsible for paying directly all tenant improvement costs, leasing commissions and other leasing costs (without limiting Borrower’s right to receive disbursements in accordance herewith from any cash reserves that are also held by Lender therefor) subject to and in accordance with this Agreement. If Borrower fails to provide evidence reasonably satisfactory to Lender of the payment of any tenant improvement costs, leasing commissions or other leasing costs in accordance with this Agreement or the applicable Lease, Lender shall have the right without prior notice to Borrower to draw on the Letter of Credit in an amount sufficient to pay such leasing costs. Provided that no Event of Default has occurred and is continuing, the amount of any Letter of Credit delivered pursuant to this Section 6.6.3 may, at Borrower’s discretion, from time to time be decreased to an amount equal to the then outstanding amounts required to be on deposit in the Rollover Account, taking into account deposits and disbursements from the Rollover Account that would have been made subject to and in accordance with this Agreement if cash had been deposited into the Rollover Account.

Section 6.7.    Casualty and Condemnation Account. Borrower shall, subject to Section 6.10.2 hereof, pay, or cause to be paid, to Lender all Insurance Proceeds or Awards due to any Casualty or Condemnation in accordance with the provisions of Sections 5.2 and 5.3 (but subject to Section 5.4), which amounts shall be transferred into an Account established to hold such funds (the “Casualty and Condemnation Account”). Amounts deposited from time to time into the Casualty and Condemnation Account pursuant to this Section 6.7 are referred to herein as the “Casualty and Condemnation Funds”. All Casualty and Condemnation Funds shall be held, disbursed and/or applied in accordance with the provisions of Sections 5.2, 5.3 and 5.4 hereof.

Section 6.8.    Cash Collateral Funds. If a Trigger Period shall be continuing, all Available Cash shall be paid to Lender, which amounts shall be transferred by Lender into an Account established to hold such amounts (the “Cash Collateral Account”) to be held by Lender as cash collateral for the Debt. Amounts on deposit from time to time in the Cash Collateral Account pursuant to this Section 6.8 are referred to as the “Cash Collateral Funds”. Any Cash Collateral Funds on deposit in the Cash Collateral Account not previously disbursed or applied shall be disbursed to Borrower within five (5) Business Days of the termination of such Trigger Period. Notwithstanding the foregoing, during the continuance of an Event of Default Lender shall have the right, but not the obligation, at any time, in its sole and absolute discretion to (a) hold the Cash Collateral Funds as additional collateral for the Debt and (b) following the acceleration of all or any portion of the Debt or the occurrence of the Maturity Date, apply any and all Cash Collateral Funds then on deposit in the Cash Collateral Account to the Debt or the Obligations to the extent then due and payable, in such order and in such manner as Lender shall elect in its sole and absolute discretion (including, following the maturity or acceleration of the Loan, to make a repayment of principal (together with the applicable Spread Maintenance Premium, if any, applicable thereto)) or any other amounts due hereunder.

Section 6.9.    [Reserved].

Section 6.10.    Property Cash Flow Allocation.

6.10.1    Order of Priority of Funds in Deposit Account. Provided no Trigger Event has occurred and is continuing, on each Business Day all funds deposited in the Deposit Account shall be disbursed to or as directed by Borrower by wire transfer. During the continuance of any Trigger Period, on each Monthly Payment Date during the Term, except upon the occurrence and during the continuance of an Event of Default, all funds on deposit in the Deposit Account shall be applied on such Monthly Payment Date in the following order of priority (after the transfer to the Casualty and Condemnation Account of any Net Proceeds required to be deposited therein pursuant to Section 6.7):

(i)    First, to the Tax Account, to make the required payments of Tax Funds as required under Section 6.3;

(ii)    Second, to the Insurance Account, to make any required payments of Insurance Funds as, and to the extent, required under Section 6.4;

(iii)    Third, to Lender, funds sufficient to pay interest due on such Monthly Payment Date, together with any other amounts then due to Lender for late payment charges, including, without limitation, interest at the Default Rate (other than those required to be paid pursuant to the other clauses of this Section 6.10);

(iv)    Fourth, to the Condominium Account, to make the required payments of Condominium Funds as required under Section 6.2;

(v)    Fifth, to the Capital Expenditure Account, to make the required payments of Capital Expenditure Funds as required under Section 6.5;

(vi)    Sixth, to the Rollover Account, to make the required payments of Rollover Funds as required under Section 6.6;

(vii)    Seventh, to Lender, of any other amounts then due and payable under the Loan Documents;

(viii)    Eighth, subject to the terms of the Cash Management Agreement, to Borrower, funds in an amount equal to the Monthly Operating Expense Budgeted Amount (excluding Taxes, Insurance Premiums and Condominium Charges);

(ix)    Ninth, to Borrower, payments for Approved Extraordinary Expenses, if any; and

(x)    Lastly, all amounts remaining after payment of the amounts set forth in clauses (i) through (ix) above (the “Available Cash”) to the Cash Collateral Account to be held or disbursed in accordance with Section 6.8, provided that Lender shall on each Monthly Payment Date use all Available Cash to make the required payments of Tax Funds, Insurance Funds, Capital Expenditure Funds, Rollover Funds and Condominium Funds as required under Sections 6.2, 6.3, 6.4, 6.5 or 6.6, as applicable, in the order of priority set forth in this Section 6.10.1 to the extent that funds then on deposit in the Deposit Account shall be insufficient to make such payments in accordance with the order of priority set forth in this Section 6.10.1.

6.10.2    Failure to Make Payments. Notwithstanding anything to the contrary contained herein, during the existence of a Trigger Period, but without limiting Borrower’s obligations under Section 6.1, Borrower shall have no further obligation to transfer or deposit any Reserve Funds pursuant to Section 6.2, 6.3, 6.4, 6.5 or 6.6 hereof so long as adequate funds are available in the Deposit Account or the Cash Collateral Account for such deposits. The failure by the Deposit Bank to allocate such funds into the appropriate Accounts shall not constitute an Event of Default.

6.10.3    Application After Event of Default. Notwithstanding anything to the contrary contained in this Article 6, upon the occurrence and during the continuance of an Event of Default and following the acceleration of all or any portion of the Debt or the occurrence of the Maturity Date, Lender, at its option, may apply any Gross Revenue then in the possession of Lender or Deposit Bank (including any Reserve Funds on deposit in any Cash Management Account) to the payment of the portions of the Debt that are then due and payable in such order, proportion and priority as Lender may determine in its sole and absolute discretion (including, following the maturity or acceleration of the Loan, toward a repayment of principal (which repayment shall be accompanied by the applicable Spread Maintenance Premium, if any, applicable thereto)). Lender’s right to withdraw and apply any of the foregoing funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

Section 6.11.    Security Interest in Reserve Funds. As security for payment of the Debt and the performance by Borrower of all Other Obligations, Borrower hereby pledges and assigns to Lender, and grants to Lender a security interest in, all of Borrower’s right, title and interest in and to all payments to or monies held in the Clearing Account, the Deposit Account and Accounts (collectively, the “Cash Management Accounts”). Borrower hereby grants to Lender a continuing security interest in, and agrees to hold in trust for the benefit of Lender, all Rents in its possession prior to the (i) payment of such Rents to Lender or (ii) deposit of such Rents into the Deposit Account. Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Cash Management Account, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto (other than the Liens created pursuant to the Loan Documents and the Permitted Encumbrances). This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. Upon the occurrence and during the continuance of an Event of Default and following the acceleration of all or any portion of the Debt or the occurrence of the Maturity Date, Lender may apply any sums in any Cash Management Account to the payment of the portions of the Debt that are then due and payable in any order and in any manner as Lender shall elect in Lender’s discretion (including, following the maturity or acceleration of the Loan, to the repayment of principal (which repayment shall be accompanied by the applicable Spread Maintenance Premium, if any, applicable thereto)) without seeking the appointment of a receiver and without adversely affecting the rights of Lender to foreclose the Lien of the Mortgage or exercise its other rights under the Loan Documents. Cash Management Accounts shall not constitute trust funds and may be commingled with other monies held by Lender; provided however, that Reserve Funds shall not be commingled. Provided no Event of Default has occurred and is continuing, all interest which accrues on the funds in any Account shall accrue for the benefit of Borrower and shall be taxable to Borrower and shall be added to and disbursed in the same manner and under the same conditions as the principal sum on which said interest accrued. Notwithstanding anything to the contrary contained herein, upon repayment in full of the Debt, all remaining funds in the Accounts, if any, shall, within five (5) Business Days, be disbursed to Borrower (or, at Borrower’s request, credited against the payoff amount of the outstanding Obligations on the payoff statement).

Section 6.12.    Limitations on Letters of Credit/Guarantees. The aggregate amount of all Letters of Credit, Alteration Deficiency Guaranties, and other guaranties provided by Borrower pursuant to this Agreement (excluding, however, the Completion Guaranty), shall not exceed ten percent (10%) of the Outstanding Principal Balance, in each case to the extent outstanding at the time of determination, unless (i) Borrower delivers to Lender an opinion of counsel to the effect that delivery of such Letter of Credit, Alteration Deficiency Guaranty, or other guaranty does not alter the conclusion reached in the Insolvency Opinion or a new non-consolidation opinion, in each case which opinion and any counsel delivering such opinion (if not counsel who delivered the Insolvency Opinion) shall be reasonably acceptable to Lender and to the Rating Agencies (as evidenced by receipt of Rating Agency Confirmation, provided that to the extent any Rating Agency refuses to review such matter, such Rating Agency Confirmation requirement shall be deemed waived with respect to such Rating Agency), or (ii) in the case of a Letter of Credit, Borrower shall have no reimbursement obligations with respect to such Letter of Credit and such Letter of Credit shall be a capital contribution to Borrower and shall be accompanied by the execution and delivery of a contribution agreement in the form attached hereto as Exhibit D.

VII.

PERMITTED TRANSFERS

Section 7.1.    Permitted Transfer of the Entire Property.

(a)    Notwithstanding the provisions of Section 4.2, Borrower shall have, following the earlier to occur of (i) a Securitization of the Loan or (ii) the date that is six (6) months subsequent to the Closing Date (the “Permitted Transfer Date”), the right to (x) convey the entire Property in its entirety to any Person (a “Transferee”), and have such Transferee assume all of Borrower’s obligations under the Loan Documents (a “Property Sale”), or (y) transfer (but not pledge) direct or indirect equity interests in Borrower to a Transferee which would not be a Permitted Transfer hereunder (an “Equity Sale”), subject to the terms and full satisfaction of all of the conditions precedent set forth in Section 7.1(b) (each, a “Transfer and Assumption”).

(b)    Each Transfer and Assumption shall be subject to the following conditions:

(i)    Borrower shall have provided Lender with not less than thirty (30) days prior written notice, which notice shall contain sufficient detail to enable Lender to reasonably determine that the Transferee complies with the requirements set forth herein;

(ii)    no Event of Default shall have occurred and be continuing;

(iii)    if such Transfer and Assumption is a Property Sale, the Transferee shall be a Special Purpose Bankruptcy Remote Entity in accordance with Section 4.4, and if such Transfer and Assumption is an Equity Sale, Borrower will continue to be a Special Purpose Bankruptcy Remote Entity;

(iv)    Transferee or Borrower, as the case may be, shall be Controlled by a Person (an “Eligible Control Person”) who (x) is a Qualified Transferee owning, directly or indirectly, not less than fifty-one percent (51%) of the equity interests in Transferee or Borrower, as applicable, (y) prior to a Securitization, whose identity and experience is reasonably acceptable to Lender and (z) is a Confirmed Qualified Owner or an Eligible Qualified Owner;

(v)    the Property shall be managed by (x) a Qualified Manager, (y) an Affiliate of the Transferee (in the case of a Property Sale) or Borrower (in the case of an Equity Sale) or (z) any other property manager acceptable to Lender;

(vi)    in the case of the a Property Sale, Transferee shall have executed and delivered to Lender an assumption agreement in form and substance reasonably acceptable to Lender;

(vii)    Transferee or Borrower shall submit to Lender true, correct and complete copies of all documents reasonably requested by Lender concerning the organization and existence of Transferee or Borrower;

(viii)    satisfactory Patriot Act, OFAC and similar searches shall have been received by Lender with respect to (A) Transferee, (B) any Person that Controls Transferee or Borrower or owns an equity interest in Transferee or Borrower which equals or exceeds ten percent (10%) and (C) any other Person reasonably required by Lender in order for Lender to fulfill Patriot Act compliance guidelines required by the Patriot Act in connection with such Transfer and Assumption;

(ix)    Lender shall have received a Rating Agency Confirmation from each of the applicable Rating Agencies, provided that to the extent any Rating Agency refuses to review such matter, such Rating Agency Confirmation requirement shall be deemed waived with respect to such Rating Agency;

(x)    counsel to Transferee or Borrower shall deliver to Lender opinions, from the same law firms that provided similar opinions on the Closing Date (or their applicable successors) or other nationally recognized law firms, in form and substance reasonably satisfactory to Lender as to such matters as Lender shall reasonably require, which may include opinions as to substantially the same matters as were required in connection with the origination of the Loan (including a new substantive non-consolidation opinion);

(xi)    Transferee or Borrower shall deliver to Lender, upon such conveyance, a transfer fee equal to 0.15% of the Outstanding Principal Balance; provided that the transfer fee with respect to the first Assumption subject to and in accordance with this Section 7.1 shall be $250,000;

(xii)    unless (x) in connection with a Property Sale, the Interest Rate Cap Agreement is novated to Transferee or (y) in connection with an Equity Sale, the Equity Sale does not breach or result in a default under the Interest Rate Cap Agreement (or the Equity Sale is consented to by the Counterparty), Transferee (in connection with a Property Sale) or Borrower (in connection with an Equity

Sale) shall (A) deliver a Replacement Interest Rate Cap Agreement from an Approved Counterparty, in a notional amount equal to the Outstanding Principal Balance, which Replacement Interest Rate Cap Agreement shall be (1) effective for the period commencing on the day of such Transfer and Assumption and ending on the last day of the Interest Period in which the Maturity Date occurs and (2) otherwise on same terms set forth in Section 2.6 and (B) execute and deliver an Acknowledgement with respect to each such Replacement Interest Rate Cap Agreement;

(xiii)    Transferee (in connection with a Property Sale) and Borrower (in connection with an Equity Sale) must be able to satisfy, at the time of consummation of the Transfer and Assumption, the representations and covenants set forth in Sections 3.1.8, 3.1.26, 4.31 and 4.32; and

(xiv)    Transferee and/or Borrower shall pay all of Lender’s reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorney’s fees and disbursements) in connection with the Transfer and Assumption (which amount shall be in addition to any Assumption fees payable hereunder).

Section 7.2.    Permitted Transfers. Notwithstanding anything to the contrary contained in Section 4.2, the following Transfers (herein, the “Permitted Transfers”) shall be permitted hereunder without any consent or approval of Lender and without the requirement to satisfy any other conditions and without the payment of any fee:

(a)    all Leases and all equipment leases that satisfy the requirements of Section 4.21;

(b)    any Transfer and Assumption entered into in compliance with Section 7.1;

(c)    all Permitted Encumbrances;

(d)    the transfer of publicly traded shares, units or other publicly traded interests in any indirect equity owner of Borrower, provided, that the Control and Ownership Condition is satisfied;

(e)    Following the Permitted Transfer Date, Transfers of (but not a mortgage, pledge, hypothecation, encumbrance or grant of a security interest in) the direct or indirect beneficial interests in Borrower, provided that:

(i)    Lender receives thirty (30) days’ prior written notice thereof, unless such Transfer is between or among the direct or indirect beneficial owners of Borrower, and/or the Affiliates of the direct or indirect beneficial owners of Borrower, as of the Closing Date,

(ii)    subsequent to such Transfer, not less than 51% of the equity interests in Borrower are owned (directly or indirectly) and Borrower is Controlled by ALX or its permitted successor pursuant to a prior merger, consolidation or sale in connection with a ALX/EQO Transfer or an Eligible Control Person pursuant to a prior Transfer and Assumption in accordance with Section 7.1 above,

(iii)    immediately prior to such Transfer, no Event of Default shall have occurred and be continuing,

(iv)    subsequent to such Transfer, Borrower will continue to be a Special Purpose Bankruptcy Remote Entity,

(v)    such Transfer does not result in a violation of any Legal Requirements, including, without limitation, ERISA and the Patriot Act,

(vi)    if such Transfer results in any Person acquiring more than 49% of the direct or indirect equity interest in Borrower and such Person did not own more than 49% of the direct or indirect equity interest in Borrower on the Closing Date, Borrower shall have delivered to Lender with respect to such Person a new non-consolidation opinion from the law firm that provided the Insolvency Opinion on the Closing Date (or its successor) or another nationally recognized law firm, in form and substance reasonably satisfactory to Lender that in Lender’s reasonable judgment satisfies the then-current criteria of the Rating Agencies; and

(vii)    the Property shall continue to be managed by a Qualified Manager or any other property manager in accordance with the requirements of Section 4.14.2;

(f)    all Permitted 731 Transfers, provided, that if any ALX/EQO Transfer results in any Person (together with such Person’s Affiliates) acquiring more than 49% of the direct or indirect equity interest in Borrower and such Person (together with its Affiliates) did not own more than 49% of the direct or indirect equity interest in Borrower on the Closing Date, Borrower shall have delivered to Lender with respect to such Person a new non-consolidation opinion from the law firm that provided the Insolvency Opinion on the Closing Date (or its successor) or another nationally recognized law firm, in form and substance reasonably satisfactory to Lender that in Lender’s reasonable judgment satisfies the then-current criteria of the Rating Agencies;

(g)    Transfers or disposal of building equipment which is being replaced or which is no longer necessary in connection with the operation of the Property free from the Lien of the Mortgage, provided that such Transfer or disposal would not reasonably be expected to and does not have a Material Adverse Effect on the value of the Property taken as a whole, will not materially impair the utility or condition of the Property, and will not result in a reduction or abatement of, or right of offset against, the Rents payable under any Lease, in any such case as a result thereof, and provided, further, that any new building equipment acquired by Borrower shall be subject to the Lien of the Mortgage, it being agreed that Lender shall, from time to time, upon receipt of a written request from Borrower in which Borrower represents and warrants that the conditions set forth above are satisfied, execute a written instrument in form reasonably satisfactory to Lender to confirm that such building equipment which is to be, or has been, sold or disposed of is free from the Lien of the Mortgage. Borrower shall execute and deliver, or cause to be executed and delivered, to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect Lender’s security interest in any such new building equipment, as Lender may reasonably require; and

(h)    (a) immaterial Transfers of portions of the Property to Governmental Authorities for dedication and (b) granting of easements, restrictions, covenants, reservations and rights-of-way in the ordinary course of business for access, water and sewer lines, telephone or other fiber optic or other data transmission lines, electric lines or other utilities or for other similar purposes, provided in each case that no such grant shall materially impair the utility and operation of the Property, result in a breach or violation of the Condominium Documents or would reasonably be expected to or does result in a Material Adverse Effect, it being agreed that, in connection with any Transfer permitted pursuant to this clause (h), Lender shall execute and deliver any instrument reasonably necessary or appropriate, in the case of the Transfers referred to in clause (a) above, to release the portion of the Property affected by such Transfer from the Lien of the Mortgage or, in the case of clause (b) above, to subordinate the Lien of the Mortgage to such easements, restrictions, covenants, reservations and rights-of-way or other similar grants upon receipt by Lender of: (A) thirty (30) days’ prior written notice thereof; (B) a copy of the instrument or instruments of Transfer; (C) an Officer’s Certificate stating (I) with respect to any Transfer, the consideration, if any, being paid for the Transfer, (II) that such Transfer does not materially impair the utility, condition and operation of the applicable Individual Property or materially reduce the value of the Property, and (III) that such Transfer complies with all Legal Requirements and the Condominium Documents and would not reasonably be expected to, and does not result in, a Material Adverse Effect and (D) reimbursement of all of Lender’s reasonable out-of-pocket costs and expenses (including reasonable attorney’s fees and disbursements) incurred in connection with such Transfer. Notwithstanding the foregoing, if the Loan is included in a REMIC Trust and, immediately following a release of a portion of the Lien of the Mortgage pursuant to this Section 7.2(h), if the ratio of the unpaid principal balance of the Loan to the value of the remaining Property is greater than one hundred twenty-five percent (125%) (such value to be determined by Lender by any commercially reasonable method permitted to a REMIC Trust, and which shall exclude the value of personal property and going concern value, if any), the Outstanding Principal Balance must be paid down by a “qualified amount” as that term is defined in IRS Revenue Procedure 2010-30, as the same may be amended, replaced, supplemented or modified from time to time, unless Lender receives an opinion of counsel that if such amount is not paid, the applicable Securitization will not fail to maintain its status as a REMIC Trust as a result of such release.

Section 7.3.    Cost and Expenses; Searches; Copies.

(a)    Borrower shall pay all reasonable out-of-pocket costs and expenses of Lender in connection with any Transfer, whether or not such Transfer is deemed to be a Permitted Transfer, including, without limitation, all reasonable fees and expenses of Lender’s counsel, and the cost of any required counsel opinions related to REMIC or other securitization or tax issues and any Rating Agency fees, if applicable.

(b)    Borrower shall provide Lender with copies of all revised and/or new organizational documents (if any) relating to any Permitted Transfer (excluding Transfers of interests in ALX, VRT or VRLP) and provide an updated, certified organizational chart.

(c)    In connection with any Permitted Transfer (excluding Transfers of interests in ALX, VRT or VRLP), to the extent a transferee, together with its Affiliates, shall obtain Control of Borrower or own ten percent (10%) or more of the direct or indirect ownership interests in Borrower immediately following such transfer (provided such transferee, together with its Affiliates, owned less than ten percent (10%) of the direct or indirect ownership interests in Borrower as of the Closing Date), Borrower shall deliver (and Borrower shall be responsible for any reasonable out-of-pocket costs and expenses in connection therewith), customary searches reasonably requested by Lender in writing (such as, without limitation, credit, judgment, lien, litigation, bankruptcy, criminal and watch list) with respect to such transferee.

VIII.

DEFAULTS

Section 8.1.    Events of Default. Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)    if (A) the Obligations are not paid in full on the Maturity Date, (B) any regularly scheduled monthly payment of interest, and, if applicable, principal due under the Note is not paid in full on the applicable Monthly Payment Date, (C) any prepayment of principal due under this Agreement or the Note is not paid when due, except to the extent that aggregate sums are on deposit in the Clearing Account, Deposit Account and/or in the Cash Collateral Account sufficient to make any such payment and all other payments required to be made pursuant to clauses (i) and (ii) of Section 6.10.1 and Lender’s access to such sums is not restricted or constrained in any manner, or (D) the Spread Maintenance Premium is not paid when due;

(ii)    if any amount payable pursuant to this Agreement, the Note or any other Loan Document (other than as set forth in the foregoing clause (i)) is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document, with such failure continuing for ten (10) Business Days after Lender delivers written notice thereof to Borrower, except to the extent that either (x) sums sufficient to make such payments are on deposit in the Account established to hold funds for making such payment or (y) aggregate sums are on deposit in the Clearing Account, the Deposit Account and/or in the Cash Collateral Account sufficient to make such payment and all other payments required to be made in advance of such payment pursuant to Section 6.10.1 and, in either case, Lender’s access to such sums is not restricted or constrained in any manner;

(iii)    subject to Borrower’s right to contest pursuant to the terms of this Agreement, if any of the Taxes or Other Charges are not paid when due, except to the extent that either (x) sums sufficient to make such payments are on deposit in the Tax Account or (y) aggregate sums are on deposit in the Clearing Account, the Deposit Account and/or in the Cash Collateral Account sufficient to make such payment and, in either case, Lender’s access to such sums is not restricted or constrained in any manner;

(iv)    (x) if the Policies are not kept in full force and effect, except to the extent that such Policies lapse due to the nonpayment of Insurance Premiums and either (a) sums sufficient to make such payments are on deposit in the Insurance Account or (b) aggregate sums are on deposit in the Clearing Account, the Deposit Account and/or in the Cash Collateral Account sufficient to make such payment and the other payments required to be made pursuant to clause (ii) of

Section 6.10.1 and, in either case, Lender’s access to such sums is not restricted or constrained in any manner; or (y) (A) if Lender has not received evidence of the insurance required hereunder being renewed at least three (3) Business Days prior to expiration of the Policies or (B) copies of the Policies (or other evidence of required insurance reasonably acceptable to Lender) are not delivered to Lender on or prior to the date the same are to be delivered hereunder and such failure specified in this clause (B) continues for ten (10) days following written notice from Lender to Borrower thereof;

(v)    if, except as permitted under this Agreement (including all Permitted Transfers), a Transfer occurs;

(vi)    if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material adverse respect as of the date such representation or warranty was made; provided, however, that with respect to any such breach which is susceptible of being cured, such breach shall not be deemed an Event of Default hereunder unless and until it shall remain uncured for thirty (30) days after Borrower receives notice of such breach and, if such breach cannot reasonably be cured within such thirty (30) day period and Borrower commences to cure such breach within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure same, Borrower shall have such additional time as is reasonably necessary to cure such breach, but not in excess of sixty (60) days from the date the original notice from Lender was received by Borrower plus time necessary for Excusable Delay; provided that Borrower acknowledges and agrees that the representations and warranties set forth in Sections 3.1.4, 3.1.5 (the last sentence only), 3.1.7(d), 3.1.8, 3.1.10, 3.1.17, 3.1.19, 3.1.20, 3.1.23, 3.1.26, 3.1.31, 3.1.32(a) and 3.1.34 are not capable of being cured; provided, further, however, that in the case of a breach of Section 3.1.1, such breach shall not constitute an Event of Default in the event that such breach shall be remedied within a timely manner and in any event within not more than thirty (30) days of Lender’s request and within thirty (30) days following the request of Lender, Borrower delivers to Lender a new non-consolidation opinion or an opinion of counsel to the effect that such breach does not impair, negate or adversely change the opinions rendered in the Insolvency Opinion, in each case, from the law firm that provided the Insolvency Opinion on the Closing Date (or its successor) or another nationally recognized law firm, in form and substance that in Lender’s reasonable judgment satisfies the then-current criteria of the Rating Agencies;

(vii)    if Borrower shall make a general assignment for the benefit of creditors;

(viii)    if a receiver, liquidator or trustee shall be appointed for Borrower, or if Borrower shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, or if any proceeding for the dissolution or liquidation of Borrower shall be instituted, or if Borrower is substantively consolidated with any other Person; provided, however, if such appointment, adjudication, petition, proceeding or consolidation was involuntary and not consented to by Borrower upon the same not being discharged, stayed or dismissed within ninety (90) days following its filing;

(ix)    if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(x)    if any of the assumptions contained in the Insolvency Opinion, or in any other non-consolidation opinion delivered to Lender in connection with the Loan, is or shall become untrue unless such matter is cured in a timely manner and in a manner that would not cause an impairment or a material negative or adverse change in the Insolvency Opinion or such other non-consolidation opinion so delivered; provided, however, that in the case of a breach pursuant to this Section 8.1(x), such breach shall not constitute an Event of Default in the event that such breach shall be remedied within a timely manner and in any event within not more than thirty (30) days of Lender’s request and within thirty (30) days following the request of Lender, Borrower delivers to Lender a new non-consolidation opinion or an opinion of counsel to the effect that such breach does not impair, negate or adversely change in any material respect the opinions rendered in the Insolvency Opinion, in each case, from the law firm that provided the Insolvency Opinion on the Closing Date (or its successor) or another nationally recognized law firm, in form and substance that in Lender’s reasonable judgment satisfies the then-current criteria of the Rating Agencies;

(xi)    a breach of the covenants set forth in Sections 4.4, 4.23 or 4.31 hereof; provided, however, that in the case of a breach of Section 4.4, such breach shall not constitute an Event of Default in the event that such breach shall be remedied within a timely manner and in any event within not more than thirty (30) days of Lender’s request and within thirty (30) days following the request of Lender, Borrower delivers to Lender a new non-consolidation opinion or an opinion of counsel to the effect that such breach does not impair, negate or adversely change in any material respect the opinions rendered in the Insolvency Opinion, in each case, from the law firm that provided the Insolvency Opinion on the Closing Date (or its successor) or another nationally recognized law firm, in form and substance that in Lender’s reasonable judgment satisfies the then-current criteria of the Rating Agencies;

(xii)    subject to Borrower’s right to contest set forth in Section 4.3 of this Agreement, if the Property becomes subject to any mechanic’s, materialman’s or other Lien except a Permitted Encumbrance or a Lien for Taxes not then due and payable and such liens are not discharged or bonded within sixty (60) days after Lender’s written notice to Borrower;

(xiii)    the alteration, improvement, demolition or removal of any of the Improvements without the prior consent of Lender, other than in accordance with this Agreement and the Leases at the Property entered into in accordance with the Loan Documents and such alteration, improvement, demolition or removal would be reasonably expected to or does have a Material Adverse Effect on Borrower’s use or operation of the Property; provided, however, that with respect to any such breach which is susceptible of being cured, such breach shall not be deemed an Event of Default hereunder unless and until it shall remain uncured for thirty (30) days after Borrower receives notice of such breach and, if such breach cannot reasonably be cured within such thirty (30) day period and Borrower commences to cure such breach within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure same, Borrower shall have such additional time as is reasonably necessary to cure such breach, but not in excess of one hundred twenty (120) days from the date the original notice from Lender was received by Borrower plus time necessary for Excusable Delay;

(xiv)    if (A) any Management Agreement is terminated and a Qualified Manager, or any other property manager reasonably approved by Lender, is not appointed as a replacement manager pursuant to the provisions of this Agreement within thirty (30) days following such termination, (B) Borrower has received notice that it is in material default under any Management Agreement and such default is not waived by Manager or cured by Borrower within sixty (60) days or (C) Borrower materially amends, modifies or otherwise changes without the prior written consent of Lender any Management Agreement in a manner materially adverse to Borrower and/or Lender such amendment is not revoked within ten (10) Business Days following notice from Lender to Borrower thereof;

(xv)    if Borrower or any Person owning a direct or indirect ownership interest in Borrower (other than any holders of publicly traded stock, units or other securities) shall be convicted of a Patriot Act Offense by a court of competent jurisdiction and such conviction subjects Lender to action and/or liability by any Governmental Authority; provided, however, that with respect to any such breach which is susceptible of being cured, such breach shall not be deemed an Event of Default hereunder unless and until it shall remain uncured for ten (10) days after Borrower receives notice of such breach;

(xvi)    if Borrower breaches any covenant contained in Section 4.9 hereof and fails to cure such breach within ten (10) days after Lender’s written notice to Borrower;

(xvii)    subject to Borrower’s contest rights in the Condominium Documents, if any, if any of the Condominium Charges to be paid by Borrower pursuant to the Condominium Documents are not paid by Borrower when the same are due and payable (after the expiration of any applicable notice and grace periods under the Condominium Documents), except to the extent that either (x) sums sufficient to make such payments are on deposit in the Condominium Account or (y) aggregate sums are on deposit in the Clearing Account, the Deposit Account and/or in the Cash Collateral Account sufficient to make such payment and, in either case, Lender’s access to such sums is not restricted or constrained in any manner;

(xviii)    (A) any material modification or amendment to any of the terms or provisions of the Condominium Documents, (B) the termination of the

Condominium or the removal of any Unit from the Condominium, or (C) any partition of all or part of the Property subject to the Condominium Declaration, in each case, in violation of the terms of this Agreement, and, in the case of clause (A), such modification or amendment is not rescinded within ten (10) Business Days following written notice from Lender to Borrower;

(xix)    if (A) the Bloomberg Lease is surrendered or terminated by Borrower, or (B) any of the terms, covenants or conditions of the Bloomberg Lease are materially amended or modified, in each case, in violation of Section 4.11 hereof, and, in the case of clause (B), such modification or amendment is not rescinded within ten (10) Business Days following written notice from Lender to Borrower;

(xx)    if Borrower fails to obtain or maintain an Interest Rate Cap Agreement or replacement thereof in accordance with Section 2.6 and/or Section 2.7 hereof, provided that with respect to a failure under Section 2.6 only, no Event of Default shall occur under this Section 8.1(xx) unless such failure continues for five (5) Business Days after Lender delivers notice to Borrower thereof (it being agreed that such period shall not apply with respect to Borrower’s delivery of a Replacement Interest Rate Cap Agreement in connection with the exercise of an Extension Option under Section 2.7); or

(xxi)    if Borrower fails to comply with the second sentence of Section 5.4(c) within the time periods set forth therein; or

(xxii)    if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not specified in subsections (i) to (xxi) above, and such Default shall continue for ten (10) days after notice to Borrower from Lender, in the case of any such Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice to Borrower from Lender, in the case of any such other Default; provided, however, that if such Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such 30-day period shall and thereafter diligently and expeditiously proceed to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days plus time necessary for Excusable Delay.

Section 8.2.    Remedies.

8.2.1    Acceleration. Unless waived in writing by Lender, upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (vii) or (viii) of Section 8.1 above), Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand (and Borrower hereby expressly waives any such notice or demand), that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including declaring the Obligations to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii) or (viii) of Section 8.1 above, the Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable in full, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

8.2.2    Remedies Cumulative. Unless waived in writing by Lender, upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Obligations or the Obligations have been paid in full. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon. In addition to the covenants contained in Section 4.29(a)(v), during the continuance of an Event of Default, Borrower shall pay for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with inspections and appraisals.

8.2.3    Severance.

(a)    Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion, including the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as

Lender may accelerate and such other sums secured by the Mortgage as Lender may elect, provided, that any Spread Maintenance Premium incurred as a result of such acceleration shall only be due with respect to the portion of the Outstanding Principal Balance of the Loan as has been accelerated. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of the sums secured by the Mortgage and not previously recovered.

(b)    Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender, provided that no such agreement shall increase Borrower’s obligations or decrease Borrower’s rights under the Loan Documents. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute such severance agreement to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such severance agreement under such power until five (5) Business Days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.

(c)    Any amounts recovered from the Property or any other collateral for the Loan following the acceleration of the Loan upon an Event of Default or an Event of Default arising as a result of the failure to pay the Obligations in full on the Maturity Date may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents, in such order, priority and proportions as Lender in its sole discretion shall determine.

8.2.4    Lender’s Right to Perform. Upon the occurrence and during the continuance of an Event of Default only, if Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for a period of ten (10) Business Days after Borrower’s receipt of written notice thereof from Lender, without in any way limiting Lender’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Lender may, but shall have no obligation to, perform, or cause the performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrower to Lender upon demand and if not paid shall be added to the Obligations (and to the extent permitted under applicable laws, secured by the Mortgage and the other Loan Documents) and shall bear interest thereafter at the Default Rate. Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower of any such failure except as otherwise expressly provided for herein, but such notice shall be a precondition to Lender exercising the rights set forth in the immediately preceding sentence.

IX.

SALE AND SECURITIZATION OF MORTGAGE

Section 9.1.    Sale of Mortgage and Securitization. Subject to Section 9.4 hereof:

(a)    Lender shall have the right without notice to or consent from Borrower or any other Person (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan, (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization and (iv) to otherwise assign, participate, assign or transfer the Loan, the Note, the Loan Documents and/or Lender’s rights, title, obligations and interests therein to any Person at any time in its sole and absolute discretion, in whole or in part, whether by operation of law (pursuant to a merger or other successor in interest) or otherwise, but subject to the terms set forth in that certain letter agreement between Lender and Borrower dated as of the date hereof. Upon such assignment, all references to Lender and Co-Lender in this Agreement and in any Loan Document shall be deemed to refer to such assignee or successor in interest and such assignee or successor in interest shall thereafter stand in the place of Lender in all respects. The transactions referred to in clauses (i), (ii), (iii) and (iv) are each hereinafter referred to as a “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities or similar instruments issued in connection with a Secondary Market Transaction are hereinafter referred to as “Securities”. At Lender’s election, each note and/or component comprising the Loan may be subject to one or more Secondary Market Transactions.

(b)    If reasonably requested by Lender, Borrower shall (at no cost or expense to Borrower, except to the extent otherwise expressly provided for in Section 9.4) assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace, by prospective investors, the Rating Agencies and/or by applicable Legal Requirements in connection with any Secondary Market Transactions, including to:

(i)    (A) provide reasonably requested, non-confidential financial and other information (other than projections) with respect to the Property, the business operated at the Property, Borrower and the Manager, including, without limitation, the information set forth on Exhibit B attached hereto, in each case, to the extent reasonably available to Borrower or Manager, (B) provide budgets and rent rolls relating to the Property (including itemized percentage of floor area occupied and percentage of aggregate base rent for each Tenant), (C) provide such financial information and statements as are required pursuant to this Section 9.1(b)(i) (the information described in clauses (A) through (C), the “Provided Information”) and (D) cooperate with Lender in obtaining updated appraisals, market studies, environmental reviews and reports (Phase I’s and, if appropriate, Phase IIs), property condition reports and other due diligence investigations of the Property, subject to Borrower’s reasonable and customary safety requirements and the rights of Tenants under Leases;

(ii)    use commercially reasonable efforts to provide customary updates or customary modifications to the opinions of counsel provided by Borrower at Closing, as may be reasonably requested by Lender in order to effect the related Securitization, including without limitation updates or modifications requested by or for the benefit of the Rating Agencies, underwriters, placement agents, the trustee or other customary Securitization parties (it being agreed that in no event shall Borrower be obligated to deliver an opinion of counsel with respect to “true sale”, “fraudulent conveyance” or “10b-5” matters); and

(iii)    provide updated, as of the closing date of any Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may require (which, in each case, may be given subject to any additional exceptions thereto) and execute such amendments to the Loan Documents as may be reasonably requested by Lender in order to effect the related Securitization, provided that nothing in such amendments shall result in any economic or other change that is adverse in any respect to Borrower or any Affiliate thereof or result in any operational changes that are burdensome to Borrower or the Property in any material respect.

(c)    If, at the time a Disclosure Document is being prepared for a Securitization, Lender reasonably expects that Borrower alone or Borrower and one or more Affiliates of Borrower, collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon reasonable request the following financial information, in each case, to the extent reasonably available to Borrower or Manager:

(i)    if Lender reasonably expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, net operating income for the Property and the Related Properties as required under Item 1112(b)(1) of Regulation AB (it being understood that such information shall be deemed “required” whether or not the Securities are being offered in a registered offering), or

(ii)    if Lender reasonably expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, the financial statements required under Item 1112(b)(2) of Regulation AB (it being understood that such information shall be deemed “required” whether or not the Securities are being offered in a registered offering).

(d)    In the event all or a portion of the Loan is included in a securitization involving a registered public offering of Securities pursuant to the Securities Act (a “Public Securitization”), and if Lender determines that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and Related Properties collectively, are a Significant Obligor, then Borrower shall furnish to Lender, on an ongoing basis, selected financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, but only for so long as such entity or entities are a Significant Obligor and either (x) filings pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) are required to be made under applicable Legal Requirements or (y) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.

(e)    Any financial data or financial statements provided pursuant to this Section 9.1 shall be furnished to Lender within the following time periods:

(i)    with respect to information requested in connection with the preparation of Disclosure Documents for a Securitization, as promptly as reasonably practicable following notice from Lender; and

(ii)    with respect to ongoing information required under Section 9.1(d) above, (1) not later than forty-one (41) days after the end of each calendar quarter of Borrower and (2) not later than eighty-five (85) days after the end of each fiscal year of Borrower.

Any reasonable incremental costs and expenses incurred by Borrower in connection with the delivery to Lender of any financial data or financial statements within the time periods set forth in Section 9.1(e)(ii) rather than the time periods provided in Section 4.9 and/or in the form required pursuant to Section 9.1(d) rather than in the form required in Section 4.9, shall be paid by Lender.

(f)    If requested by Lender, Borrower shall provide Lender, as promptly as reasonably practicable following Lender’s request therefor, and in any event, within the time periods required to comply with Regulation AB or other Legal Requirements relating to a Securitization (but no earlier than three (3) Business Days following notice from Lender) with any other or additional financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation AB, or any amendment, modification or replacement thereto or other Legal Requirements relating to a Securitization or as shall otherwise be reasonably requested by the Lender.

(g)    All financial statements provided by Borrower pursuant to this Section 9.1 shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and other applicable Legal Requirements. All annual financial statements shall be audited by Independent Accountants in accordance with GAAP, Regulation S-X or Regulation S-K, as applicable, Regulation AB, and all other applicable Legal Requirements and shall be accompanied by a manually executed written consent of the Independent Accountants, in form and substance reasonably acceptable to Lender and the Independent Accountants, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such Independent Accountants and the reference to such Independent Accountants as “experts” in any Disclosure Document and Exchange Act Filing (or comparable information is required to otherwise be available to holders of the Securities under Regulation AB or applicable Legal Requirements), all of which shall be provided at the same time as the related financial statements are required to be provided. All other data and financial statements provided by Borrower pursuant to this Section 9.1 shall be accompanied by an Officers Certificate of Borrower stating that such financial statements meet the requirements set forth in the first sentence of this Section 9.1(g).

(h)    Lender or its designee, which may include (1) any Co-Lender or Servicer, as a non-fiduciary agent of Borrower, or (2) Borrower (such Lender or its designee, the “Registrar”), shall maintain a copy of each Loan assignment agreement delivered to Registrar and a register for the recordation of the name and address of each Co-Lender, and each Co-Lender’s rights to principal and stated interest of the Loan owing to such Co-Lender (the “Register”). The entries in the Register shall be conclusive absent manifest error (which, for the avoidance of doubt, shall include a failure to record, or error in recording, any assignment of the Loan of which Registrar is given notice), and Borrower and each Co-Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Co-Lender hereunder for all purposes of this Agreement. The parties intend for the Loan to be in registered form for tax purposes under U.S. Department of Treasury Regulation Section 5f.103-1(c). If the Registrar is not Borrower, then upon the request of Borrower, Lender shall inform Borrower as to which Co-Lender or other designee is the Registrar. Upon request of a Co-Lender or a Borrower and reasonable prior notice, the Registrar shall provide to such requesting person any information reasonably requested by such person that is recorded on such Register.

(i)    Each Co-Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Co-Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Department of Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Co-Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Borrower shall have no responsibility for maintaining a Participant Register. Borrower agrees that each participant shall be entitled to the benefits of Sections 2.9.1 and 2.9.2 (subject to the requirements and limitations therein) to the same extent as if it were a Co-Lender under this Agreement.

Section 9.2.    Securitization Indemnification.

(a)    Borrower understands that certain of the Provided Information may be included in preliminary and final disclosure documents in connection with any Secondary Market Transaction, including a Securitization, including an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, investment banking firms, NRSROs, accounting firms, law firms and other third-party advisory and service providers relating to any Secondary Market Transaction, including a Securitization. Borrower also understands that the findings and conclusions of any third-party due diligence report obtained by the Lender, the Issuer or the Securitization placement agent or underwriter may be made publicly available if required, and in the manner prescribed, by Section 15E(s)(4)(A) of the Exchange Act and any rules promulgated thereunder.

(b)    In connection with each of (x) a preliminary and final private placement memorandum, or (y) a preliminary and final prospectus, as applicable, Borrower agrees to provide, at Lender’s reasonable request, an indemnification certificate (at no cost to Borrower except as provided in Section 9.4):

(i)    certifying that Borrower has carefully examined those portions of such memorandum or prospectus, as applicable, reasonably designated in writing by Lender for Borrower’s review pertaining to Borrower, Manager, the Property and/or the Provided Information and insofar as such sections or portions thereof specifically pertain to Borrower, Manager, the Property or the Provided Information (such portions, the “Relevant Portions”), the Relevant Portions do not (except to the extent specified by Borrower if Borrower does not agree with the statements therein), as of the date of such certificate, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

(ii)    indemnifying Lender (and for purposes of this Section 9.2, Lender shall include the initial lender, its successors and assigns, and their respective officers and directors) and each Person who controls the Lender within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), the issuer of the Securities (the “Issuer” and for purposes of this Section 9.2, Issuer shall include its officers, directors and each Person who controls the Issuer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and any placement agent or underwriter with respect to the Securitization, each of their respective officers and directors and each Person who controls the placement agent or underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any actual out-of-pocket losses, third-party claims, damages or liabilities arising out of third party claims (excluding lost profits, diminution in value and other consequential damages, collectively, the “Liabilities”) to which Lender, the Underwriter Group, the Lender Group or the Issuer may become subject insofar as the Liabilities arise out of, or are based upon, (A) any untrue statement or alleged untrue statement of any material fact contained in the Relevant Portions or in the Provided Information provided to Lender by Borrower and its agents, counsel and representatives, except to the extent that such untrue statement is subsequently superseded or corrected prior to its inclusion in the Disclosure Document or (B) the omission or alleged omission to state in the Relevant Portion, a material fact required to be stated in such Relevant Portion or necessary in order to make the statements in such information, in light of the circumstances under which they were made, not misleading. Borrower also agrees to reimburse Lender, the Lender Group, the Issuer and/or the Underwriter Group for any legal or other out-of-pocket expenses reasonably incurred by Lender, the Lender Group, the Issuer and/or the Underwriter Group in connection with investigating or defending the Liabilities. Borrower’s liability under this Section 9.2(b)(ii) will be limited to Liability that arises out of, or is based upon, an untrue statement or omission made in reasonable reliance upon, and in conformity with, information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure

Document or in connection with the Relevant Portions or the Provided Information and shall not include any Liability that arises out of the willful misconduct, gross negligence or fraud of the indemnified party. This indemnification provision will be in addition to any liability which Borrower may otherwise have.

(c)    Borrower shall indemnify the Lender, the Underwriter Group, the Lender Group, and the Issuer for Liabilities to which any such indemnified party may become subject insofar as the Liabilities are in connection with any indemnification to the Rating Agencies in connection with the issuing, monitoring or maintaining ratings on the Securities insofar as the liabilities arise out of or are based upon any untrue statement of any material fact in any information provided by Borrower or Borrower’s agents or representatives (but expressly excluding Lender and its agents and representatives) to the Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in the Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary contained herein, (i) Borrower shall not be responsible for any Liabilities relating to untrue statements or omissions in any Covered Rating Agency Information which Borrower provided notice to Lender in writing prior to the pricing of any Securities; and (ii) Borrower shall not be liable for any misstatements or omissions in the Covered Rating Agency Information resulting from Lender’s failure to accurately transcribe written information by or on behalf of Borrower to Lender unless Borrower was provided a reasonable opportunity to review such Covered Rating Agency Information (or the applicable portions thereof) and failed to notify Lender of such misstatements or omissions.

(d)    Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 9.2 of its assumption of such defense, the indemnifying party shall not be liable for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or in conflict with those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses available to it that are different from or additional to those available to the indemnifying party. Without the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed), no indemnifying party shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any indemnified party is an actual or potential party to such claim, action, suit or proceeding) unless the indemnifying party shall have given Lender reasonable prior written notice thereof and shall have obtained an unconditional release of each indemnified party hereunder from all liability arising out of such claim, action, suit or proceedings with no admission of fault by or on behalf of any indemnified party.

(e)    In order to provide for just and equitable contribution in circumstances in which the indemnity provided for in Section 9.2(b) or (c) is for any reason held to be unenforceable as to an indemnified party in respect of any Liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the indemnified party’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; (iii) the limited responsibilities and obligations of Borrower as specified herein; and (iv) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f)    The liabilities and obligations of both Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

Section 9.3.    Severance. Subject to Section 9.4 hereof:

9.3.1 Severance Documentation. Lender, without in any way limiting Lender’s other rights hereunder but subject to the other provisions of this Section 9.3.1, in its sole and absolute discretion, shall have the right, at any time, by written notice to Borrower (a “Componentization Notice”), to require Borrower (at no cost to Borrower, except as expressly set forth in Section 9.4) to execute and deliver “component” notes and/or modify the Loan in order to create one or more senior and subordinate notes (i.e., an A/B or A/B/C structure) and/or one or more additional components of the Note or Notes (“Note Components”), reduce the number of Note Components, revise the interest rate for each Note Component, reallocate the principal balances of the Notes and/or the Note Components, increase or decrease the monthly debt service payments for each Note Component or eliminate the component structure and/or the multiple note structure of the Loan (including the elimination of the related allocations of principal and interest payments), provided that (a) the Outstanding Principal Balance of all components immediately after the effective date of such modification equals the Outstanding Principal Balance immediately prior to such modification, (b) the weighted average of the interest rates for all components at all times from and after the effective date of such modification (including after the occurrence of an Event of Default and as the result of an application of Net Proceeds pursuant to Section 2.4.3) shall equal the interest rate of the original Note immediately prior to such modification and (c) the other terms and provisions of each of the component notes shall be identical in substance to the terms and provisions of the Loan Documents. Borrower shall be treated as the obligor with respect to each of the Note Components, and Borrower acknowledges that each Note Component may be individually beneficially owned by a separate Person. The Note Components need not be represented by separate physical Notes, but if requested by Lender, each Note Component shall be represented by a separate physical Note, in which case Borrower shall execute and return to Lender each such Note promptly following Borrower’s receipt of an execution copy thereof. Prepayments of principal on the Loan, including as a result of an Event of Default or an application of Net Proceeds pursuant to Section 2.4.3 of this Agreement, may not increase the weighted average interest rate of the Note Components. Notwithstanding the foregoing, in no event shall Lender be entitled to restructure the Loan in a manner that creates any mezzanine loans.

9.3.2    Reserved.

9.3.3    Cooperation; Execution; Delivery. Borrower shall reasonably cooperate with all reasonable requests of Lender in connection with Section 9.3.1. If reasonably requested by Lender, Borrower shall execute and deliver such documents as shall be required by Lender and any Rating Agency in connection with any modification pursuant to Section 9.3.1, all in form and substance reasonably satisfactory to Lender and satisfactory to any applicable Rating Agency rating Securities secured by the Loans in connection with a Securitization, including the severance of security documents if requested. It shall be an Event of Default under this Agreement, the Note, the Mortgage and the other Loan Documents if Borrower fails to comply with any of the terms, covenants or conditions of this Section 9.3 after expiration of ten (10) Business Days after Borrower’s receipt of notice thereof, together with copies of all documents to be executed and comparison “blacklines” of such documents against the applicable documents executed by Borrower as of the Closing Date.

Section 9.4.    Costs and Expenses. Notwithstanding anything to the contrary contained in this Article IX, Borrower shall not be required to incur any taxes, reserves, adjustments or other costs or expenses in the performance of its obligations under this Article IX (excluding the indemnity obligations set forth in Section 9.2) in excess of $25,000. Lender agrees that it shall promptly reimburse Borrower for any such actual out-of-pocket taxes, reserves, adjustments, reasonable costs and reasonable expenses incurred by Borrower in excess of such amount, except that Borrower shall pay its own legal costs and expenses.

X.

MISCELLANEOUS

Section 10.1.    Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the Obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment or any deficiency judgment or other judgment establishing personal liability shall be sought against Borrower or any Affiliate of Borrower or any legal representatives, successors or assigns of Borrower or its Affiliate or any principals, directors, officers, employees, beneficiaries, shareholders, partners, members, trustees, agents, or Affiliates of any of the foregoing (collectively, but specifically excluding (i) ALX to the extent of ALX’s obligations and liabilities under the ALX Letter of Credit Agreement and (ii) any Qualified Guarantor to the extent of such Qualified Guarantor’s liability under any Alteration

Deficiency Guaranty, Completion Guaranty or any other guaranty provided in connection with the Loan, the “Exculpated Parties”), except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Rents or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against any Exculpated Party in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section 10.1 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of any of the Loan Documents, or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) impair the enforcement of the Environmental Indemnity; (g) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (h) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation reasonably incurred by Lender (including out-of-pocket attorneys’ fees and costs reasonably incurred but excluding any consequential, special or punitive damages) arising out of or in connection with the following (all such liability and obligation of Borrower for any or all of the following being referred to herein as “Borrower’s Recourse Liabilities”):

(i)    fraudulent acts, willful misconduct or material intentional misrepresentation by Borrower or any Borrower Affiliate in connection with the Loan;

(ii)    the breach by Borrower of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity;

(iii)    the intentional misappropriation by Borrower of any Reserve Funds disbursed to Borrower, or any intentional failure to deposit rents into the Clearing Account to the extent in the control of Borrower, unless such rents are otherwise delivered to Lender;

(iv)    any intentional (other than, in each case, as part of or to facilitate any alteration that is permitted hereunder) material physical waste of the Property by Borrower or any Borrower Affiliate, or any intentional wrongful removal or destruction of a material portion of the Property or damage to a material portion of the Property caused by willful misconduct or gross negligence of Borrower or any Borrower Affiliate;

(v)    the commission of any criminal act by Borrower or any Borrower Affiliate which results in the forfeiture of the Property;

(vi)    the intentional misappropriation by Borrower or any Borrower Affiliate of (A) any Insurance Proceeds actually received by Borrower or any Borrower Affiliate or (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property actually received by Borrower or any Borrower Affiliate;

(vii)    after the occurrence and during the continuance of an Event of Default, the intentional misappropriation by Borrower or any Borrower Affiliate of any Rents in violation of the Loan Documents;

(viii)    all or any material portion of the Property being encumbered by a Lien voluntarily granted by Borrower (i.e., not arising by operation of law) in violation of the Loan Documents, or Borrower’s failure to pay any charges (including, without limitation, charges for labor and materials) that create Liens on the Property, regardless of whether arising by operation of law, to the extent cash flow from the Property is sufficient to make such payments and, during a Trigger Period, funds are made available to Borrower for payment of such charges;

(ix)    Borrower’s failure to pay Taxes or transfer taxes, maintain required Policies, pay insurance premiums for such Policies, or pay any Condominium Charges to the extent cash flow from the Property is sufficient to make such payments and all other payments required of Borrower and, during a Trigger Period, funds are made available to Borrower to make such payments;

(x)    the voluntary incurrence by Borrower of any Indebtedness for borrowed money in violation of the provisions of this Agreement or any other Loan Document (other than Permitted Encumbrances);

(xi)    the failure by Borrower to deliver to Lender any security deposits, advance deposits or any other deposits collected with respect to the Property upon a foreclosure by Lender under the Loan Documents, unless previously applied (except to the extent that such deposits were applied in accordance with the applicable lease or other governing document or Borrower did not have the legal right, because of a bankruptcy, receivership or similar judicial proceeding, to direct disbursement of such deposits);

(xii)    the termination of the Condominium or the removal of any Unit from the Condominium, in each case, in violation of the terms of this Agreement, which was voted for or consented to or approved by Borrower (or the members of the Condominium Board appointed by Borrower); and/or

(xiii)    (A) the failure by Borrower, any Borrower Affiliate and/or any other owner of the Additional Option Space (as defined in the Bloomberg Lease) and/or the Lower Option Space (as defined in the Option Agreement) (other than Lender or any Affiliate of Lender) to comply with the terms of Article 36 of the Bloomberg Lease and/or Article 2 of the Option Agreement or any other provision of the Option Agreement (an “Expansion Space/Option Agreement Default”), (B) the exercise of any rights that the Tenant under the Bloomberg Lease and/or the Option Agreement may have as a result of an Expansion Space/Option Agreement Default (whether pursuant to the Bloomberg Lease, the Option Agreement, at law or in equity), including, without limitation, any rights to set off any payments required under the Bloomberg Lease and/or (C) paying any amount or performing any obligation with respect to the Additional Option Space and/or the Lower Option Space after the occurrence of an Expansion Space/Option Agreement Default.

Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Obligations or to require that all collateral shall continue to secure all of the Obligations owing to Lender in accordance with the Loan Documents, and (B) the Obligations shall be fully recourse to Borrower in the event that any of the following occur (each, a “Springing Recourse Event”): (i) a breach of the covenants set forth in Schedule V hereof (other than those single purpose entity covenants that relate to solvency or adequacy of capital) or a breach of any of the certifications set forth in the “Recycled Entity Certificate”, in each case, that results in a substantive consolidation of the assets and liabilities of Borrower with any other Person in connection with a proceeding under the Bankruptcy Code or under federal, state or foreign insolvency law (other than on motion or pleading seeking a substantive consolidation brought or actively supported by Lender); (ii) Borrower or any Borrower Affiliate, officer, director or representative which Controls Borrower consents to or files a voluntary petition with respect to Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (iii) Borrower files an application for the appointment of a receiver, trustee or examiner for Borrower or any portion of the Property, except at the request of or with the consent of Lender, (iv) the filing of an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by any other Person in which Borrower or a Borrower Affiliate that directly or indirectly Controls Borrower colludes with and/or Borrower or a Borrower Affiliate that directly or indirectly Controls Borrower solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower by any Person; (v) Borrower files an answer consenting to, or joining in, any involuntary petition filed against it by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (vi) Borrower makes an assignment for the benefit of creditors or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due, which admission is used as evidence of Borrower’s insolvency in connection with an involuntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by a Person other than Lender (except for (A) any admissions that Borrower believes in good faith are truthful when made and (B) any such admission to Lender or any servicer of the Loan that Borrower cannot pay its operating expenses (including Debt Service payments due in respect of the Loan) or that Borrower cannot refinance the Loan on the Maturity Date); or (vii) there is a voluntary Transfer of all or any material portion of the Property or any direct or indirect interest therein or any Transfer of any direct or indirect interest in Borrower, in either case, in violation of the Loan Documents.

Section 10.2.    Survival; Successors and Assigns. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Obligations are outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal successors and assigns of Lender.

Section 10.3.    Lender’s Discretion; Rating Agency Review Waiver.

(a)    Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove any matter, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the reasonable discretion of Lender and shall be final and conclusive. Prior to all or any portion of the Loan being included in a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove any matter, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefor.

(b)    Whenever, pursuant to this Agreement or any other Loan Documents, a Rating Agency Confirmation is required from each applicable Rating Agency, in the event that any applicable Rating Agency “declines review”, “waives review” or otherwise indicates in writing that no Rating Agency Confirmation will or needs to be issued with respect to the matter in question (each, a “Review Waiver”), then the Rating Agency Confirmation requirement shall be deemed to be satisfied with respect to such matter. It is expressly agreed and understood, however, that receipt of a Review Waiver (i) from any one Rating Agency shall not be binding or apply with respect to any other Rating Agency and (ii) with respect to one matter shall not apply or be deemed to apply to any subsequent matter for which Rating Agency Confirmation is required.

Section 10.4.    Governing Law.

(a)    THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF

THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY AGREE DESIGNATE AND APPOINT:

VORNADO REALTY TRUST

888 SEVENTH AVENUE, 44TH FLOOR

NEW YORK, NEW YORK 10106

ATTENTION: CORPORATION COUNSEL

FACSIMILE NO.: (212) 894-7996

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND BORROWER AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION.

Section 10.5.    Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure therefrom, shall in any event be effective unless the same shall be in a writing signed by the party or parties against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.

Section 10.6.    Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required or permitted to be given hereunder shall be given in writing and shall be (i) sent by facsimile (with answer back acknowledged), (ii) sent by registered or certified mail, postage prepaid, return receipt requested, or (iii) delivered by hand or by reputable overnight courier, addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 10.6. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of sending by facsimile if sent prior to 5:00 P.M. (New York time) on a Business Day (otherwise on the next Business Day), (c) on the date of delivery by hand if delivered prior to 5:00 P.M. (New York time) on a Business Day (otherwise on the next Business Day), and (d) on the next Business Day if sent by a reputable courier for delivery on the next Business Day, in each case addressed to the parties as follows:

If to Lender:	DEUTSCHE BANK AG, NEW YORK BRANCH 60 Wall Street, 10th Floor New York, New York 10005 Attention: Robert W. Pettinato, Jr.

and to:	DEUTSCHE BANK AG, NEW YORK BRANCH 60 Wall Street, 10th Floor New York, New York 10005 Attention: General Counsel

and to:	CITIGROUP GLOBAL MARKETS REALTY CORP. 390 Greenwich Street, 7th Floor New York, NY 10013 Attention: Ana Rosu Marmann

with a copy to:	Sidley Austin LLP 1 South Dearborn Street Chicago, Illinois 60603 Attention: Charles E. Schrank, Esq.

If to Borrower:	731 Office One LLC c/o Vornado Realty L.P. 210 Route 4 East Paramus, New Jersey 07652 Attention: Chief Financial Officer

and to:	Vornado Realty L.P. 888 Seventh Avenue New York, New York 10106 Attention: Executive Vice President – Co-Head Acquisitions and Capital Markets

and to:	Vornado Realty L.P. 888 Seventh Avenue New York, New York 10106 Attention: Corporation Counsel

with a copy to:	Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Attention: Arthur S. Adler, Esq.

Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days written notice of such change to the other parties in accordance with the provisions of this Section 10.6. Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel, provided that it is given in accordance with this Section 10.6 as set forth above. Additionally, Notice from Lender may also be given by Servicer and Lender hereby acknowledges and agrees that Borrower shall be entitled to rely on any Notice given by Servicer as if it had been sent by Lender.

Section 10.7.    Waiver of Trial by Jury. BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 10.8.    Headings, Schedules and Exhibits. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.9.    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10.    Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11.    Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12.    Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages (unless it is determined pursuant to a final judgment that Lender acted in bad faith) and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13.    Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.14.    No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)    Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)    The Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in any Loan Document shall be deemed to confer upon anyone other than the Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.

Section 10.15.    Publicity. All news releases, publicity or advertising by any party hereto or their respective Affiliates through any media intended to reach the general public (but excluding, for clarity, any filings or news releases necessary or appropriate under applicable Legal Requirements, including securities laws and regulations) which refers to the Loan Documents or the financing evidenced by the Loan Documents shall be subject to the prior consultation between Borrower and Lender; provided, that no such news release, publicity or advertising by Borrower or any of its Affiliates, regardless of whether same is necessary or appropriate under applicable Legal Requirements, shall mention or refer to (i) any Securities or Securitization or to any prospective securitization or securities related to the Loan, or to any Affiliate of Lender that acts as depositor, initial purchaser or underwriter with respect to a Securitization of all or any portion of the Loan, or (ii) until the date occurring 90 days after the closing date of a Securitization, to Lender or any of its Affiliates; provided further that Borrower or its Affiliates may, to the extent necessary or appropriate under the applicable Legal Requirements, file a Form 8-K, Form 10-K or Form 10-Q which discloses the financing obtained pursuant to the Loan Documents and attaches the Loan Agreement and one or more other Loan Documents as an exhibit thereto so long as such filing does not disclose any of the information set forth in clause (i) (it being agreed that the inclusion of the Loan Agreement and one or more Loan Documents as exhibits to such filing alone shall not be deemed to disclose any information set forth in clause (i)).

Section 10.16.    Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s members or partners, as applicable, and others with interests in Borrower, and of the Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Obligations without any prior or different resort for collection, or of the right of Lender to the payment of the Obligations out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 10.17.    Certain Waivers. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents. Without limiting any of the other provisions contained herein, each of Borrower and Lender hereby unconditionally and irrevocably waives, to the maximum extent not prohibited by applicable law, any rights it may have to claim or recover against the other party in any legal action or proceeding any special, exemplary, punitive or consequential damages.

Section 10.18.    Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan, without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.19.    Brokers and Financial Advisors. Borrower and Lender each hereby represent to each other that they have not dealt with any brokers or finders in connection with the transactions contemplated by the Loan Documents or made any agreements or promises which will in any way create or give use to any obligation or liability for payment by it for any brokerage fee or commission or any other similar compensation to any other Person with respect to the transactions contemplated herein. Each of Lender and Borrower shall indemnify, defend and hold the other harmless from and against any and all claims, liabilities, losses, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising out of a claim by any Person that such Person acted on behalf of Borrower or Lender, as the case may be, in connection with the transactions contemplated herein. The provisions of this Section 10.19 shall survive the expiration and termination of this Agreement and the payment of the Obligations.

Section 10.20.    Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto and their respective affiliates in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, including any confidentiality agreements or any similar agreements between or among any such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.21.    Servicer.

(a)    At the option of Lender, the Loan may be serviced by a servicer and special servicer (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for any set-up fees or any other initial costs relating to or arising under the Servicing Agreement. Borrower shall not be responsible for payment of the initial set-up fees and the monthly master servicing fee due to the Servicer under the Servicing Agreement.

(b)    Except as otherwise expressly set forth in this Agreement and subject to Section 9.4 hereof, Borrower shall pay any customary fees, costs and expenses of the Servicer and any reasonable third-party fees and expenses incurred in each case in connection with a prepayment, release of the Property, approvals under the Loan Documents requested by Borrower, assumption of Borrower’s obligations or amendment or modification of the Loan requested by Borrower subject to and in accordance with any servicing agreement or similar agreement entered into in connection with a Securitization, as well as (i) any amounts payable in respect of advances (including protective advances, special servicer fee advances and advances of delinquent debt service payments), together with interest thereon, made pursuant to the servicing agreement, in each case, as a result of Borrower’s default hereunder beyond any applicable grace period (or, with respect to special servicer fee advances, as a result of the Loan becoming a specially serviced loan pursuant to the servicing agreement) to the extent late charges and default interest actually paid by Borrower in respect of such payments are insufficient to pay the same, (ii) “liquidation fees” related to the Loan in the amounts set forth in the servicing agreement, which amounts shall not exceed one-half percent (0.50%) of liquidation proceeds, (iii) “workout fees” in the amounts set forth in the servicing agreement, which amounts shall not exceed one-half percent (0.50%) of interest and principal collections on the Loan so long as the Loan is a “corrected” mortgage loan, and (iv) “special servicing fees” for the Loan upon the Loan becoming a specially serviced loan pursuant to the servicing agreement in the amounts set forth in the servicing agreement, which amounts shall not exceed one-quarter of one percent (0.25%) per annum. At no time shall Borrower be required to deal with or pay for more than one master servicer and one special servicer in connection with the Loan.

Section 10.22.    No Fiduciary Duty.

(a)    Borrower acknowledges that, in connection with this Agreement, the other Loan Documents and the transaction described herein, Lender has relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, accounting, tax and other information provided to, discussed with or reviewed by Lender for such purposes, and Lender does not assume any liability therefor or responsibility for the accuracy, completeness or independent verification thereof. Lender, its affiliates and its and their respective equityholders and employees (for purposes of this Section, the “Lending Parties”) have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Borrower or any other Person or any of its affiliates or to advise or opine on any related solvency or viability issues.

(b)    It is understood and agreed that (i) the Lending Parties shall act under this Agreement and the other Loan Documents as an independent contractor, (ii) the transaction described herein is an arm’s-length commercial transaction, (iii) each Lending Party is acting solely as principal and not as the agent or fiduciary of Borrower or its affiliates, stockholders, employees or creditors or any other Person and (iv) nothing in this Agreement, the other Loan Documents, the transaction described herein or otherwise shall be deemed to create (A) a fiduciary duty (or other implied duty) on the part of any Lending Party to Borrower, any of its affiliates, stockholders, employees or creditors, or any other Person or (B) a fiduciary or agency relationship between Borrower or any of its affiliates, stockholders, employees or creditors, on the one hand, and the Lending Parties, on the other. Borrower agrees that neither it nor any of its affiliates shall make, and hereby waives, any claim against the Lending Parties based on an assertion that any Lending Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrower or its affiliates, stockholders, employees or creditors. Nothing in this Agreement or the other Loan Documents is intended to confer upon any other Person (including affiliates, stockholders, employees or creditors of Borrower) any rights or remedies by reason of any fiduciary or similar duty.

(c)    Borrower acknowledges that it has been advised that the Lending Parties are full service financial services firms engaged, either directly or through affiliates in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Lending Parties may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of affiliates of Borrower as well as of other Persons that may (i) be involved in transactions arising from or relating to the transaction described herein, (ii) be customers or competitors of Borrower and/or its affiliates, or (iii) have other relationships with Borrower and/or its affiliates. In addition, the Lending Parties may provide investment banking, underwriting and financial advisory services to such other Persons. The Lending Parties may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of affiliates of Borrower or such other Persons. The transaction may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph. Although the Lending Parties in the course of such other activities and relationships may acquire information about the transaction described herein or other Persons that may be the subject of such transaction, the Lending Parties shall have no obligation to disclose such information, or the fact that the Lending Parties are in possession of such information, to Borrower or any of its affiliates or to use such information on behalf of Borrower or any of its affiliates.

(d)    Borrower acknowledges and agrees that Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to this Agreement, the other Loan Documents, the transaction described herein and the process leading thereto.

Section 10.23.    Creation of Security Interest. Notwithstanding any other provision set forth in this Agreement, the Note, the Mortgage or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Mortgage and any other Loan Document (including the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 10.24.    Assignments and Participations. Except as expressly permitted herein, Borrower may not assign its rights, title, interests or obligations under this Agreement or under any of the Loan Documents.

Section 10.25.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 10.26. Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

(a)    Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the respective parties thereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii)    the effects of any Bail-In Action on any such liability, including, if applicable:

(A)    a reduction in full or in part or cancellation of any such liability;

(B)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

(b)    As used in this Section 10.26 the following terms have the following meanings ascribed thereto: (i) “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution; (ii)“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; (iii) “EEA Financial Institution” means (x) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (y) any entity established in an EEA Member Country which is a parent of an institution described in clause (x) of this definition, or (x) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (x) or (y) of this definition and is subject to consolidated supervision with its parent; (iv) “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway or any other member state of the European Economic Area; (v) “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution; (vi) “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time; and (vii) “Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 10.27.    Co-Lenders.

(a)    Borrower hereby acknowledges and agrees that notwithstanding the fact that the Loan may be serviced by Servicer, prior to a Securitization of the entire Loan, all requests for approval and consents hereunder and in every instance in which Lender’s consent or approval is required, each of Borrower and any guarantor shall be required to obtain the consent and approval of each Co-Lender and all copies of documents, reports, requests and other delivery obligations of Borrower and any guarantor required hereunder shall be delivered by Borrower or any guarantor to each Co-Lender, provided that, notwithstanding anything herein that may be construed to the contrary, from and after any Secondary Market Transaction with respect to any portion of the Loan, all decisions with respect to the Loan shall be made by a single servicer, agent or lead lender (such party to be designated from time to time by the Co-Lenders in their sole and absolute discretion, and the identity of which party may differ depending upon the decision), either directly, or by contractual agreement that holders of other portions of the Loan will make the same decision as such single party. Each Co-Lender agrees it shall promptly reply to Borrower’s inquiries regarding whether it has completed Securitization of its Ratable Share of the Loan.

(b)    Each Co-Lender agrees that, prior to the Securitization of the entire Loan, (i) any Letter of Credit delivered to Lender in accordance with the terms of this Agreement shall name DB as the sole beneficiary thereunder for the benefit of the Co-Lenders, and (ii) each Co-Lender authorizes DB to, and DB hereby agrees to, act as its agent with regard to the servicing and administration of all such Letters of Credit, and in the event DB draws upon any such Letter of Credit, each Co-Lender authorizes DB to, and DB hereby agrees to, deposit the proceeds into the Cash Management Account (or into one or more of the Accounts) in the manner set forth herein. Upon the Securitization of the entire Loan, each Co-Lender authorizes DB to, and DB hereby agrees to, assign to the Trustee all of DB’s right, title and interest in and to each Letter of Credit issued in accordance with the terms of this Agreement that is then in DB’s possession, whereupon without any further action by any of the Co-Lenders DB shall be released from any and all liability relating in any way to such Letter(s) of Credit.

(c)    (i) The liabilities of Lender shall be several and not joint, (ii) no Co-Lender shall be responsible for the obligations of any other Co-Lender, and (iii) each Co-Lender shall be liable to Borrower only for its respective Ratable Share of the Loan. Notwithstanding anything to the contrary herein, all indemnities by Borrower and obligations for costs, expenses, damages or advances set forth herein shall run to and benefit each Co-Lender in accordance with its Ratable Share.

(d)    Each Co-Lender agrees that it has, independently and without reliance on any other Co-Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and its Affiliates and decision to enter into this Agreement and that it will, independently and without reliance upon any other Co-Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document.

(e)    With respect to the enforcement of the rights and remedies of the Lender under the Loan Documents, including upon the occurrence and during the continuance of an Event of Default, if at such time there are multiple Co-Lenders holding the Loan, then either:

(i)    the Co-Lenders shall exercise such rights and remedies jointly together, or

(ii)    the Co-Lenders shall designate from time to time, such designations to be made from time to time in the Co-Lenders’ sole and absolute discretion, one or more servicers or agents (which may be a Co-Lender, applicable servicer or other agent designated by the Lender) that shall exercise such rights and remedies under the Loan Documents on behalf of the Lender (and all Co-Lenders) such that, with respect to any exercise of applicable rights and remedies at any given time, there shall be a single servicer or agent exercising such rights and remedies as or on behalf of the Lender notwithstanding that there may be multiple Co-Lenders holding the Loan.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

DEUTSCHE BANK AG, NEW YORK BRANCH,
a branch of Deutsche Bank AG, a German Bank

By:	/s/ David Goodman
	Name:	David Goodman
	Title:	Managing Director

By:	/s/ Lisa Paterson
	Name:	Lisa Paterson
	Title:	Managing Director

[signatures continue on following page]

[Signature Page to Loan Agreement]

CITIGROUP GLOBAL MARKETS REALTY CORP.,
a New York corporation

By:	/s/ Bradley Bloom
Name:	Bradley Bloom
Title:	Vice President

[Signature Page to Loan Agreement]

BORROWER:

731 OFFICE ONE LLC, a Delaware limited liability company

By:	731 OFFICE ONE HOLDING LLC, a Delaware limited liability company, its sole member

	By:	ALEXANDER’S, INC., a Delaware corporation, its sole member

		By:	/s/ Alan J. Rice
		Name:	Alan J. Rice
		Title:	Secretary

[Signature Page to Loan Agreement]